Exhibit 10(o)
Execution Version

AMENDED AND RESTATED

AGREEMENT AND PLAN OF MERGER

BY AND AMONG
UNIVERSAL FOREST PRODUCTS, INC.,
UFP APPLE MERGER SUB, INC.,
IDX HOLDINGS, INC.,
THE EQUITY SPONSORS (for certain limited purposes)
TERRENCE L. SCHULTZ (for certain limited purposes)
AND
ABP II SR, L.L.C.

DATED AS OF SEPTEMBER 7, 2016

Execution Version

4.24	Limitations on Representations and Warranties	33
Article V REPRESENTATIONS AND WARRANTIES OF PURCHASER AND MERGER SUB		34
5.1	Organization	34
5.2	Authorization of Agreement	34
5.3	Conflicts; Consents of Third Parties	35
5.4	Legal Proceedings	35
5.5	Financial Capability	35
5.6	Financial Advisors	35
5.7	No Other Representations and Warranties; No Reliance; Purchaser Investigation	36
Article VI CONDUCT OF BUSINESS		36
6.1	Conduct of the Company Pending the Closing	36
6.2	Stockholder Approval	38
6.3	Notice; Effect of Notice	40
6.4	Control of Business	40
6.5	Obligations with Respect to Consents of Governmental Authority	40
6.6	No Solicitation of Other Bids	40
Article VII COVENANTS		41
7.1	Access to Information	41
7.2	Cooperation; Filings and Approvals	43
7.3	Confidentiality	44
7.4	Publicity	44
7.5	Satisfaction of Indebtedness	45
7.6	Director and Officer Liability; Indemnification	45
7.7	Undertakings of Purchaser	46
7.8	Contact with Customers, Suppliers and Other Business Relations	46
7.9	R&W Insurance Policy	47
7.10	Amendment to Certificate of Incorporation	48
Article VIII CONDITIONS TO CLOSING		48
8.1	Conditions Precedent to Obligation of the Parties	48
8.2	Conditions Precedent to Obligation of Purchaser and Merger Sub	48
8.3	Conditions Precedent to Obligation of the Company	49
Article IX INDEMNIFICATION		50
9.1	Survival	50
9.2	Indemnification	50
9.3	Indemnification Procedures	52
9.4	Limitations on Indemnification	54
9.5	Source of Recovery	56
9.6	Payments; Indemnity Escrow Fund	56
9.7	Effect of Investigation	57
9.8	Exclusive Remedy; Nature of Representations and Warranties	57
9.9	Waiver of Subrogation, Contribution, Reimbursement and Other Rights	57
Article X TAX MATTERS		58
10.1	Tax Returns	58

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10.2	Indemnification	59
10.3	Amended Returns	60
10.4	Cooperation	60
10.5	No Code Section 338 Election	60
10.6	No Duplication	60
10.7	Tax Treatment of Payments	61
10.8	Survival	61
Article XI TERMINATION		61
11.1	Termination	61
11.2	Termination Procedure	62
11.3	Effect of Termination	62
Article XII MISCELLANEOUS		62
12.1	Expenses	62
12.2	Governing Law	63
12.3	Submission to Jurisdiction; Waivers	63
12.4	Further Assurances	63
12.5	Entire Agreement	64
12.6	Amendments and Waivers	64
12.7	Notices	64
12.8	Severability	66
12.9	Specific Performance	67
12.10	No Third-Party Beneficiaries	67
12.11	Assignment	67
12.12	Cooperation with Legal Proceedings	68
12.13	Authorization of Representative	68
12.14	Attorney Conflict Waiver	71
12.15	Counterparts	72
Article XIII DEFINITIONS AND INTERPRETATIONS		72
13.1	Certain Definitions	72
13.2	Certain Interpretive Matters	84

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Execution Version

AMENDED AND RESTATED
AGREEMENT AND PLAN OF MERGER
THIS AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER (this “Agreement”) is entered into as of September 7, 2016, by and among (i) Universal Forest Products, Inc., a Michigan corporation (“Purchaser”), (ii) UFP Apple Merger Sub, Inc., a Delaware corporation (“Merger Sub”), (iii) idX Holdings, Inc., a Delaware corporation (the “Company”), (iv) ABP II SR, L.L.C., a Delaware limited liability company, solely in its capacity as representative for the Equity Holders (as defined herein) (the “Representative”), (v) solely for purposes of Sections 2.5(d)(ii), 2.5(e)(ii), 6.6, 7.4, 10.2 and 12.9 and Article IX, Acon-Bastion Partners II, L.P., a Delaware limited partnership (“ABP II”), and Acon-Bastion Partners II (Offshore), L.P., a Cayman Islands exempted limited partnership (“Offshore” and together with ABP II, the “Equity Sponsors” and each of them an “Equity Sponsor”), and (vi) solely for purposes of Sections 2.5(d)(ii), 2.5(e)(ii), 2.6, 6.6, 7.4, 10.2 and 12.9 and Article IX, Terrence L. Schultz, an individual (“Schultz”). Purchaser, Merger Sub, the Company, the Equity Sponsors, Schultz and the Representative, as applicable, are sometimes individually referred to in this Agreement as a “Party” and collectively as the “Parties”. Capitalized terms that are used in this Agreement and not otherwise defined herein shall have the respective meanings ascribed to such terms in Article XIII.
WHEREAS, the Parties desire to enter into this Agreement pursuant to which the Parties propose that Merger Sub, a wholly owned subsidiary of Purchaser, will merge with and into the Company (the “Merger”) so that the Company will continue as the surviving corporation of the Merger and will become a wholly owned subsidiary of Purchaser;
WHEREAS, the Parties previously entered into an Agreement and Plan of Merger, dated as of August 31, 2016 (the “Execution Date”, and such agreement, the “Original Agreement”), which they desire to amend and restate to make effective certain changes with respect to the terms of the Merger;
WHEREAS, concurrently with the execution of the Original Agreement, Schultz and idX Corporation, a wholly-owned Subsidiary of the Company, entered into an employment agreement, the effectiveness of which is conditioned upon the Closing;
WHEREAS, concurrently with the execution of the Original Agreement, the Company resolved to make certain Change in Control Bonus Payments; and
WHEREAS, the respective boards of directors (or comparable governing bodies or entities) of Purchaser, Merger Sub, the Company and each Equity Sponsor have approved, in accordance with applicable Law, including as applicable the General Corporation Law of the State of Delaware (the “DGCL”), and declared advisable the Merger, this Agreement and the other transactions contemplated hereby.
NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Parties hereby agree as follows:

Article I

MERGER
1.1    Agreement to Merge. Subject to the terms and conditions of this Agreement, and in accordance with the DGCL, at the Effective Time, Merger Sub shall merge with and into the Company. The Parties shall cause a certificate of merger (the “Certificate of Merger”) to be properly executed and filed on the Closing Date with the Secretary of State of the State of Delaware. The “Effective Time” shall be the time at which the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware and has become effective in accordance with the DGCL or such later time as may be specified in the Certificate of Merger.
1.2    Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement and the applicable provisions of the DGCL. Subject to the foregoing, from and after the Effective Time, the Surviving Corporation (as defined below) shall possess and be vested with all rights, privileges, immunities, powers and franchises and be subject to all the obligations, restrictions, disabilities, liabilities, debts and duties of the Company and Merger Sub. From and after the Effective Time, the Company shall continue as the surviving corporation in the Merger (the Company, as the surviving corporation in the Merger, sometimes being referred to herein as the “Surviving Corporation”) and the separate corporate existence of Merger Sub shall cease.
1.3    Certificate of Incorporation and Bylaws. At the Effective Time, (a) the certificate of incorporation of Merger Sub as in effect immediately prior to the Effective Time shall be the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with the terms thereof or as provided by applicable Law, and (b) the bylaws of Merger Sub as in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation until thereafter amended in accordance with the terms thereof, the certificate of incorporation of the Surviving Corporation or as provided by applicable Law (and subject to Section 7.6(b)); provided, however, in each case, that the name of the corporation set forth therein shall be changed to the name of the Company.
1.4    Directors and Officers. The directors and officers of Merger Sub, in each case, immediately prior to the Effective Time shall, from and after the Effective Time, be the directors and officers, respectively, of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation.
ARTICLE II

MERGER CONSIDERATION
2.1    Purchase Price. The aggregate purchase price payable by Purchaser pursuant to the Merger shall be an amount equal to (a) One Hundred Sixty-Two Million Five Hundred Thousand Dollars ($162,500,000), plus (b) the amount of Closing Cash to the extent it is a positive number, minus (c) the amount of Closing Cash to the extent it is a negative number, minus (d) any Closing

Date Indebtedness, minus (e) the amount of Company Transaction Expenses, plus (f) the amount, if any, by which Working Capital as of the close of business on the Closing Date exceeds the Working Capital Target, minus (g) the amount, if any, by which the Working Capital Target exceeds the Working Capital as of the close of business on the Closing Date (such resulting amount pursuant to Sections 2.1(a)-(g), and as such amount may be adjusted pursuant to the provisions of Section 2.5, the “Purchase Price”).
2.2    Closing Payments. On the Closing Date, contemporaneously with the filing of the Certificate of Merger, Purchaser shall pay or cause to be paid, by wire transfer of immediately available funds, the following amounts (each such payment, a “Closing Payment”):
(a)to the bank accounts designated in writing by Representative and the Company at least two (2) Business Days prior to the Closing Date:
(i)for payment to the Preferred Stockholders who have delivered a validly executed Letter of Transmittal and the Certificates of Preferred Stock or a duly executed Lost Stock Affidavit pursuant to Section 2.4 as of the date that is two (2) Business Days prior to the Closing Date, an aggregate amount equal to the Per Share Preferred Consideration plus the Per Share Common Consideration as set forth on the Pre-Closing Statement, multiplied by the number of shares of Preferred Stock held by such Stockholders;
(ii)for payment to the Common Stockholders who have delivered a validly executed Letter of Transmittal and the Certificates of Common Stock or a duly executed Lost Stock Affidavit pursuant to Section 2.4 as of the date that is two (2) Business Days prior to the Closing Date, an aggregate amount equal to the Per Share Common Consideration, as set forth on the Pre‑Closing Statement, multiplied by the number of shares of Common Stock held by such Stockholders;
(b)to the Exchange Agent:
(i)for future payment pursuant to Section 2.4 to the Preferred Stockholders who have not delivered a validly executed Letter of Transmittal and the Certificates of Preferred Stock or a duly executed Lost Stock Affidavit pursuant to Section 2.4 as of the date that is two (2) Business Days prior to the Closing Date, an aggregate amount equal to the Per Share Preferred Consideration plus the Per Share Common Consideration as set forth on the Pre-Closing Statement, multiplied by the number of shares of Preferred Stock held by such Stockholders;
(ii)for future payment pursuant to Section 2.4 to the Common Stockholders who have not delivered a validly executed Letter of Transmittal and the Certificates of Common Stock or a duly executed Lost Stock Affidavit pursuant to Section 2.4 as of the date that is two (2) Business Days prior to the Closing Date, an aggregate amount equal to the Per Share Common Consideration as set forth on the Pre-Closing Statement, multiplied by the number of shares of Common Stock held by such Stockholders;

(c)to the Escrow Agent, a cash amount equal to the Indemnity Escrow Amount for the Indemnity Escrow Fund; provided, that in accordance with Section 2.6, the Indemnity Escrow Amount shall be funded exclusively from amounts otherwise payable to Schultz pursuant to Sections 2.2(a) or 2.2(b) by deducting an amount equal to the Indemnity Escrow Amount from the Closing Payment to be made to Schultz pursuant to Sections 2.2(a) or 2.2(b); and
(d)to bank accounts designated in writing by Representative and the Company at least two (2) Business Days prior to the Closing Date, payment on behalf of the Company and its Subsidiaries, to the payees thereof, of a cash amount equal to the amount of all Closing Date Indebtedness to be Repaid and all Company Transaction Expenses (including, to Representative, a cash amount equal to the Representative Expense Fund); provided, however, that any Company Transaction Expenses of the type referred to in clause (ii) thereof shall be subject to normal payroll deductions and shall be payable in accordance with their terms or, if not specified, the Company’s normal payroll practices.
Each of the Closing Payments shall be made in the amounts and as set forth in the Pre-Closing Statement delivered pursuant to Section 2.5(a).
2.3    Effect on Company Securities.
(a)As of the Effective Time, by virtue of the Merger and without any action on the part of any Equity Holder, and subject to the other provisions of this Section 2.3:
(i)Each issued and outstanding share of Preferred Stock shall be (x) converted into (1) the right to receive an amount equal to the Per Share Preferred Consideration set forth on the Pre-Closing Statement, (2) the right to receive an amount equal to the Per Share Common Consideration as set forth on the Pre-Closing Statement, (3) the contingent right to receive its pro rata portion of an upward adjustment of the Purchase Price calculated (and distributed) as set forth in Section 2.5 (and the contingent liability for its pro rata portion of any downward adjustment of the Purchase Price calculated (and payable) as set forth in Section 2.5) and (y) immediately canceled.
(ii)Each issued and outstanding share of Common Stock shall be (x) converted into (1) the right to receive an amount equal to the Per Share Common Consideration set forth on the Pre-Closing Statement, and (2) the contingent right to receive its pro rata portion of an upward adjustment of the Purchase Price calculated (and distributed) as set forth in Section 2.5 (and the contingent liability for its pro rata portion of any downward adjustment of the Purchase Price calculated (and payable) as set forth in Section 2.5), and (y) immediately canceled.
(iii)Each share of Common Stock or Preferred Stock that is owned by Purchaser, Merger Sub or the Company (as treasury stock or otherwise) or any of their respective direct or indirect wholly-owned Subsidiaries shall be cancelled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(iv)Each outstanding option or warrant relating to the Company Stock shall be cancelled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.
(b)As of the Effective Time, by virtue of the Merger and without any action on the part of any Equity Holder, each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one newly issued, fully paid and non-assessable share of common stock of the Surviving Corporation, and such common stock of the Surviving Corporation issued on that conversion will constitute all of the issued and outstanding shares of capital stock of the Surviving Corporation immediately following the Effective Time.
2.4    Exchange of Certificates.
(a)Prior to the Closing, Purchaser, the Representative, the Company and the Escrow Agent (in such capacity, the “Exchange Agent”) will deliver an Exchange Agent Agreement in a form reasonably acceptable to the Parties (the “Exchange Agreement”). Pursuant to the Exchange Agreement, the Exchange Agent will act as exchange agent in connection with the Merger to receive the Letters of Transmittal and Certificates and, for the benefit of the Equity Holders, the Merger Consideration.
(b)Prior to receiving any Closing Payment, each holder of record of a certificate or certificates that immediately prior to the Effective Time represented issued and outstanding shares of Company Stock (the “Certificates”) shall have delivered to the Exchange Agent (i) a properly completed and duly executed letter of transmittal and release substantially in the form set forth in Exhibit A (a “Letter of Transmittal”) and (ii) the Certificates, if any, held of record by such holder. Such Letter of Transmittal shall have been previously delivered by Representative or its designee to such holder along with instructions thereto and a notice to the effect that delivery of the Certificates shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent. Upon surrender of a Certificate to the Exchange Agent, together with such Letter of Transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration at such times and in such amounts as determined herein, and the Certificate so surrendered shall be canceled. If any portion of the Merger Consideration is to be paid to a Person other than the Person in whose name the Certificate so surrendered is registered (other than as contemplated by Section 2.6 with respect to Schultz), it shall be a condition of exchange that such Certificate shall be properly endorsed or otherwise in proper form for transfer and that the Person requesting such exchange shall pay any transfer or other Taxes required by reason of the exchange to a Person other than the registered holder of such Certificate or establish to the reasonable satisfaction of the Company and Purchaser that such Tax has been paid or is not applicable. Until surrendered as contemplated by this Section 2.4, each Certificate shall be deemed as of the Effective Time of the Merger to represent only the right to receive, upon surrender of such Certificate in accordance with this Section 2.4(b), the Merger Consideration. If any certificate evidencing any share of Company Stock shall have been lost, stolen or destroyed, the Company or Purchaser may, in its discretion and as a condition precedent to the issuance of any consideration pursuant to this Section 2.4, require the owner of such lost, stolen or destroyed certificate to provide an appropriate affidavit (providing indemnification and/or insurance) with respect to such certificate (a “Lost Stock Affidavit”).
(c)All Closing Payments paid (together with the contingent right to receive (if, when and to the extent payable) the remaining Merger Consideration) upon the surrender of Certificates or delivery of a Lost Stock Affidavit in accordance with the terms of this Article II shall be deemed to have been exchanged and paid in full satisfaction of all rights pertaining to the shares represented by such Certificates, and at the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Stock that were issued and outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged for a portion of the Merger Consideration as provided in this Article II.
(d)At any time following the six (6) month anniversary of the Closing Date, the Surviving Corporation shall be entitled to require the Exchange Agent to deliver to it any funds (including any interest received with respect thereto) on deposit with the Exchange Agent and which have not been disbursed to the Equity Holders, and thereafter, such Equity Holders shall be entitled to look only to the Surviving Corporation (subject to abandoned property, escheat or other similar laws) as general creditors thereof with respect to the payment of any Merger Consideration that would otherwise be payable upon surrender of any Certificates held by such Stockholders, as determined pursuant to this Agreement, without any interest thereon. Any amounts remaining unclaimed by such Stockholders at such time at which such amounts would otherwise escheat to or become property of any Governmental Authority shall become, to the extent permitted by applicable Laws, the property of Purchaser, free and clear of all claims or interests of any Person previously entitled thereto.
2.5    Final Adjustment of the Purchase Price.
(a)Pre-Closing Statement. Not later than three (3) Business Days prior to the Closing Date, the Company shall deliver to Purchaser (i) a statement (the “Pre-Closing Statement”), substantially similar in form to the illustrative example set forth on Exhibit B, setting forth (A) the Company’s good faith estimate of Working Capital as of the close of business on the Closing Date (the “Estimated Closing Date Working Capital”), (B) the Company’s calculation of the Company Transaction Expenses, (C) the Company’s calculation of Closing Date Indebtedness, (D) the Company’s good faith estimate of the Closing Cash as of the close of business on the Closing Date (the “Estimated Closing Cash”), (E) the Per Share Preferred Consideration (calculated with respect to the shares of Preferred Stock based on the dates of issuance of such shares of Preferred Stock), (F) the Per Share Common Consideration, (G) the number of Fully Diluted Shares, (H) the number of Fully Diluted Preferred Shares, (I) the amount, and the calculation of, the Company’s good faith estimate of the Purchase Price derived from the items described in this Section 2.5(a)(i)(B)-(D) and determined without reference to Working Capital (such resulting calculation, the “Estimated Purchase Price”) (provided that, if the Working Capital Target exceeds such calculation of the Estimated Closing Date Working Capital, then (x) the Estimated Purchase Price shall be reduced by the amount of such excess plus One Million Dollars ($1,000,000) and (y) the amount resulting therefrom shall be the Estimated Purchase Price for purposes of this Agreement), and (J) the amount, and the calculation of, the Closing Payments derived from the Estimated Purchase Price, (ii) a certificate signed by an authorized executive officer of the Company that the Pre-Closing Statement and the determinations and calculations contained therein were prepared in a manner consistent with the relevant definitions set forth in this Agreement and in accordance with the Accounting Rules, and (iii) the Pay-Off Letters. The Company shall provide Purchaser with reasonable access during normal business hours to the books and records of the Company, and other Company documents, to review the information set forth in the Pre-Closing Statement prior to the Closing Date; provided, however, that (x) such access shall not be a condition to Closing under this Agreement and (y) Purchaser and Merger Sub shall be entitled to rely on the Pre-Closing Statement in making payments under Section 2.2 and Purchaser and Merger Sub shall not be responsible for the calculations or the determinations regarding such calculations in such Pre-Closing Statement.
(b)Final Purchase Price Adjustment. The Purchase Price shall be adjusted following the Closing based on the difference between the Final Closing Date Purchase Price (as determined in accordance with this Section 2.5) and the Estimated Purchase Price, and payment shall be made in respect of any such post-Closing adjustment as set forth in Section 2.5(e).
(c)Closing Statement. No later than sixty (60) days after the Closing Date, Purchaser shall cause to be prepared in good faith and delivered to the Representative a statement (the “Closing Statement”), substantially similar in form to the Pre-Closing Statement, setting forth Purchaser’s calculation of (i) Working Capital as of the close of business on the Closing Date, (ii) the amount, if any, by which such calculation of Working Capital exceeds the Working Capital Target or the amount, if any, by which the Working Capital Target exceeds such calculation of Working Capital, (iii) each of the items described in Section 2.5(a)(i)(B)-(H) above, as of the close of business on the Closing Date and (iv) the amount, and calculation of, the Purchase Price derived solely from the foregoing items (collectively, the “Closing Date Purchase Price”), together with a certificate signed by an authorized executive officer of Purchaser that the Closing Statement and the determinations and calculations contained therein were prepared in a manner consistent with the relevant definitions set forth in this Agreement and in accordance with the Accounting Rules. If Purchaser fails to deliver the Closing Statement within such sixty (60) day period, then in addition to any other rights the Representative may have under this Agreement, the Representative shall have the right to elect that the Estimated Purchase Price (as adjusted to incorporate the amount, if any, by which the Estimated Closing Date Working Capital exceeds the Working Capital Target or the amount, if any, by which the Working Capital Target exceeds the Estimated Closing Date Working Capital) be deemed to be the amount of the Final Closing Date Purchase Price and be final and binding and used for purposes of calculating the adjustment pursuant to Section 2.5(b) above. The Parties acknowledge that no adjustments may be made to the Working Capital Target.
(d)Disputes.
(i)The Representative shall have sixty (60) days to review the Closing Statement. If Representative disagrees in good faith with Purchaser’s calculation of the Closing Date Purchase Price as set forth in the Closing Statement, the Representative may, within such sixty (60) day period, deliver a written notice to Purchaser (a “Dispute Notice”)

disagreeing with such calculation and, to the extent the Representative is reasonably able to so specify, setting forth the Representative’s good faith basis for such disagreement, and the Representative shall be deemed to have agreed with all other items contained in the Closing Statement and the calculations of the Closing Date Purchase Price set forth therein (except to the extent specified in such Dispute Notice or related to the items or amount subject to such disagreement). If the Representative fails to deliver such a Dispute Notice during such sixty (60) day period, the Representative shall have waived its rights to contest the Closing Statement and the calculations of the Closing Date Purchase Price set forth therein shall be deemed to be final and binding upon the Parties and such amount shall be used for purposes of calculating the adjustment pursuant to Section 2.5(b) above.
(ii)If a Dispute Notice is duly delivered pursuant to Section 2.5(d)(i), the Representative and Purchaser shall, during the thirty (30) days following such delivery, attempt to reach agreement on the disputed items or amounts to determine, as may be required, the amount of the Closing Date Purchase Price. Any such agreement shall be in writing and shall be final and binding upon the Parties. If during such thirty (30) day period, the Representative and Purchaser are unable to reach such agreement, then all amounts and items remaining in dispute shall be submitted by the Representative and Purchaser to KPMG LLP (US) (the “Accounting Referee”) for a determination resolving such disputed items or amounts for the purpose of calculating the Closing Date Purchase Price (it being agreed and understood that the Accounting Referee shall act as an arbitrator to determine such disputed items or amounts (and, as a result thereof, the Closing Date Purchase Price) and shall do so based solely on presentations and information provided by Purchaser and the Representative and not by independent review). Purchaser and the Representative shall agree, promptly after the appointment of the Accounting Referee, on the process and procedures governing the resolution of any disputed items by the Accounting Referee; provided, that if such Parties fail to agree on such process and procedures within ten (10) days following the appointment of the Accounting Referee, then such process and procedures shall be determined by the Accounting Referee (it being agreed and understood that such process shall include, at a minimum, appropriate measures to ensure compliance by the applicable parties with Section 2.5(f) and the process and procedures for the submission of any written presentations by the Representative and Purchaser and the time periods thereof). In conducting its review, the Accounting Referee shall consider only those items or amounts in the Closing Statement and Purchaser’s calculations of the Closing Date Purchase Price as to which the Representative has disagreed pursuant to the Dispute Notice. The scope of the disputes to be resolved by the Accounting Referee shall be limited to fixing mathematical errors and determining whether the items in dispute were determined in accordance with this Agreement (including the definition of the terms Working Capital, Closing Cash, Closing Date Indebtedness, Closing Date Indebtedness to be Repaid, Company Transaction Expenses and the Accounting Rules) and the Accounting Referee is not to make any other determination. The Accounting Referee shall deliver to the Representative and Purchaser, as promptly as practicable (but in any case no later than thirty (30) days after the date of engagement of the Accounting Referee), a report setting forth its calculations of the Closing Date Purchase Price, which amount shall not be less than the applicable amount thereof shown in Purchaser’s calculation delivered pursuant to Section 2.5(c) nor more than the amount thereof shown in the Representative’s calculation delivered pursuant to Section 2.5(d)(i). Such report shall be final and binding upon the Parties and shall be used for purposes of calculating the adjustment pursuant to Section 2.5(b) above. Notwithstanding anything herein to the contrary, the dispute resolution mechanism contained in this Section 2.5(d) shall be the exclusive mechanism for resolving disputes regarding the Purchase Price adjustment, if any, and neither the Equity Holders nor any Purchaser Indemnified Party shall be entitled to indemnification for Losses pursuant to Article IX, Section 10.2 or any other provision of this Agreement to the extent such Losses are taken into account in the determination of the Closing Date Purchase Price or for matters expressly raised by the Parties and adjudicated on by the Accounting Referee in connection with the determination of the Closing Date Purchase Price. Judgment may be entered upon the determination of the Accounting Referee in any court having jurisdiction over the party against which such determination is to be enforced. The fees, costs and expenses of the Accounting Referee shall be borne by the Parties in proportion to the relative amount each Party’s determination has been modified, with any amount to be borne by the Equity Holders to be paid first out of the Representative Expense Fund and, if the Representative Expense Fund is exhausted, by the Equity Holders on a several (and not joint and several) basis based on their allocable share of the Merger Consideration paid as of such date (and in all cases subject to the limitations set forth in Section 9.5(b)). For example, if the Representative challenges the calculation of the Closing Date Purchase Price by an amount of One Hundred Thousand Dollars ($100,000), but the Accounting Referee determines that the Equity Holders have a valid claim for only Sixty Thousand Dollars ($60,000), the Equity Holders shall bear forty percent (40%) of the fees and expenses of the Accounting Referee and Purchaser shall bear the other sixty percent (60%) of such fees and expenses.
(e)Final Closing Date Purchase Price Adjustment. Following the time that the Closing Date Purchase Price is finally determined pursuant to this Section 2.5 (such finally determined amount, the “Final Closing Date Purchase Price”), payment shall be made as follows:
(i)If the Final Closing Date Purchase Price is greater than the Estimated Purchase Price, Purchaser shall, within five (5) Business Days after the Final Closing Date Purchase Price is determined pursuant to this Section 2.5, pay at the direction of the Representative, for further payment by the Exchange Agent to the Equity Holders, without interest and rounded to the nearest cent, by wire transfer of immediately available funds to the Exchange Agent pursuant to wire instructions provided in writing by the Representative, an amount equal to such excess. In the event that the aggregate Final Closing Date Purchase Price is not adequate to pay the aggregate Preferred Redemption Amount, then any payments made pursuant to this Section 2.5(e)(i) shall be made to the Preferred Stockholders pro rata in proportion to the full amounts to which they would otherwise be respectively entitled if the Final Closing Date Purchase Price was equal to the Preferred Redemption Amount, until such time as the entire Preferred Redemption Amount has been paid. After the payment of the entire Preferred Redemption Amount, any payments made pursuant to this Section 2.5(e)(i) shall be paid to the Equity Holders pro rata based on the number of Fully Diluted Shares.

(ii)If the Final Closing Date Purchase Price is less than the Estimated Purchase Price, each Equity Holder shall (on a several, and not joint and several, basis based on their allocable share of the Merger Consideration paid as of such date (and in all cases subject to the limitations set forth in Section 9.5(b))), within five (5) Business Days after the Final Closing Date Purchase Price is determined pursuant to this Section 2.5, pay to Purchaser, by wire transfer of immediately available funds to an account designated in writing by Purchaser, an amount equal to (x) such deficit multiplied by (y) such Equity Holder’s allocable share of the Merger Consideration paid as of such date (subject in all cases to the limitations set forth in Section 9.5(b)). At Purchaser’s election and sole discretion, Purchaser may also recover all or any portion of such deficit from the Indemnity Escrow Fund, in which case each Equity Holder shall be obligated to promptly replenish the Indemnity Escrow Fund for an amount equal to any such portion multiplied by such Equity Holder’s allocable share of the Merger Consideration paid as of such date (subject in all cases to the limitations set forth in Section 9.5(b)).
Upon payment of the amounts provided in this Section 2.5(e) in accordance herewith, none of the Parties may make or assert any claim under this Section 2.5.
(f)Cooperation. During the period of time from and after the Closing Date through the final determination and payment of the Final Closing Date Purchase Price in accordance with this Section 2.5, (i) the Representative and Purchaser shall, and Purchaser shall cause the Company and each of its and the Company’s representatives to, reasonably cooperate and assist in any review by the Accounting Referee of the Closing Statement and the calculations of the Closing Date Purchase Price and in the conduct of the review referred to in this Section 2.5 and (ii) Purchaser and the Representative shall afford, and Purchaser shall cause the Company to afford, to one another and any accountants, counsel or financial advisers retained by one another in connection with the review of the Closing Date Purchase Price, and afford to the Accounting Referee in connection with any review by it in accordance with this Section 2.5, and subject to signing a customary confidentiality agreement and any other customary document required by any accountants providing work papers, adequate access during normal business hours upon reasonable advance notice to the applicable books, records and personnel (including the Company’s accountants) of the Company and such representatives (including the work papers of the Company’s accountants) relevant to the review or preparation of the Closing Statement and to the determination of the Closing Date Purchase Price and, if requested by the Representative and readily available to Purchaser, shall provide any such books and records electronically and in such formats as are reasonably requested.
(g)Any amount paid pursuant to this Section 2.5 shall be treated by the Parties as an adjustment to the Purchase Price for federal, state, local and foreign income Tax purposes, unless applicable Tax Law causes such payment not to be so treated.
(h)The Pre-Closing Statement, Estimated Purchase Price, Closing Statement, Closing Date Purchase Price and Final Closing Date Purchase Price and the determinations and calculations contained therein shall be prepared in a manner consistent with the relevant definitions set forth in this Agreement and in accordance with the Accounting Rules except that such statements, calculations and determinations shall not include any purchase accounting or other adjustment arising out of the consummation of the transactions contemplated by this Agreement.
2.1    Escrow Amount.
(a)Generally. At the Closing, a portion of the Closing Payment otherwise payable to Schultz pursuant to Sections 2.2(a) and 2.2(b) in an aggregate amount equal to the Indemnity Escrow Amount shall be deposited with the Escrow Agent in accordance with the Escrow Agreement and shall be treated as an installment payment if and when received by Schultz for Tax reporting. The Indemnity Escrow Amount, as adjusted from time to time, together with sixty percent (60%) of any interest or other income earned thereon, shall be referred to as the “Indemnity Escrow Fund”). The terms of, and timing and payment under, the Indemnity Escrow Fund shall be in accordance with the applicable provisions of this Agreement and the Escrow Agreement.
(b)[Reserved].
(c)Indemnity Escrow Fund. The Indemnity Escrow Fund shall be distributed by the Escrow Agent in accordance with this Section 2.6, Section 10.2, Article IX and the Escrow Agreement. Within ten (10) days following the Expiration Date, the amount of the Indemnity Escrow Fund then remaining (including, for the avoidance of doubt, sixty percent (60%) of all interest and other income earned thereon), minus an amount sufficient to cover any outstanding and unpaid Indemnification Claims made in good faith on or prior to the Expiration Date, shall be released to the Exchange Agent for distribution to Schultz. After the applicable date on which the Indemnity Escrow Fund is released pursuant to the foregoing sentence, upon the settlement or final determination of any prior or pending Indemnification Claim, any amount remaining in the Indemnity Escrow Fund relating to such prior or ending Indemnification Claim shall be immediately released to the Exchange Agent for distribution to Schultz.
2.2    Withholding. Representative, the Exchange Agent, Purchaser, Merger Sub, the Company or the Surviving Corporation (as appropriate) shall be entitled to deduct and withhold from consideration otherwise payable pursuant to this Agreement to any Person such amounts as are required by applicable Tax Law to be deducted and withheld with respect to the making of such payment under the Code, or any provision of state, local or foreign Tax Law. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to such Person in respect of which such deduction and withholding was made.
ARTICLE III

CLOSING
3.1    Closing. Subject to the terms and conditions of this Agreement, the closing of the Transaction (the “Closing”) shall take place by a so-called “virtual closing” pursuant to which all Closing deliveries may be effected by telephone, facsimile, e-mail, PDF, wire transfer and/or similar means on the third (3rd) Business Day following the satisfaction or waiver of all conditions contained in Article VIII (except for those conditions which by their nature are to be satisfied at Closing, but subject to the satisfaction or waiver of such conditions), or on such other date, place and time as the Representative and Purchaser may agree in writing, but in any event not later than the Outside Date, unless the Parties agree in writing to another date. The date on which the Closing occurs is referred to herein as the “Closing Date”.
3.2    Deliveries by the Company at Closing. At Closing, the Company and/or the Representative, as applicable, shall deliver, or cause to be delivered, to Purchaser the following:
(a)the certificates required by Sections 8.2(a), 8.2(b) and 8.2(e);
(b)the Certificate of Merger;
(c)a certificate of the Secretary of the Company certifying that (i) attached thereto are true and complete copies of (A) all resolutions adopted by the Company’s board of directors authorizing the execution, delivery and performance of this Agreement and the Transaction Agreements to which the Company is a party and the consummation of the Transaction and (B) the Written Consent, duly executed by all the Stockholders, whether or not entitled to vote thereon, and (ii) all such resolutions are in full force and effect;
(d)a certificate that complies with Treasury Regulation Section 1.1445‑2(c)(3), certifying that (i) the Company Stock does not constitute a “U.S. real property interest” within the meaning of such Treasury Regulation and Treasury Regulation Section 1.897-2(h) and (ii) the Company has not as of the date of the certificate, and was not at any time during the five (5) year period ending on the date of the certificate, a “United States real property holding corporation” within the meaning of Section 897 of the Code, together with a copy of the Company’s notice to the United States Internal Revenue Service pursuant to Treasury Regulation Section 1.897-2(h)(2);
(e)a good standing certificate of the Company issued not earlier than ten (10) days prior to the Closing Date by the Secretary of State of the State of Delaware;
(f)an escrow agreement, by and among Purchaser, the Representative and Escrow Agent, in the form attached as Exhibit C (the “Escrow Agreement”), duly executed by the Representative; and
(g)written resignations, effective as of the Closing Date, of (A) all directors of the Company and its Subsidiaries, (B) all officers of the Company, and (C) all officers of the Company's Subsidiaries who are not employees thereof.
3.3    Deliveries by Purchaser at the Closing. At Closing, Purchaser shall deliver, or cause to be delivered, to the Representative, the Escrow Agent, the Equity Holders and the other payees referenced in Section 2.2, as applicable, the following:
(a)to the Representative, a certificate of the Secretary of Purchaser certifying that (i) attached thereto are true and complete copies of all resolutions adopted by Purchaser’s board of directors authorizing the execution, delivery and performance of this Agreement and the Transaction Agreements to which Purchaser is a party and the consummation of the Transaction, and (ii) all such resolutions are in full force and effect;

(b)to the Representative, the certificates required by Section 8.3(a) and Section 8.3(b);
(c)to each Equity Holder, the Representative, the Escrow Agent and the other payees referenced in Section 2.2, the applicable Closing Payment, as set forth in the Pre-Closing Statement delivered pursuant to Section 2.5(a); and
(d)to the Representative, the Escrow Agreement, duly executed by Purchaser.
ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY
Except as set forth on the correspondingly numbered section of the disclosure schedule delivered by the Company to Purchaser on the Execution Date concurrently with entry into the Original Agreement and attached to this Agreement as Schedule A (the “Company Disclosure Schedule”) (and provided that disclosure in any section of such Company Disclosure Schedule shall be deemed disclosed with respect to any other Section of this Article IV, in addition to the Section referenced in such schedule, to the extent that it is reasonably apparent from the wording of such disclosure that such disclosure is applicable to such other Section), as of the Execution Date and as of the Closing Date, the Company hereby represents and warrants to Purchaser as follows:
4.1    Organization. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company and each of its Subsidiaries has the power and authority to own or lease all of their respective properties and assets and to carry on its respective business as it has been and is currently conducted. Section 4.1(a) of the Company Disclosure Schedule sets forth, as of the Execution Date, each jurisdiction in which the Company or any of its Subsidiaries is licensed or qualified to do business, and the Company and its Subsidiaries are duly licensed or qualified to do business in each jurisdiction in which the nature of their respective businesses or the character or location of any properties or assets owned or leased by them makes such licensing or qualification necessary, except for those jurisdictions where the failure to be so qualified would not have, individually or in the aggregate, a Company Material Adverse Effect.
4.1    Authorization of Agreement.
(a)The Company has the requisite power and authority to execute and deliver this Agreement and each other Transaction Agreement to which it is a party, to perform its obligations hereunder and thereunder and to consummate the Transaction. The execution, delivery and performance by the Company of the Transaction Agreements, and the consummation by it of the Merger, have been duly authorized and approved by the Company’s board of directors, and except for obtaining the Stockholder Approval, no other corporate action on the part of the Company is necessary to authorize the execution, delivery and performance by the Company of this Agreement and the consummation by it of the Merger. Each of the Transaction Agreements to which the Company is a party has been or will be at or prior to the Closing, duly and validly executed and delivered by the Company and (assuming the due authorization, execution and delivery by the other parties thereto) each such Transaction Agreement, when so executed and delivered, will constitute, the legal, valid and binding obligation of the Company, enforceable against it in accordance with its terms, subject to applicable Equitable Principles.
(b)The (i) affirmative vote (in person or by proxy) of the holders of a majority of the issued and outstanding shares of Voting Common Stock in favor of the adoption of this Agreement, (ii)  separate affirmative vote (in person or by proxy) of a majority of the issued and outstanding shares of Preferred Stock in favor of the adoption of this Agreement and (iii)  separate affirmative vote (in person or by proxy) of the holders of a majority of the issued and outstanding shares of Voting Common Stock and the issued and outstanding Preferred Stock, voting together as one class, in favor of the adoption of this Agreement (collectively, the “Stockholder Approval”) are the only votes or approvals of the holders of any class or series of capital stock of the Company that are necessary to adopt this Agreement.
4.2    Conflicts; Consents of Third Parties.
(a)Except as listed on Section 4.3(a) of the Company Disclosure Schedule, and assuming all Governmental Approvals as contemplated by Section 5.3(b) below have been obtained and are effective and all applicable waiting periods thereto have expired or been terminated and all filings and notifications described in Section 5.3(b) have been made, none of the execution, delivery or performance by the Company of this Agreement or the other Transaction Agreements to which the Company is a party, nor the consummation of the Transaction by the Company, (i) conflict with, violate or constitute a default (with or without notice or lapse of time, or both) under the Organizational Documents of the Company (after the effectiveness of the Amendment to Certificate of Incorporation in the form attached hereto as Exhibit D (the “Amendment to Certificate of Incorporation” )) or any Subsidiary of the Company, (ii) require the consent, notice or other action by or to any Person under, conflict with, violate or constitute a default (with or without notice or lapse of time, or both) under or result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any Material Contract or any material Permit to which the Company or any Subsidiary of the Company is a party or by which any of their respective properties or assets are bound, (iii) result in the creation or imposition of any Lien on the Company Stock or any Lien other than Permitted Liens on any material properties or material assets of the Company or any Subsidiary of the Company (other than Liens imposed by or on Purchaser or this Agreement), or (iv) conflict with, violate or constitute a default (with or without notice or lapse of time, or both) under any material Law applicable to the Company or any Subsidiary of the Company.
(b)Except as set forth on Section 4.3(b) of the Company Disclosure Schedule, no consent, waiver, approval, Order, Permit or authorization of, or declaration or filing with, or notification to, any Governmental Authority (a “Governmental Approval”) is required by or with respect to the Company or any Subsidiary of the Company in connection with the execution, delivery and performance by the Company of this Agreement or the other Transaction Agreements to which the Company is a party or the consummation of the Transaction by the Company, except for (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (ii) any filing or termination of the waiting period or other approval required under the HSR Act or required under any foreign antitrust or competition act, (iii) as may be necessary as a result of the identity or the legal or regulatory status of Purchaser, Merger Sub or their Affiliates and (iv) any such other

Governmental Approval, the failure of which to make or obtain would not be material to the Company and its Subsidiaries, taken as a whole.
4.3    Capitalization; Subsidiaries.
(a)Section 4.4(a) of the Company Disclosure Schedule sets forth (i) for the Company and each of its Subsidiaries, as of the Execution Date, the number of shares of capital stock or other equity interests of the Company and its Subsidiaries which are authorized and which are issued and outstanding, and (ii) for the Company, the name of each Equity Holder and the type and number of shares of Company Stock held by such Equity Holder. All of the issued and outstanding shares of capital stock or other equity interests of the Company and each of its Subsidiaries (1) are duly authorized and validly issued and, if applicable, are fully paid and nonassessable, free and clear of all Liens, preemptive rights, rights of first refusal, restrictions on voting and restrictions on transfer, other than (A) Liens securing Closing Date Indebtedness to be Repaid, (B) limitations imposed by Purchaser, (C) Liens set forth in the Organizational Documents, (D) Liens imposed by federal, state and/or foreign securities Laws, and (E) as disclosed in Section 4.4(a) of the Company Disclosure Schedule, and (2) were, to the Knowledge of the Company, issued in material compliance with applicable Law. The Company owns, directly or indirectly, all of the issued and outstanding capital stock or other equity interests of each such Subsidiary, free and clear of all Liens, preemptive rights, rights of first refusal, restrictions on voting and restrictions on transfer, other than (A) Liens securing Closing Date Indebtedness to be Repaid, (B) limitations imposed by Purchaser, (C) Liens set forth in the Organizational Documents, (D) Liens imposed by federal, state and/or foreign securities Laws, and (E) as disclosed in Section 4.4(a) of the Company Disclosure Schedule.
(b)Except as disclosed in Section 4.4(b)(i) of the Company Disclosure Schedule, there are no outstanding options, warrants, rights, calls, convertible or exchangeable securities or other plans or commitments, contingent or otherwise, relating to the capital stock or other equity interests of the Company or its Subsidiaries other than as contemplated by this Agreement and the Organizational Documents. Except as disclosed in Section 4.4(b)(ii) of the Company Disclosure Schedule or as set forth in the Organizational Documents, there is no commitment by the Company or any Subsidiary of the Company (A) to issue shares, subscriptions, warrants, options, convertible or exchangeable securities, or other such rights, (B) to distribute to holders of any of its equity securities any evidence of indebtedness or asset, or (C) to purchase, redeem or otherwise acquire any outstanding shares of capital stock or other equity interests of the Company or any of its Subsidiaries, or securities or obligations of any kind convertible into or exchangeable for any shares of the capital stock or other equity interests of the Company or its Subsidiaries. Upon the Closing, each outstanding option or warrant relating to the Company Stock shall be cancelled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.
(c)Except as disclosed in Section 4.4(c) of the Company Disclosure Schedule or set forth in the Company’s Organizational Documents, no outstanding share of Company Stock is subject to vesting or forfeiture rights or repurchase by the Company. Except as set forth in Section 4.4(c) of the Company Disclosure Schedule, there are no outstanding or authorized stock appreciation, dividend equivalent, phantom stock, profit participation or other similar rights with respect to the Company or any of its Subsidiaries.
(d)Except to the extent accounted for in the Per Share Preferred Consideration, there are no declared or accrued and unpaid dividends with respect to any shares of Company Stock. All distributions, dividends, repurchases and redemptions of the capital stock or other equity interests of the Company and its Subsidiaries were undertaken in material compliance with the applicable Organizational Documents then in effect and any Contract to which the Company or any such Subsidiary then was a party and in material compliance with applicable Law.
(e)Section 4.4(e) of the Company Disclosure Schedule lists the Subsidiaries of the Company and, except for such Subsidiaries, the Company does not own, directly or indirectly, any capital stock or other equity interest in any Person. Except as otherwise set forth in Section 4.4(e) of the Company Disclosure Schedule, none of the Company’s Subsidiaries owns or has any interest in, directly or indirectly, any capital stock or other equity interest in any Person.
4.4    Financial Statements.
(a)The Company has made available to Purchaser the following financial statements (collectively the “Company Financial Statements”):
(i)audited consolidated financial statements consisting of the balance sheet of the Company and its Subsidiaries (as of such time) as at December 31 in each of the years 2013, 2014 and 2015 and the related statements of income and retained earnings, stockholders’ equity and cash flow for the years then ended; and
(ii)unaudited consolidated financial statements consisting of the balance sheet of the Company and its Subsidiaries as at June 30, 2016, and the related statements of income and retained earnings, stockholders’ equity and cash flow for the six (6) month period then ended.
June 30, 2016 shall be referred to herein as the “Balance Sheet Date” and the balance sheet of the Company as of such date shall be referred to herein as the “Balance Sheet”.
(b)The Company Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods presented. The Company Financial Statements are based on the books and records of the Company and its Subsidiaries and present fairly, in all material respects, the consolidated financial condition and results of operations and cash flows of the Company and its Subsidiaries as of the dates and for the periods indicated therein, except as set forth on Section 4.5(b) of the Company Disclosure Schedule and, in the case of the unaudited Company Financial Statements, (i) that such Company Financial Statements may be subject to normal year-end adjustments and (ii) for the absence of notes thereto throughout the periods covered thereby.
(c)The Company has established and maintains a system of “internal controls over financial reporting” (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) sufficient to provide reasonable assurance (i) regarding the reliability of the Company’s financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, (ii) that receipts and expenditures of the Company are being made only in accordance with the authorization of the Company’s management and directors, and (iii) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of the Company’s assets that could have a material effect on the Company’s financial statements.
4.5    Undisclosed Liabilities. Except as set forth in Section 4.6 of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has any liabilities (whether asserted or unasserted, direct or indirect, absolute or contingent, accrued or unaccrued, known or unknown, liquidated or unliquidated, or due or to become due), other than (a) those which are reflected or reserved against in the Balance Sheet as of the Balance Sheet Date, (b) those incurred in the Ordinary Course of Business since the Balance Sheet Date, (c) those which are not, individually or in the aggregate, material in amount, and (d) those included in the definition of Company Transaction Expenses.
4.6    Absence of Certain Developments. Except as set forth in Section 4.7 of the Company Disclosure Schedule, between the Balance Sheet Date and the Execution Date (a) the business of the Company and its Subsidiaries has been conducted in all material respects in the Ordinary Course of Business, (b) there has not been any event, change, occurrence or circumstance that would have, individually or in the aggregate, a Company Material Adverse Effect and (c) neither the Company nor any of its Subsidiaries has taken any action that, if taken subsequent to the signing of this Agreement and on or prior to the Closing Date, would constitute a breach of any of the covenants set forth in Section 6.1.
4.7    Legal Proceedings. Except as set forth on Section 4.8 of the Company Disclosure Schedule, there are no pending or, to the Knowledge of the Company, threatened material Legal Proceedings (a) against or by the Company or any of its Subsidiaries affecting any of its properties or assets, or (b) against or by the Company that challenges or seeks to prevent, enjoin or otherwise delay the Transaction. To the Knowledge of the Company, no event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such material Legal Proceeding. There is no outstanding Order imposed upon the Company or any of its Subsidiaries. Notwithstanding the foregoing, for all purposes of this Agreement, none of the Company, the Representative or any of the Equity Holders make any representation or warranty (pursuant to this Section 4.8 or otherwise) regarding the effect of the applicable antitrust, merger control, competition or fair trade laws on its ability to execute, deliver, or perform its obligations under this Agreement or to consummate the Transaction as a result of the enactment, promulgation, application or threatened or actual judicial or administrative investigation or Legal Proceeding under, or enforcement of, any antitrust, merger control, competition or fair trade Law with respect to the consummation of the Transaction.
4.8    Compliance with Laws; Permits.
(a)Except as set forth in Section 4.9(a) of the Company Disclosure Schedule, the Company and its Subsidiaries are, and for the past three (3) years have been, in material compliance with all Laws applicable to their respective businesses or operations. Except as set forth in Section 4.9(a) of the Company Disclosure Schedule, during the past three (3) years, neither the Company nor any of its Subsidiaries have received any written notice of, or been formally charged by a Governmental Authority with, the violation of any Law.
(b)Except as set forth in Section 4.9(b) of the Company Disclosure Schedule, all material Permits required for the Company or any of its Subsidiaries to conduct their respective businesses as presently conducted have been obtained by it and are valid and in full force and effect. All fees and charges with respect to such Permits which are due and payable as of the Execution Date have been paid in full. Section 4.9(b) of the Company Disclosure Schedule lists all current material Permits issued to the Company or any of its Subsidiaries, including the names of such Permits and their respective dates of issuance and expiration.
(c)None of the representations and warranties contained in this Section 4.9 shall be deemed to relate to tax matters (which are governed by Section 4.10), environmental matters (which are governed by Section 4.12), employee benefits matters (which are governed by Section 4.16), or employment matters (which are governed by Section 4.17).
4.9    Taxes.
(a)Except as set forth in Section 4.10(a) of the Company Disclosure Schedule, the Company and its Subsidiaries have prepared and timely filed, or caused to be prepared and timely filed, with the appropriate Taxing Authorities, all income and other material Tax Returns required to be filed with respect to the Company and its Subsidiaries, taking into account any extensions of time to file. All such Tax Returns as filed were accurate, complete and correct in all material respects. The Company and each Subsidiary has made available to Purchaser correct and complete copies of all income and other material Tax Returns for Tax Periods ending on or after December 31, 2011, and all material examination reports and statements of deficiencies assessed against or agreed to by the Company and each Subsidiary issued since December 31, 2011.
(b)All material Taxes of the Company and each Subsidiary thereof (whether or not shown as due on such Tax Returns) required to have been paid on or before the Closing Date have been paid, and the reserves for Taxes provided in the books and records of the Company and each of the Subsidiaries thereof have been determined in accordance with GAAP and are equal to at least the amount of income Taxes of the Company and each of the Subsidiaries thereof with respect to any period for which Tax Returns have not yet been filed or for Taxes not yet due and owing for any Tax period or portion thereof through and including the Closing Date, but for which a reserve is required in accordance with GAAP.
(c)No material deficiencies for any Taxes have been proposed, asserted or assessed in writing against the Company or any of its Subsidiaries that are still pending.
(d)Except as set forth in Section 4.10(d) of the Company Disclosure Schedule, no waiver of the statute of limitations or extensions of the period for assessment of any Taxes are in effect with respect to the Company or any of its Subsidiaries (other than by virtue of extensions of time to file Tax Returns obtained in the Ordinary Course of Business). No power of attorney with respect to any Tax matter of the Company or any Subsidiary thereof that is currently in force will continue in force after the Closing Date.

(e)Except as set forth in Section 4.10(e) of the Company Disclosure Schedule, no material Tax Return filed by the Company or any of its Subsidiaries is under current examination by any Taxing Authority.
(f)No claim has been made in writing by any Taxing Authority in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns with respect to a particular Tax that the Company or any of its Subsidiaries is or may be subject to taxation in such jurisdiction that has not been resolved, except for claims that would not have, individually or in the aggregate, a Company Material Adverse Effect.
(g)There are no Liens for Taxes upon any of the assets or properties of the Company or any of its Subsidiaries, except for Permitted Liens.
(h)Neither the Company nor any of its Subsidiaries has participated in any listed transaction within the meaning of Treasury Regulations Section 1.6011‑4(b).
(i)Neither the Company nor any Subsidiary thereof is a party to or bound by any Tax sharing, Tax indemnity, or Tax allocation agreement, nor does the Company or any Subsidiary thereof have any liability or potential liability to another Party under any such agreement.
(j)Neither the Company nor any Subsidiary thereof, nor any predecessor of the Company or any Subsidiary thereof, has ever been a member of a consolidated, combined, unitary or aggregate group of which the Company or any predecessor of the Company was not the ultimate parent corporation.
(k)Neither the Company nor any Subsidiary thereof has any liability for the Taxes of any Person (other than the Company or a Subsidiary) under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local or foreign Law) as a transferee or successor, by contract or otherwise.
(l)Neither the Company nor any Subsidiary thereof has filed an election under Section 338(g) or 338(h)(10) of the Code, or entered into a gain recognition agreement described in Treasury Regulations under Section 367 of the Code. Neither the Company nor any Subsidiary thereof is required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of (i) any installment sale or open transaction disposition on or prior to the Closing Date or prepaid amount received outside the Ordinary Course of Business on or prior to the Closing Date, (ii) any adjustment pursuant to (A) Section 481(a) of the Code or any similar provision of state, local or foreign Law or (B) any application pending with any Taxing Authority requesting permission for any change in any accounting method, (iii) any closing agreement pursuant to Section 7121 of the Code or any predecessor provision thereof or any similar provision of state, local or foreign Law, (iv) any intercompany transactions or any excess loss account described in Treasury Regulations under Section 1502 of the Code, or any corresponding or similar provision of state, local, or foreign Law, relating to a Taxable period (or portion thereof) ending on or before the Closing Date or (v) any election under Section 108(i) of the Code.

(m)Except as set forth in Section 4.10(m) of the Company Disclosure Schedule, neither the Company nor any Subsidiary thereof has incurred a dual consolidated loss within the meaning of Section 1503 of the Code or any similar provision of state, local or foreign Law.
(n)The Company and each Subsidiary thereof has made available to Purchaser all documentation relating to any applicable Tax holidays or incentives.  The Company and each Subsidiary thereof is in compliance with the requirements for any applicable Tax holidays or incentives.
(o)Neither the Company nor any Subsidiary thereof has in the two (2) years prior to the Execution Date constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for Tax-free treatment under Section 355 of the Code or in a distribution that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the Merger.
(p)The Company and each Subsidiary thereof has complied with all applicable Tax Law requirements relating to the payment, reporting and withholding of Taxes (including withholding of Taxes pursuant to Sections 1441, 1442, 1445 and 1446 of the Code or similar provisions under any foreign Law).
(q)Neither the Company nor any Subsidiary thereof is subject to any private letter ruling of the Internal Revenue Service or comparable Tax rulings issued by any other Taxing Authority that will have continuing effect after the Closing Date.
(r)Neither the Company nor any Subsidiary thereof (i) owns an interest in any (A) domestic international sales corporation, (B) foreign sales corporation, (C) passive foreign investment company, each within the meaning of the Code, or (ii) has any permanent establishment in any foreign country (other than the country in which it is established), as defined in the relevant Tax treaties applicable to such entity.
4.10    Title to Assets; Real Property.
(a)The Company and its Subsidiaries each has good and valid (and, in the case of Owned Real Property, good and marketable) title to, or a valid leasehold interest in, all Real Property and personal property and other assets reflected on the Balance Sheet or acquired after the Balance Sheet Date, other than properties and assets sold or otherwise disposed of in the Ordinary Course of Business since the Balance Sheet Date. All such properties and assets are free and clear of all Liens except for Permitted Liens, Liens imposed by or on Purchaser, and Liens securing Closing Date Indebtedness to be Repaid.
(b)Section 4.11(b) of the Company Disclosure Schedule sets forth a complete list of each parcel of real property owned by the Company or any of its Subsidiaries, including the street address therefor (the “Owned Real Property”). Neither the Company nor any of its Subsidiaries owns in fee any real property other than the Owned Real Property. The Company has made available to Purchaser true, complete and correct copies of the deeds and other instruments (as recorded) by which the Company or its Subsidiary acquired such Owned Real Property, and copies of all title insurance policies, opinions, abstracts and surveys in the possession of the Company and its Subsidiaries and relating to the Owned Real Property.
(c)Section 4.11(c) of the Company Disclosure Schedule sets forth, as of the Execution Date, a list of all leases, subleases and occupancy agreements of real property, including the street address therefor (the “Leased Real Property”), pursuant to which the Company or any Subsidiary of the Company is the lessee, sublessee, sublessor, lessor or other party to such agreement (individually, a “Real Property Lease”). The Company has made available to Purchaser true, correct and complete copies of all written Real Property Leases, including all modifications, amendments, restatements and supplements thereto, with respect to the Leased Real Property.
(d)Except as disclosed on Section 4.11(d) of the Company Disclosure Schedule, with respect to each Leased Real Property:
(i)Each Real Property Lease is a legal, valid and binding obligation of the Company or one of its Subsidiaries, as applicable, is in full force and effect, and has not been amended (other than with respect to any amendments made available to Purchaser);
(ii)(A) Neither the Company nor any of its Subsidiaries is in material default under any Real Property Lease, (B) within the past three (3) years, neither the Company nor any of its Subsidiaries has received any uncured notice of default under or termination of any Real Property Leases, and (C) neither the Company nor any of its Subsidiaries has any Knowledge of any current default by any third party under any Real Property Lease; and
(iii)The occupation, possession and use of the Leased Real Property by the Company and/or its Subsidiaries have not been disturbed and no claim has been asserted or threatened adverse to the rights of the Company and/or its Subsidiaries to the continued occupation, possession and use of the Leased Real Property.
(e)Except as set forth on Section 4.11(e) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has received any notice of any violation of any material Law or use or occupancy restriction affecting the Real Property or the Company’s or any of its Subsidiaries’ use thereof. The present use of the Real Property is in material compliance with all applicable Law and Permitted Liens.
(f)Neither the Company nor any of its Subsidiaries has received any notice of any condemnation proceeding with respect to any portion of the Real Property, and to the Knowledge of the Company, there is no proposal under consideration by any public or governmental authority or entity to commence any such proceeding to use any of the Real Property.
(g)Except pursuant to a Real Property Lease, no Person is in possession of any of the Real Property except the Company or any of its Subsidiaries and subject to the rights of the fee owner of any Leased Real Property. Neither the Company nor any of its Subsidiaries has granted any right or option to any Person to acquire any interest in any of the Real Property.

(h)To the Knowledge of the Company, all Facilities, including the roofs and structural elements thereof, and the heating, ventilation, air conditioning, plumbing, electrical, mechanical, sewer, waste water, storm water, paving and parking equipment, systems and facilities included therein are in good operating condition and repair in all material respects, subject to normal wear and maintenance given their relative ages, and neither the Company nor any of its Subsidiaries has delayed or deferred any maintenance, repair, replacement or capital expenditures in contemplation of the Transaction. There are no material capital expenditures known to the Company or any Subsidiary of the Company to be required to be made by the Company or any such Subsidiary in connection with the Real Property in order to materially comply with all applicable Laws.
(i)The buildings, structures, other improvements on the Real Property, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property currently owned or leased by the Company and its Subsidiaries, together with all other properties and assets of the Company and its Subsidiaries, are sufficient for the continued conduct of the business of the Company and its Subsidiaries after the Closing in substantially the same manner as conducted prior to the Closing and constitute all of the rights, property and assets necessary to conduct the business of the Company and its Subsidiaries as currently conducted.
4.11    Environmental Matters.
(a)Except as set forth on Section 4.12(a) of the Company Disclosure Schedule:
(i)The Company and its Subsidiaries are in material compliance with, and, for the past six (6) years, have materially complied with, all Environmental Laws applicable to their respective businesses or operations;
(ii)The Company and its Subsidiaries have obtained and maintain all material Permits that are required under Environmental Laws for the operation of their respective businesses as presently conducted (collectively, the “Environmental Permits”), and neither the Company nor any Subsidiary thereof is in material default or material violation of any term, condition or provision of any such Environmental Permit;
(iii)Except for Legal Proceedings or claims that have been resolved, neither the Company nor any of its Subsidiaries has received any written notice of a Legal Proceeding or Order alleging that the Company or its Subsidiaries is in violation of or has any liability for cleanup or remediation of Contaminants under any Environmental Law;
(iv)To the Knowledge of the Company, all of the third Persons with which the Company or any of its Subsidiaries has arranged, engaged or contracted to accept, treat, transport, store, dispose or remove any Contaminant generated or present at the Real Property, maintained all permits required under Environmental Law at the relevant time to perform the foregoing activities or conduct;
(v)To the Knowledge of the Company, neither the Company nor any of its Subsidiaries has transported or arranged for the transport of any Contaminant to any facility or site for the purpose of storage, handling, treatment or disposal which (A) was, at the time of disposal, subject to a Remedial Action requirement (other than routine or anticipated corrective action or Remedial Action obligations affecting such facility) issued under any federal, state or local solid or hazardous waste regulatory law, (B) at the time of the disposal, had received a notice of violation or was otherwise subject to a governmental enforcement action with respect to alleged violations of any Environmental Law or (C) is listed or proposed for listing on the NPL pursuant to CERCLA, or listed on the CERCLIS list or any similar state list of contaminated sites;
(vi)Neither the Company nor any of its Subsidiaries is subject to any pending (or, to the Company’s knowledge, threatened) Legal Proceedings or Order, alleging or addressing in connection with the business of the Company and its Subsidiaries, Real Property, or any previously owned, leased, or operated properties, concerning (A) any violation of any Environmental Law, (B) any requirement to conduct a Remedial Action, (C) any claims or liabilities and costs arising from the Release or threatened Release of any Contaminant at the Property, or any previously owned, leased, or operated properties, or any other location, or (D) any claims or liabilities and costs with respect to Releases of Contaminants for personal injury or threatened personal injury or injury or threatened injury to property or natural resources;
(vii)There have been no Releases of any Contaminants at, to, or from the Real Property, or any properties previously owned, leased, or operated by the Company or its Subsidiaries at the time of such ownership, tenancy or operations, in either case, except as would not reasonably be expected to result in material liability for the Company or any of its Subsidiaries;
(viii)No Environmental Lien has attached to any Real Property;
(ix)To the Knowledge of the Company, there is not constructed, placed, deposited, stored, disposed of nor located on the Real Property, any lead-based paint or any asbestos in any form that has become or threatens to become friable;
(x)No underground or above ground storage tanks, landfills, surface impoundments, gas or oil wells, or associated piping, are or have ever been located on the Real Property or, to the Knowledge of the Company, any previously owned, leased or operated properties;
(xi)To the Knowledge of the Company, there is not constructed, placed, deposited, stored, disposed, leaching nor located on the Real Property any polychlorinated biphenyls (“PCBs”) or transformers, capacitors, ballasts, or other equipment which contain dielectric fluid containing PCBs, in violation of Environmental Laws;
(xii)The Real Property, and, to the Knowledge of the Company, each property previously owned, leased or operated by the Company or any of its Subsidiaries, is not listed or proposed for listing on the NPL pursuant to CERCLA, or listed on the CERCLIS list or any similar state lists of contaminated sites; and

(xiii)The Company and its Subsidiaries have provided Purchaser with a copy of all Phase I, Phase II or other material environmental reports, asbestos reports, studies, inspection reports or notices, investigations, audits, or assessments in the possession of the Company or any of its Subsidiaries and related to the Real Property.
(b)This Section 4.12 sets forth the sole and exclusive representations and warranties of the Company under this Agreement with respect to Environmental Permits, Environmental Laws, Contaminants or other environmental matters.
4.12    Material Contracts.
(a)Section 4.13(a) of the Company Disclosure Schedule sets forth a list of all of the following Contracts as of the Execution Date (other than any such Contract solely by or between the Company and its Subsidiaries) to which the Company or any Subsidiary of the Company is a party or by which it is bound (collectively, the “Material Contracts”):
(i)(A) Contracts with each current employee, officer or director of, or independent contractor or consultant to, the Company or any of its Subsidiaries who receives annual compensation (excluding bonus and commission) in excess of One Hundred Thousand Dollars ($100,000) which Contract cannot, in each case, be terminated by the Company or a Subsidiary thereof without penalty or without more than ninety (90) days’ notice and (B) Contracts with current or former employees, officers, directors, independent contractors or consultants of the Company or any of its Subsidiaries that provide for severance, retention, change in control or similar payments (other than any such Contracts which are no longer in effect);
(ii)Contracts for or relating to the making of any loans to another Person (other than the Company or any of its Subsidiaries and other than loans to current or former employees in the Ordinary Course of Business through a qualified Benefit Plan) in excess of One Hundred Thousand Dollars ($100,000);
(iii)except for Contracts relating to trade receivables, all Contracts relating to Indebtedness of the Company or a Subsidiary of the Company in excess of One Hundred Thousand Dollars ($100,000);
(iv)Contracts relating to the acquisition or disposition of any operating business (whether by merger, sale/purchase of stock, sale/purchase of assets or otherwise) entered into at any time during the last three (3) years;
(v)Contracts relating to the purchase, sale, lease, assignment, sublease, license or transfer of any real property, including all Real Property Leases;
(vi)Contracts, including open (i.e., unfulfilled as of the Execution Date) purchase orders, involving aggregate payment or receipt by the Company and its Subsidiaries in excess of Two Hundred Fifty Thousand Dollars ($250,000) and which, in each case, cannot be terminated by the Company or a Subsidiary thereof without penalty or without more than ninety (90) days’ notice;
(vii)Contracts, including open (i.e., unfulfilled as of the Execution Date) purchase orders, with any Material Customer or Material Supplier;
(viii)Contracts that require the Company or a Subsidiary thereof to purchase its total requirements of any product or service from a third party or that contain “take or pay” provisions;
(ix)broker, distributor, dealer, manufacturer’s representative, franchise, agency, sales promotion, market research, marketing consulting and advertising Contracts that, in each case, involve aggregate payment or receipt by the Company and its Subsidiaries in excess of Two Hundred Fifty Thousand Dollars ($250,000);
(x)any Contract the primary purpose of which is to provide for (i) the indemnification by the Company or a Subsidiary thereof of any Person or (ii) the assumption of any Tax or other liability of any Person;
(xi)Contracts with any Governmental Authority;
(xii)Contracts granting a right of first refusal, first offer or similar preferential right to purchase or acquire equity interests in the Company or a Subsidiary thereof (other than the Organizational Documents);
(xiii)Contracts containing covenants of the Company or its Subsidiaries prohibiting or limiting the right of the Company and its Subsidiaries to compete in any line of business or prohibiting or restricting their ability to conduct business with any Person in any geographic area, but not including those Contracts providing solely for the non-solicitation of employees by the Company or its Subsidiaries;
(xiv)Contracts for joint ventures or similar partnerships; and
(xv)Company IP Agreements.
(b)Except as set forth in Section 4.13(b) of the Company Disclosure Schedule, each Material Contract is in full force and effect and is a legal, valid, binding and enforceable obligation of the Company or a Subsidiary thereof, as the case may be, and, to the Knowledge of the Company, of the other party or parties thereto in accordance with its terms, except as enforceability may be limited by applicable Equitable Principles. None of the Company or a Subsidiary thereof, as the case may be, or, to the Knowledge of the Company, any other party or parties thereto is in breach of or default under (or is alleged to be in breach of or default under) in any material respect, or has provided or received any notice of any intention to terminate, any Material Contract. No event or circumstance has occurred that, with notice or lapse of time or both, would constitute or result in a breach or an event of default, in any material respect, by the Company or any of its Subsidiaries under any Material Contract, or, to the Knowledge of the Company, by

the other party or parties thereto. No party to any Material Contract has given the Company written notice of its intention to cancel, terminate, materially change the scope of its rights under or fail to renew any Material Contract. Except as set forth in Section 4.13(b) of the Disclosure Schedule, the Company has made available to Purchaser complete and correct copies of each Material Contract (including all modifications, amendments and supplements thereto and waivers thereunder).
4.13    Customers and Suppliers.
(a)Section 4.14(a) of the Company Disclosure Schedule sets forth (i) a list of the twenty (20) largest customers (measured by dollar volume of sales to such customers) of the Company and its Subsidiaries, taken as a whole, for each of the two (2) most recent fiscal years (collectively, the “Material Customers”) and (ii) the amount of consideration paid by each Material Customer during such periods. Except as set forth in Section 4.14(a) of the Company Disclosure Schedule, the Company has not received any notice, and has no reason to believe, that any of its Material Customers has ceased, or intends to cease after the Closing, to use its goods or services or to otherwise terminate or materially reduce its relationship with the Company and its Subsidiaries.
(b)Section 4.14(b) of the Company Disclosure Schedule sets forth (i) a list of the twenty (20) largest suppliers (measured by dollar volume of purchases from such suppliers) of the Company and its Subsidiaries, taken as a whole, for each of the two (2) most recent fiscal years (collectively, the “Material Suppliers”) and (ii) the amount of purchases from each Material Supplier during such periods. Except as set forth in Section 4.14(b) of the Company Disclosure Schedule, the Company has not received any notice, and has no reason to believe, that any of its Material Suppliers has ceased, or intends to cease, to supply goods or services to the Company and its Subsidiaries or to otherwise terminate or materially reduce its relationship with the Company and its Subsidiaries.
4.14    Intellectual Property.
(a)Section 4.15(a) of the Company Disclosure Schedule lists all (i) Company IP Registrations and (ii) Company Intellectual Property, including software, that are not registered but that are material to the business of the Company and its Subsidiaries. All required filings and fees related to the Company IP Registrations have been timely filed with and paid to the relevant Governmental Authorities and authorized registrars, and all Company IP Registrations are otherwise in good standing.
(b)The Company or its Subsidiary, as the case may be, is the sole and exclusive legal, and with respect to the Company IP Registrations, record owner of all right, title and interest in and to the Company Intellectual Property that is material to the business of the Company and its Subsidiaries, in each case, free and clear of all Liens other than Permitted Liens and Liens imposed on or by Purchaser. Without limiting the generality of the foregoing, the Company has entered into binding, written agreements with every current and former employee, and with every current and former independent contractor, in each case who was materially involved in the development of Intellectual Property on behalf of the Company or its Subsidiary, whereby such employees and independent contractors assign to the Company any ownership interest and right they may have in the Company Intellectual Property.

(c)The consummation of the Transaction will not result in the material loss or material impairment of or payment of any material additional amounts with respect to the right of the Company or its Subsidiary, as the case may be, to own, use or hold for use any material Intellectual Property as owned, used or held for use in the conduct of the business of the Company and its Subsidiaries as currently conducted.
(d)The rights of the Company or its Subsidiaries, as the case may be, in the material Company Intellectual Property are valid, subsisting and enforceable. The Company and its Subsidiaries have taken commercially reasonable steps to maintain their rights with respect to the Company Intellectual Property and to protect and preserve the confidentiality of all trade secrets included in the Company Intellectual Property, including requiring all Persons having access thereto to execute written non-disclosure agreements, in each case as the Company has deemed necessary or appropriate for the conduct of the business of the Company and its Subsidiaries.
(e)Except as set forth in Section 4.15(e) of the Company Disclosure Schedule, during the three (3) year period immediately preceding the Execution Date, the conduct of the business of the Company and its Subsidiaries as currently and formerly conducted has not materially infringed, misappropriated, or otherwise materially violated the Intellectual Property or other rights of any Person. To the Knowledge of the Company, during the three (3) year period immediately preceding the Execution Date, no Person has materially infringed, misappropriated, or otherwise materially violated, or is currently materially infringing, misappropriating, or otherwise materially violating, any Company Intellectual Property.
(f)Except as set forth in Section 4.15(f) of the Company Disclosure Schedule, there are no Legal Proceedings (including any oppositions, interferences or re-examinations) settled, pending or currently threatened in writing (including in the form of written offers to obtain a license): (i) against the Company or any of its Subsidiaries alleging any infringement, misappropriation, dilution or violation of the Intellectual Property of any Person by the Company or any of its Subsidiaries, (ii) against the Company or any of its Subsidiaries challenging the validity, enforceability, registrability or ownership of any Company Intellectual Property or the rights of the Company or its Subsidiary, as the case may be, with respect to any Company Intellectual Property, or (iii) by the Company or any of its Subsidiaries alleging any infringement, misappropriation, dilution or violation by any Person of the Company Intellectual Property. Neither the Company nor any of its Subsidiaries is subject to any outstanding Order related to or directed at Intellectual Property (including any motion or petition therefor) that restricts or impairs the use of any Company Intellectual Property.
4.15    Employee Benefits Plans.
(a)Section 4.16(a) of the Company Disclosure Schedule sets forth a list of all “employee benefit plans” as that term is defined in Section 3(3) of ERISA, and any material benefit plan, program, contract or arrangement, whether or not subject to ERISA, providing for group or individual (i) pension, retirement, profit-sharing, deferred compensation, equity or equity-based compensation, employee stock ownership, (ii) health, welfare life insurance, or disability benefits, (iii) bonus, severance, salary continuation, retention, change-in-control payments, (iv) vacation, sick leave, or other paid time off, and (v) fringe benefit plans, but excluding government programs and statutory benefits, that are currently adopted, maintained by, sponsored or contributed to by the Company or its Subsidiaries (collectively, the “Benefit Plans”).
(b)For each Benefit Plan, the Company has provided or made available to Purchaser the following, to the extent the Company maintains the following or is required to prepare, file, or distribute the following:
(i)the plan document (or, in the case of an unwritten Benefit Plan, a written description thereof) and all amendments thereto,
(ii)the most recent summary plan description (and any summaries of material modifications with respect thereto);
(iii)the three (3) most recently-filed annual reports on Form 5500 (with schedules and attachments);
(iv)any collective bargaining agreements pursuant to which contributions have been made or obligations incurred (including both pension and welfare benefits) by any Company or its Subsidiaries, and all collective bargaining agreements pursuant to which contributions are being made or obligations are owed by such entities;
(v)the most recent IRS opinion or determination letter;
(vi)all insurance policies which were purchased by or to provide benefits under any Benefit Plan;
(vii)all material Contracts with third party administrators, actuaries, investment managers, consultants, and other independent contractors that relate to any Benefit Plan;
(viii)a copy of the template notification form that was given within the three (3) years preceding the Execution Date to employees of their rights under COBRA, and under all other applicable federal and state Laws regulating the notice requirements of “group health plans” (as defined in Section 607(1) of ERISA);
(ix)all material notices or reports that were given by any Company or any Subsidiary of the Company, or any Benefit Plan to the IRS, the PBGC or the EBSA, within the three (3) years preceding the Execution Date;
(x)all discrimination testing reports and actuarial reports submitted for the three (3) years preceding the Execution Date by third party administrators, actuaries, investment managers, consultants, or other independent contractors with respect to any Benefit Plan; and
(xi)all material notices received from and correspondence with the IRS, the PBGC or the EBSA with respect to any Benefit Plan within the three (3) years preceding the Execution Date.

(c)No Benefit Plan is a “multiemployer plan” as defined in Section 3(37) of ERISA (a “Multiemployer Plan”) or is subject to Title IV of ERISA or Section 412 of the Code and, in the last six (6) years, neither the Company nor any of its Subsidiaries has sponsored, maintained or contributed to a plan that is a Multiemployer Plan or is subject to Title IV of ERISA or Section 412 of the Code. No Benefit Plan is maintained in connection with any trust described in Section 501(c)(9) of the Code.
(d)Except as set forth in Section 4.16(d) of the Company Disclosure Schedule, with respect to each Benefit Plan, the Company and its Subsidiaries have complied and are now in compliance, in each case in all material respects, with all the provisions of ERISA, the Code and all Laws and regulations applicable to such Benefit Plans, and each Benefit Plan has been established, maintained, administered, operated, and contributed to in compliance, in all material respects, with its terms. The Benefit Plans that are intended to be qualified plans within the meaning of Section 401(a) of the Code are subject to a favorable IRS opinion or determination letter as to their qualified status. To the Knowledge of the Company, no event has occurred that could reasonably be expected to give rise to disqualification or loss of Tax-exempt status of any such qualified Benefit Plan.
(e)To the Knowledge of the Company, no claim (other than routine claims by participants and beneficiaries for benefits), Legal Proceeding, audits, administrative actions, litigations, arbitration or other action have been threatened or instituted against any Benefit Plan.
(f)No Benefit Plan provides retiree health or welfare insurance benefits to any current or former employee, officer or director of the Company or its Subsidiaries except as may be required by Section 4980B of the Code and Section 601 of ERISA or any other applicable Law. No Benefit Plan is a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA.
(g)Except as otherwise disclosed on Section 4.16(g) of the Company Disclosure Schedules, with respect to each Benefit Plan, all contributions, premiums or payments required to be made for the last five (5) years have been made on or before the dates they are due and payable (including permissible extensions). No event has occurred or circumstance exists that could result in a material increase in premium costs of Benefit Plans that are insured, or a material increase in benefit costs of such Benefit Plans that are self-insured.
(h)No employer securities, employer real property or other employer property is included in the assets of any Benefit Plan.
(i)With respect to each Benefit Plan that is a “nonqualified deferred compensation plan” (within the meaning of Section 409A of the Code), (i) the written terms of such plan have at all times been in material compliance with, and (ii) such plan has, at all times while subject to Section 409A of the Code, been operated in material compliance with, Section 409A of the Code and all applicable guidance thereunder. Neither the Company nor any of its Subsidiaries has any obligation to make a “gross-up” or similar payment in respect of any Taxes that may become payable under Section 409A of the Code.

(j)Except as set forth on Section 4.16(j) of the Company Disclosure Schedule, the execution and delivery of this Agreement or the consummation of the Transaction (either alone or in combination with another event) will not (i) result in the payment of any amount under any arrangements in effect on the Execution Date (including, without limitation, the Change in Control Bonus Payments) that would, individually or in combination with any other such payment, not be deductible as a result of Section 280G of the Code, (ii) entitle any current or former director, officer, employee, independent contractor or consultant to severance pay, termination pay, unemployment compensation, or any other payment or benefit under the Benefit Plans, (iii) accelerate the time of payment or vesting of benefits, (iv) increase the amount of compensation due to such individuals under any Benefit Plan, or (v) trigger any funding obligation under any Benefit Plan. Neither the Company nor any of its Subsidiaries has or would be reasonably expected to have any gross-up or other indemnity obligation for any excise Taxes imposed under Section 4999 of the Code.
(k)Notwithstanding any other provision of this Agreement to the contrary, this Section 4.16 contains the sole and exclusive representations and warranties of the Company with respect to employee benefit matters.
4.16    Labor.
(a)Except as set forth on Section 4.17(a) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is, or has been at any time during the past three (3) years, a party to, bound by or negotiating any labor or collective bargaining agreement in respect of any employee or group of employees of the Company or any of its Subsidiaries. To the Knowledge of the Company, no labor organization, union, or group of employees has made a pending demand for recognition, and there are no representation proceedings or petitions seeking a representation proceeding presently pending or, to the Knowledge of the Company, threatened to be brought or filed, with the National Labor Relations Board or other labor relations tribunal with respect to any employees of the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries has any duty to bargain with any labor organization or union.
(b)Except as set forth on Section 4.17(b) of the Company Disclosure Schedule, (i) there are no, and at any time during the past three (3) years there have been no, strikes, work stoppages, work slowdowns, lockouts, picketing or other similar labor activities pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries, and (ii) there are no material unfair labor practice charges, grievances or complaints pending or, to the Knowledge of the Company, threatened by or on behalf of any employee or group of employees of the Company or any of its Subsidiaries against the Company or any of its Subsidiaries before a Governmental Authority or arbitrator.
(c)The Company and its Subsidiaries are, and during the past three (3) years have been, in compliance, in all material respects, with all applicable Laws pertaining to employment and employment practices, including all Laws relating to labor relations, equal employment opportunities, fair employment practices, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, immigration, wages, hours, overtime compensation, child labor, hiring and termination of employees, working conditions, meal and break periods, privacy, health and safety, workers’ compensation, leaves of absence and unemployment insurance. All individuals characterized and treated by the Company as independent contractors or consultants are properly treated as independent contractors under all applicable Laws. All employees of the Company classified as exempt under the Fair Labor Standards Act and state and local wage and hour laws are properly classified. Within the past three (3) years, neither the Company nor any of its Subsidiaries has implemented any “plant closing” or “mass layoff” (as such terms are defined in the WARN Act) of employees that required compliance with the WARN Act.
(d)Section 4.17(d) of the Company Disclosure Schedule contains a list of all current employees of the Company or its Subsidiaries or natural persons who currently serve as independent contractors or consultants to the Company or its Subsidiaries, in each case as of the Execution Date, including any employee who is on a leave of absence of any nature, paid or unpaid, and sets forth for each such individual the following: (i) name, (ii) title or position (including whether full or part time), (iii) hire date, (iv) current annual base compensation rate, and (v) current commission, bonus or other incentive-based compensation target or opportunity.
4.17    Transactions With Related Parties. Except as set forth on Section 4.18 of the Company Disclosure Schedule, no present officer, director, member or stockholder of the Company or any of its Subsidiaries (or, to the Knowledge of the Company, any of such Person’s immediate family members or Affiliates), nor any Affiliate of the Company or any of its Subsidiaries (other than the Company and its Subsidiaries) (each a “Related Party”), is currently a party to any transaction or Contract with or binding upon the Company or any Subsidiary thereof or has any interest in any property or asset used by the Company or any Subsidiary thereof.
4.18    Insurance. Section 4.19 of the Company Disclosure Schedule sets forth, as of the Execution Date, a true and complete list of all current policies or binders of fire, liability, product liability, umbrella liability, real and personal property, workers’ compensation, vehicular, directors’ and officers’ liability, fiduciary liability and other casualty and property insurance maintained by the Company or its Subsidiaries and relating to the assets, business, operations, employees, officers and directors of the Company and its Subsidiaries (collectively, the “Insurance Policies”) and the Company has made available to Purchaser true and complete copies of such Insurance Policies. Except as set forth on Section 4.19 of the Company Disclosure Schedule, such Insurance Policies are in full force and effect and shall remain in full force and effect following the consummation of the Transaction. Neither the Company nor any of its Subsidiaries has received any written notice of cancellation of, premium increase with respect to, or alteration of coverage under, any of such Insurance Policies. All premiums due on such Insurance Policies have either been paid or, if due and payable prior to Closing, will be paid prior to Closing in accordance with the payment terms of each Insurance Policy. The Insurance Policies do not provide for any retrospective premium adjustment or other experience-based liability on the part of the Company or its Subsidiaries. All such Insurance Policies (a) are valid and binding in accordance with their terms, (b) are provided by carriers who are financially solvent, and (c) have not been subject to any lapse in coverage. There are no material claims related to the business of the Company and its Subsidiaries pending under any such Insurance Policies as to which coverage has been questioned, denied or disputed or in respect of which there is an outstanding reservation of rights. Neither the Company nor any of its Subsidiaries is in material default under, and has not otherwise failed to comply with, in any material respect, any provision contained in any such Insurance Policy.

4.19    Financial Advisors. Except as set forth on Section 4.20 of the Company Disclosure Schedule, no Person has acted, directly or indirectly, as a broker, finder, agent, investment banker or financial advisor for the Equity Holders, the Company or its Subsidiaries, and no Person other than those Persons set forth on Section 4.20 of the Company Disclosure Schedule is entitled to any fee or commission or like payment from the Equity Holders, the Company or its Subsidiaries in connection with the Transaction.
4.20    [Reserved].
4.21    Accounts Receivable. The accounts receivable reflected on the Balance Sheet and the accounts receivable arising after the date thereof have arisen from bona fide transactions entered into by the Company and its Subsidiaries involving the sale of goods or the rendering of services in the Ordinary Course of Business. Except as set forth on Section 4.22 of the Company Disclosure Schedule, none of the accounts receivable reflected on the Balance Sheet, and none of the accounts receivable arising after the date thereof, has been assigned or otherwise sold to any Person and neither the Company nor any of its Subsidiaries has discharged the obligor thereunder other than upon such obligor making payment in full of all amounts due under each such receivable subject to normal cash discounts accrued in the Ordinary Course of Business. The reserve for bad debts shown on the Balance Sheet has been determined in accordance with GAAP, consistently applied, subject to normal year-end adjustments and the absence of disclosures normally made in footnotes.
4.22    Books and Records. The minute books and stock record books of the Company and its Subsidiaries, all of which have been made available to Purchaser by the Company, are complete and correct in all material respects and have been maintained in accordance with sound business practices. Except as set forth on Section 4.23 of the Company Disclosure Schedule, (i) the minute books of the Company and its Subsidiaries contain accurate and complete records of all meetings, and actions taken by written consent of, the stockholders or other equity holders, the boards of directors or comparable governing bodies and any committees thereof, and (ii) no meeting, or action taken by written consent, of any such stockholders, equity holders, boards, bodies or committees has been held for which minutes have not been prepared and are not contained in such minute books. At the Closing, all of those books and records will be in the possession of the Company.
4.23    Limitations on Representations and Warranties. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS ARTICLE IV AND THE CERTIFICATE TO BE DELIVERED ON BEHALF OF THE COMPANY PURSUANT TO SECTION 8.2(a) (EACH AS MODIFIED BY THE COMPANY DISCLOSURE SCHEDULE TO THE EXTENT PROVIDED HEREIN), NEITHER THE COMPANY NOR ANY OTHER PERSON MAKES, OR HAS BEEN AUTHORIZED BY THE COMPANY OR ANY OF THEIR RESPECTIVE AFFILIATES TO MAKE, ANY OTHER EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY WITH RESPECT TO THE COMPANY AND ITS SUBSIDIARIES OR THE TRANSACTION, AND THE COMPANY DISCLAIMS ANY OTHER REPRESENTATIONS OR WARRANTIES, WHETHER MADE BY ANY AFFILIATE OF THE COMPANY OR ANY OF ITS OFFICERS, DIRECTORS, MANAGERS, EMPLOYEES, AGENTS OR REPRESENTATIVES AND IF MADE, SUCH REPRESENTATION OR WARRANTY MAY NOT BE RELIED UPON BY PURCHASER OR ANY OF ITS AFFILIATES AND

REPRESENTATIVES AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY OF ITS AFFILIATES. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS ARTICLE IV AND THE CERTIFICATE TO BE DELIVERED ON BEHALF OF THE COMPANY PURSUANT TO SECTION 8.2(a) (EACH AS MODIFIED BY THE COMPANY DISCLOSURE SCHEDULE TO THE EXTENT PROVIDED HEREIN), THE COMPANY HEREBY DISCLAIMS ALL LIABILITY AND RESPONSIBILITY FOR ANY REPRESENTATION, WARRANTY, OPINION, PROJECTION, FORECAST, STATEMENT, MEMORANDUM, PRESENTATION, ADVICE OR INFORMATION MADE, COMMUNICATED, OR FURNISHED (ORALLY OR IN WRITING) TO PURCHASER OR ITS AFFILIATES OR REPRESENTATIVES (INCLUDING ANY OPINION, PROJECTION, FORECAST, STATEMENT, MEMORANDUM, PRESENTATION, ADVICE OR INFORMATION THAT MAY HAVE BEEN OR MAY BE PROVIDED TO PURCHASER BY ANY DIRECTOR, OFFICER, EMPLOYEE, AGENT, CONSULTANT OR REPRESENTATIVE OF THE COMPANY OR ANY OF ITS AFFILIATES).
ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PURCHASER AND MERGER SUB
Except as set forth on the correspondingly numbered section of the disclosure schedule delivered by Purchaser to the Company and the Representative on the Execution Date concurrently with entry into the Original Agreement and attached to this Agreement as Schedule B (the “Purchaser Disclosure Schedule”) (and provided that disclosure in any section of such Purchaser Disclosure Schedule shall be deemed disclosed with respect to any other Section of this Article V, in addition to the Section referenced in such schedule, to the extent that it is reasonably apparent from the wording of such disclosure that such disclosure is applicable to such other Section), as of the date of hereof and as of the Closing Date, Purchaser and Merger Sub hereby, jointly and severally, represent and warrant as follows:
5.1    Organization.
(a)Purchaser is duly organized, validly existing and in good standing under the laws of the State of Michigan. Purchaser has the power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted. Purchaser is duly licensed or qualified to do business in each jurisdiction in which the nature of its business or the character or location of any properties or assets owned or leased by it makes such licensing or qualification necessary, except for those jurisdictions where the failure to be so qualified would not have, individually or in the aggregate, a Purchaser Material Adverse Effect.
(b)Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Merger Sub has been formed solely for the purpose of engaging in the Transaction and, as of the Effective Time, will have engaged in no other business or other activities or incurred any liabilities, other than in connection with or as contemplated herein. Purchaser owns, and immediately prior to the Effective Time shall continue to own, of record and beneficially, all outstanding shares of capital stock of Merger Sub. Merger Sub has delivered to the Company true, correct and complete copies of its certificate of incorporation and bylaws as in effect on the Execution Date.
5.2    Authorization of Agreement. Each of Purchaser and Merger Sub has the requisite corporate power and authority to execute and deliver this Agreement and each other Transaction Agreement to which it is a party, and subject to, in the case of the consummation of the Merger by Merger Sub, adoption of this Agreement by the consent of the sole stockholder of Merger Sub, to perform its obligations hereunder and thereunder and to consummate the Transaction. The execution, delivery and performance by each of Purchaser and Merger Sub of the Transaction Agreements to which it is a party and the consummation of the Transaction has been duly authorized by the requisite corporate action on the part of Purchaser and Merger Sub. Each of the Transaction Agreements to which it is a party has been or will be at or prior to the Closing, duly and validly executed and delivered by Purchaser and Merger Sub and (assuming the due authorization, execution and delivery by the other parties thereto) each of the Transaction Agreements, when so executed and delivered, will constitute, the legal, valid and binding obligations of Purchaser and Merger Sub, enforceable against each in accordance with its terms, subject to applicable Equitable Principles.
5.3    Conflicts; Consents of Third Parties.
(a)Assuming the making of the filings and the receipt of the consents or waiting period terminations or expirations identified in Section 5.3(b), neither the execution, delivery or performance by Purchaser and Merger Sub of this Agreement or the other Transaction Agreements to which each is a party, nor the consummation of the Transaction by Purchaser or Merger Sub, (i) conflict with, violate or constitute a default (with or without notice or lapse of time, or both) under the Organizational Documents of Purchaser, Merger Sub or any of their Affiliates, (ii) require the consent, notice or other action by any Person under, conflict with, violate or constitute a default (with or without notice or lapse of time, or both) result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any Contract or Permit to which Purchaser, Merger Sub or any of their Affiliates is a party or by which any of their respective properties or assets are bound, or (iii) conflict with, violate or constitute a default (with or without notice or lapse of time, or both) under any Law applicable to Purchaser, Merger Sub or any of their Affiliates.
(b)No consent, waiver, approval, Order, Permit or authorization of, or declaration or filing with, or notification to, any Governmental Authority is required by or with respect to Purchaser, Merger Sub or any of their Affiliates in connection with the execution, delivery and performance by Purchaser and Merger Sub of this Agreement or the other Transaction Agreements to which Purchaser or Merger Sub is a party or the consummation of the Transaction by Purchaser, except for the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, any filing pursuant to the Exchange Act or stock exchange rules, or any filing or termination of the waiting period or other approval required under the HSR Act.
5.4    Legal Proceedings. There are (a) no pending or, to the knowledge of Purchaser, threatened, Legal Proceedings against or by and (b) no outstanding Order imposed upon any of Purchaser, Merger Sub or any of their Affiliates that (x) challenges or seeks to prevent, enjoin or otherwise delay the Transaction or (y) that would have, individually or in the aggregate, a Purchaser Material Adverse Effect.

5.5    Financial Capability. Purchaser has, and will have as of the Closing, sufficient cash on hand or other sources of immediately available funds to pay the Purchase Price and to perform its obligations hereunder. Purchaser and Merger Sub have not incurred any obligation, commitment, restriction or liability of any kind that would impair or adversely affect such resources and capabilities.
5.6    Financial Advisors. No Person has acted, directly or indirectly, as a broker, finder, agent, investment banker or financial advisor for Purchaser, Merger Sub or their Affiliates and no Person is entitled to any fee or commission or like payment from Purchaser, Merger Sub or their Affiliates in connection with the Transaction.
5.7    No Other Representations and Warranties; No Reliance; Purchaser Investigation.
(a)Purchaser acknowledges and agrees that, except as expressly set forth in Article IV and the certificate to be delivered on behalf of the Company pursuant to Section 8.2(a), the Company makes no representation or warranty, express or implied, relating to the Company or its Subsidiaries, itself, or any of their respective businesses, operations, assets, liabilities, conditions or prospects or the Transaction, including with respect to merchantability, fitness for any particular or ordinary purpose, or as to the accuracy or completeness of any information regarding any of the foregoing, or as to any other matter, notwithstanding the delivery or disclosure to Purchaser, Merger Sub or any of their Affiliates or representatives of any documents, opinions, projections, forecasts, statements, memoranda, presentations, advice or information (whether communicated orally or in writing), and any such other promises, representations or warranties, or liability or responsibility therefor, are hereby expressly disclaimed.
(b)Without in anyway limiting the representations, warranties, covenants or agreements set forth in this Agreement, the other Transaction Agreements and any certificate or other writing delivered pursuant hereto, Purchaser has made its own independent investigation into and, based thereon, has formed an independent judgment concerning, the Company and its Subsidiaries and the Transaction and, in making its determination to enter into this Agreement, Purchaser has relied on (i) the results of its own independent investigation and independent judgment and (ii) the representations, warranties, covenants and agreements of the Company that are expressly set forth in this Agreement.
ARTICLE VI

CONDUCT OF BUSINESS
6.1    Conduct of the Company Pending the Closing. From the Execution Date until the earlier of the Closing or valid termination of this Agreement pursuant to Article XI, except (i) as set forth on Section 6.1 of the Company Disclosure Schedule, (ii) as required by applicable Law or any existing Contract or Benefit Plan, (iii) as otherwise specifically contemplated by this Agreement, (iv) as is solely between or among the Company and any of its Subsidiaries or (v) with the prior written consent of Purchaser or Merger Sub (which consent shall not be unreasonably withheld, delayed or conditioned), (A) the Company shall and shall cause the Company’s Subsidiaries to (1) conduct the business of the Company and the Company’s Subsidiaries in the Ordinary Course of

Business and (2) use reasonable best efforts to maintain and preserve intact the current organization, business and franchise of the Company and its Subsidiaries and to preserve the rights, franchises, goodwill and relationships of its employees, customers, lenders, suppliers, regulators and others having business relationships with the Company and its Subsidiaries, and (B) the Company shall not, and shall cause the Company’s Subsidiaries not to:
(a)(i) declare or pay any dividends or other distributions of cash or other property to the Company or any of the Equity Holders or their respective Affiliates or (ii) repurchase, redeem or otherwise acquire any outstanding shares of capital stock, membership interests or other equity interests of the Company or its Subsidiaries;
(b)transfer, issue, sell or dispose of, or grant options, warrants or other rights to purchase or otherwise acquire, any shares of capital stock, membership interests or other equity interests of the Company or its Subsidiaries, except for issuances upon the exercise or settlement of outstanding equity incentive awards of the Company or its Subsidiaries in accordance with the terms and conditions in effect as of the Execution Date;
(c)effect any stock split, recapitalization, reclassification or like change in the capitalization of the Company or its Subsidiaries, except to the extent necessary to satisfy the conditions set forth in Section 8.2(g);
(d)amend any of the Organizational Documents of the Company or its Subsidiaries; provided, however, that the Company may amend the Certificate of Incorporation of the Company pursuant to the Amendment to Certificate of Incorporation;
(e)(i) incur, assume or guarantee any Indebtedness or (ii) make any loans or advances to, or any capital investments in, any other Person, except in each case loans to employees in the Ordinary Course of Business through a qualified Benefit Plan or to the extent any such Indebtedness, loans or advances will be discharged at or prior to Closing or except to the extent necessary to satisfy the conditions set forth in Section 8.2(g);
(f)(i) acquire any corporation, limited liability company, partnership or other business organization or division thereof or (ii) sell, lease, license or otherwise dispose of material assets or securities, except for (x) assets which are obsolete or (y) inventory sold in the Ordinary Course of Business;
(g)except for the Merger, adopt any plan of merger, consolidation, reorganization, liquidation or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against it under any similar Law;
(h)other than in the Ordinary Course of Business or in accordance with an existing plan or budget that has been made available to Purchaser, make or cause to be made any capital expenditures in excess of Two Hundred Thousand Dollars ($200,000);
(i)fail to preserve or maintain its Permits;

(j)fail to continue in full force and effect all Insurance Policies, except as required by applicable Law;
(k)settle or compromise any Legal Proceeding in excess of Fifty Thousand Dollars ($50,000) individually or One Hundred Thousand Dollars ($100,000) in the aggregate;
(l)(i) grant any bonus or materially increase the compensation or benefits payable or to become payable to any current or former employee, officer, director, independent contractor or consultant, other than increases in the Ordinary Course of Business or as provided for in any Material Contract or Benefit Plan or required by applicable Law, (ii) adopt, amend or terminate any employment, severance, retention or other agreement with any current or former employee, officer, director, independent contractor or consultant, other than (x) retention agreements or other agreements which liabilities are included in the calculation of “Company Transaction Expenses” and (y) the employment agreement with Schultz entered into concurrently with the execution of the Original Agreement, the effectiveness of which is conditioned upon the Closing, (iii) adopt, materially amend or terminate any Benefit Plan, except in connection with terminations for “cause” or as required by applicable Law, or (iv) hire or promote any person as or to, as the case may be, an executive officer or hire or promote any employee below executive officer whose annual base salary is or will be in excess of One Hundred Thousand Dollars ($100,000), except in the Ordinary Course of Business; excluding, in each case with respect to the foregoing subclauses (i)-(iii), entry into one or more option cancellation agreements with Persons holding options to acquire Company Stock;
(m)except in the Ordinary Course of Business, (i) enter into any Contract that would constitute a Material Contract or (ii) accelerate, terminate or materially amend any material Contract of the Company or any of its Subsidiaries (including any Material Contract);
(n)change any of the Company’s or its Subsidiaries’ methods of accounting or methods of reporting income or deductions for Tax or accounting practice or policy, except in each case as required by applicable Law or GAAP;
(o)materially change any of the Company’s or its Subsidiaries’ cash management practices and its policies, practices and procedures with respect to collection of accounts receivable, establishment of reserves for uncollectible accounts, accrual of accounts receivable, inventory control, prepayment of expenses, payment of trade accounts payable, accrual of other expenses, deferral of revenue and acceptance of customer deposits; or
(p)enter into any agreement or otherwise make a commitment to do anything prohibited by this Section 6.1.
6.2    Stockholder Approval.
(a)Promptly, but in any event within one (1) hour following the execution of this Agreement by the parties hereto, the Company shall deliver to Purchaser a true, correct and complete copy of an action by written consent, executed and delivered by all of the Equity Sponsors and such other Stockholders who shall have consented to the Merger as of such time (collectively, the “Consenting Stockholders”), evidencing the adoption of this Agreement and the approval of the Merger, including (i) the deposit of the Indemnity Escrow Amount into the Indemnity Escrow Fund, (ii) the right of the Indemnified Parties subject to the terms and conditions of this Agreement and the Escrow Agreement, as applicable, to set off the amount of any Indemnifiable Losses with respect to which the Indemnified Parties are entitled to indemnification against the Indemnity Escrow Fund in accordance with and subject to the limitations set forth herein, (iii) the appointment of the Representative as the agent and attorney-in-fact for the Stockholders, having the powers and rights to limited liability and indemnification set forth herein and (iv) approval of the Amendment to Certificate of Incorporation (such action by written consent, the “Written Consent”).
(b)The Company shall, promptly following the execution of this Agreement by the parties hereto, deliver to its Stockholders, other than the Consenting Stockholders, a form of the Written Consent, together with notice and a description of the adoption of this Agreement and approval of the Merger and the other matters approved in the Written Consent delivered by the Consenting Stockholders. The document containing such information (the “Information Statement”), shall be prepared by the Company, shall include the Board Recommendation and the notice required by Section 228 of the DGCL. The Information Statement shall not, as of the date of mailing or the Effective Time, contain any untrue statement of a material fact, or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading. The Information Statement shall include therewith a copy of Section 262 of the DGCL, and shall be sufficient in form and substance to start the twenty (20) day period during which a Stockholder must demand appraisal of such Stockholder’s Company Stock as contemplated by Section 262(d)(2) of the DGCL.
(c)The board of directors of the Company shall not withdraw, alter, modify, change or revoke (i) its recommendation to the Stockholders to vote in favor of adoption of this Agreement (the “Board Recommendation”) or (ii) its approval of the Merger; provided, however, that the board of directors of the Company may, at any time prior to receiving the Stockholder Approval, change its Board Recommendation if the board of directors of the Company reasonably concludes in good faith, after receipt of advice from outside legal counsel, that the failure of the board of directors of the Company to change such Board Recommendation would result in a breach of its fiduciary obligations to the Stockholders under applicable Laws.
(d)Notwithstanding anything in this Agreement to the contrary but subject to Section 8.2(e), any shares of Company Stock held by a holder who has not voted in favor of adoption of this Agreement or consented thereto in writing and who has properly demanded and not effectively withdrawn or lost such holder’s appraisal rights in accordance with Section 262 of the DGCL, if applicable (such shares being referred to collectively as the “Dissenting Shares” until such time as such holder fails to perfect or otherwise loses such holder’s appraisal rights under the DGCL with respect to such shares), shall not be converted into or represent a right to receive the applicable consideration for Company Stock set forth in Section 2.2, but the holder thereof shall only be entitled to such rights as are provided by Section 262 of the DGCL, if applicable. Notwithstanding the provisions of this Section 6.2(d), if any holder of Dissenting Shares shall effectively withdraw or lose (through failure to perfect or otherwise) such holder’s appraisal rights with respect to such shares under Section 262 of the DGCL or if a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 262 of the DGCL, then such holder’s shares shall be treated as if they had been converted into and shall represent only the right to receive, as of the Effective Time, the Merger Consideration, as set forth in and subject to the provisions of this Agreement, upon surrender of the Certificate (as defined below) formerly representing such shares, without interest thereon. The Company shall provide Purchaser prompt written notice of any demands received by the Company for appraisal of any shares of Company Stock, any withdrawal of any such demand and any other demand, notice or instrument delivered to the Company prior to the Effective Time pursuant to the DGCL that relates to such demand, and Purchaser shall have the opportunity and right to direct all negotiations and proceedings with respect to such demands. Except with the prior written consent of Purchaser, the Company shall not make any payment with respect to, or settle or offer to settle, any such demands.
6.3    Notice; Effect of Notice. Prior to the Closing, the Company shall notify Purchaser, and Purchaser shall notify the Representative, promptly in writing if to the Knowledge of the Company or to the knowledge of Purchaser there occurs any event, transaction or circumstance that causes any material covenant or agreement of the Company (in the case of the Company) or Purchaser or Merger Sub (in the case of the Purchaser) to be breached or that renders untrue any representation or warranty of the Company (in the case of the Company) Purchaser or Merger Sub (in the case of the Purchaser) contained in this Agreement, in each case in any material respect; provided, however, that no such notice shall have any effect on the Representative’s or Purchaser’s, as the case may be, ability to assert the failure of any conditions to its obligation to close set forth in Article VIII or make a claim for indemnification under Article IX or Article X. Without limiting the foregoing, Purchaser’s receipt of information pursuant to this Section 6.3 shall not operate as a waiver or otherwise affect any representation, warranty, covenant or agreement given or made by the Company or Equity Sponsor in this Agreement (including Sections 9.2(a), 10.2 and 11.1(d)) and shall not be deemed to amend or supplement the Company Disclosure Schedule.
6.4    Control of Business. Purchaser acknowledges and agrees on behalf of itself and its Affiliates that: (a) nothing contained in this Agreement shall give Purchaser or its Affiliates, directly or indirectly, the right to control or direct the Company’s or its Subsidiaries’ operations prior to the Closing; and (b) prior to the Closing, the Company’s management and board of directors and equity holders shall exercise, consistent with and subject to the terms and conditions of this Agreement and applicable Law, complete control and supervision over the Company’s and its Subsidiaries’ operations.
6.5    Obligations with Respect to Consents of Governmental Authority. Purchaser shall not, and shall cause its Affiliates not to, acquire or agree to acquire, by merging with or into or consolidating with, or by purchasing a substantial portion of the assets of or equity in, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets, if the entering into of a definitive agreement relating to, or the consummation of such acquisition, merger or consolidation would reasonably be expected to materially delay or prevent the consummation of the Transaction by the Outside Date.

6.6    No Solicitation of Other Bids.
(a)Neither the Company nor Equity Sponsor shall, and shall not authorize or permit any of their respective Affiliates or any of their respective representatives to, directly or indirectly, (i) encourage, solicit, initiate, facilitate or continue inquiries regarding an Acquisition Proposal, (ii) enter into discussions or negotiations with, or provide any information to, any Person concerning a possible Acquisition Proposal, or (iii) enter into any agreements or other instruments (whether or not binding) regarding an Acquisition Proposal. The Company shall immediately cease and cause to be terminated, and shall cause its Affiliates and all of their respective representatives to immediately cease and cause to be terminated, all existing discussions or negotiations, if any, with any Persons conducted heretofore with respect to, or that could reasonably be expected to lead to, an Acquisition Proposal. For purposes hereof, “Acquisition Proposal” shall mean any inquiry, proposal or offer from any Person (other than Purchaser or any of its Affiliates) concerning (1) a merger, consolidation, liquidation, recapitalization, share exchange or other business combination transaction involving the Company or any of its Subsidiaries, (2) the issuance or acquisition of shares of capital stock or other equity securities of the Company or any of its Subsidiaries to a Person other than an existing Stockholder or any of its Affiliates, or (3) the sale, exchange or other disposition of any significant portion of the properties or assets of the Company and its Subsidiaries.
(b)In addition to the other obligations under this Section 6.6, the Company and each Equity Sponsor shall promptly (and in any event within two (2) Business Days after receipt thereof by the Company, any Subsidiary thereof, Equity Sponsor or their respective representatives) advise Purchaser orally and in writing of any Acquisition Proposal, any request for information with respect to any Acquisition Proposal, or any inquiry with respect to or which could reasonably be expected to result in an Acquisition Proposal, and the material terms and conditions of such request, Acquisition Proposal or inquiry.
(c)The Company and Equity Sponsor agree that the rights and remedies for noncompliance with this Section 6.6 shall include the right to seek to have this Section 6.6 specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach shall cause irreparable injury to Purchaser and that money damages would not provide an adequate remedy to Purchaser.
ARTICLE VII

COVENANTS
7.1    Access to Information.
(a)From the Execution Date until the earlier of the termination of this Agreement or the Closing Date, upon reasonable prior written request, subject to Section 7.1(c), and except as determined by the Company in good faith to be appropriate to ensure compliance with any applicable Laws and, except as determined by the Company in good faith to reasonably be expected to violate the attorney-client privilege, other legal privilege or any contractual confidentiality obligations (provided that no such exception shall apply to or otherwise limit the disclosure required by any of the representations and warranties in Article IV and, in the case of any such exception properly relied upon, the Company shall provide prompt written notice to Purchaser of its determination to withhold information and the basis therefor), the Company shall and shall cause its Subsidiaries to afford each Designated Representative reasonable access to the offices, properties (including the Real Property), books and records of the Company; provided, however, that (i) such access shall be conducted during normal business hours under the supervision of the Company’s personnel and in such a manner so as not to interfere with the normal operations of the Company or any of its Subsidiaries; (ii) the auditors and accountants of the Company or any of its Subsidiaries shall not be obligated to make any work papers (to the extent extant) available to any Person unless and until such Person has signed a customary agreement relating to such access to work papers in form and substance reasonably acceptable to such auditors or accountants; (iii) if the Parties are in an adversarial relationship in litigation or arbitration, the furnishing of information, documents or records in accordance with this Section 7.1(a) shall be subject to applicable rules relating to discovery; and (iv) any access to the Company’s properties shall be subject to the Company’s reasonable security and insurance measures and shall be subject to any restrictions applicable to the properties, including the terms of any leases.
(b)For a period of five (5) years commencing on the Closing Date, in connection with any reasonable business purpose (including the determination of any matter relating to the rights or obligations of the Company under this Agreement and otherwise as may be reasonably requested in connection with, among other things, any insurance claims by, Legal Proceedings (other than Legal Proceedings between the Representative, on the one hand, and Purchaser, on the other hand, related to this Agreement or the Transaction) or Tax audits against, or governmental investigations of, the Company or any of its Subsidiaries or in order to enable the Company to comply with the obligations under this Agreement and each other Transaction Agreement) upon reasonable prior request and except as determined by the Purchaser in good faith to be appropriate to ensure compliance with any applicable Law and, except as determined by Purchaser in good faith to reasonably be expected to violate the attorney-client privilege, other legal privilege, or contractual confidentiality obligations, Purchaser shall, and shall cause the Company and its representatives to, (i) afford the Representative reasonable access, during normal business hours, to the offices, books and records of the Company and its Subsidiaries (and Purchaser to the extent relevant to the Company and its Subsidiaries) and (ii) make available to the Representative and any representatives of the Representative the employees of the Company and its Subsidiaries whose assistance, expertise, testimony, notes and recollections or presence is necessary to assist the Representative in connection with the Representative’s inquiries for any of the purposes referred to above, including the presence of such Persons as witnesses in hearings or trials for such purposes; provided, however, that (A) such requests shall not unreasonably interfere with the normal operations of the Company or any of its Affiliates; (B) that the auditors and accountants of the Company or its Affiliates shall not be obligated to make any work papers (to the extent extant) available to any Person unless and until such Person has signed a customary agreement relating to such access to work papers in form and substance reasonably acceptable to such auditors or accountants and (C) that if the Parties are in an adversarial relationship in litigation or arbitration, the furnishing of information, documents or records in accordance with this Section 7.1(b) shall be subject to applicable rules relating to discovery. In furtherance of the foregoing, Purchaser agrees to preserve and keep the records held by the Company or Purchaser relating to the business of the Company and its Subsidiaries for a period of five (5) years from the Closing Date.

(c)Notwithstanding anything in this Agreement to the contrary, the Company shall not be required, prior to the Closing, to disclose (or to provide access to any of its offices, properties, books or records that could reasonably be expected to result in the disclosure to such Persons or others of) any confidential information relating to non-public customer personal data (e.g., data that identifies an individual, the collection, storage or transfer of which is regulated by Law), nor shall the Company be required to permit Purchaser or its Affiliates or representatives to have access to or to copy or remove from the offices or properties of the Company or any of its Affiliates any documents or other materials that could reasonably be expected to reveal any such confidential information (provided that the foregoing shall not apply to or otherwise limit the disclosure required by any of the representations and warranties in Article IV and, in the case of any such limitation properly relied upon, the Company shall provide prompt written notice to Purchaser of its determination to withhold information and the basis therefor).
(d)Without limiting the generality of Section 7.1(a), between the Execution Date and the Closing:
(i)Purchaser, at its cost and expense, may have one or more independent consultants perform reasonable environmental inspections, reviews and audits of the Real Property and the machinery and equipment located at the Facilities (“Environmental Inspections”). Notwithstanding any other provision in this Agreement, Purchaser shall not, prior to the Closing, conduct any environmental or invasive tests or sampling of air, soil (including surface and subsurface materials), surface water and ground water, or any building materials or equipment located at the Real Property, unless approved in writing by the Representative in its sole discretion.
(ii)Purchaser, at its cost and expense, may have one or more land surveyors perform surveys of any parcel of Real Property, complying with the 2016 minimum detail requirements for ALTA/NPS land title surveys as adopted by the American Land Title Association and the National Society of Professional Surveyors (“Surveys”).
(iii)The Company and its Subsidiaries shall reasonably cooperate with Purchaser in connection with any Environmental Inspection or Survey. Any such Environmental Inspection or Survey shall not unreasonably interfere with the business or operations of the Company or its Subsidiaries.
7.2    Cooperation; Filings and Approvals.
(a)Subject to the terms and conditions of this Agreement (including Section 7.2(d)), the Parties shall cooperate with one another and use (and shall cause their respective Subsidiaries and Affiliates to use) their respective commercially reasonable efforts to promptly (i) take, or cause to be taken, all actions, and do, or cause to be done, all things, necessary, proper or advisable to cause the conditions to Closing to be satisfied as promptly as practicable and to consummate and make effective, in the most expeditious manner practicable, and in any event by or before the Outside Date, the Transaction, including preparing and filing promptly and fully all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents; provided, however, that none of Purchaser, Merger Sub, the

Company or the Equity Holders shall be obligated to pay any fees, costs or consideration to any Person from whom any such approval, consent, registration, Permit, authorization or other confirmation is requested, except as otherwise set forth in this Agreement. For the avoidance of doubt, the obtaining of any such approval, consent, registration, Permit, authorization or other confirmation is not a condition to Closing unless expressly set forth in Article VIII.
(b)Each of the Company and Purchaser, as applicable, shall use its commercially reasonable efforts to cooperate with the other in connection with any filing or submission with a Governmental Authority in connection with the Transaction and in connection with any investigation or other inquiry by or before a Governmental Authority relating to the Transaction. Subject to applicable Laws relating to the exchange of information and to the extent practicable, each of the Equity Holders, the Company and Purchaser, shall have the right to review in advance and upon request, and each will consult the other on, any filing made with, or written materials submitted to, any Governmental Authority in connection with the Transaction. In addition, to the extent reasonably practicable, all in-person meetings with a Governmental Authority regarding the Transaction shall include representatives of all Parties. Subject to applicable Law, the Parties will consult and cooperate with each other in connection with any analyses, appearances, presentations, memoranda, briefs, arguments and proposals made or submitted to any Governmental Authority regarding the Transaction by or on behalf of any Party.
(c)Notwithstanding the foregoing, Purchaser and its Affiliates shall not be required (i) to sell, license or otherwise dispose of, or to hold separate and agree to sell, license or otherwise dispose of, any entities, assets or facilities of the Company and its Subsidiaries or, following the Closing, Purchaser and its Affiliates (including the Surviving Corporation and its Subsidiaries), (ii) terminate, amend or assign existing relationships and contractual rights and obligations of the Company or any of its Subsidiaries or of Purchaser or any of its Affiliates, (iii) amend, assign or terminate existing licenses or other agreements of the Company or any of its Subsidiaries or of Purchaser or any of its Affiliates and enter into such new licenses or other agreements, (iv) litigate (or defend) against any administrative or judicial action or proceeding (including any proceeding seeking a temporary restraining order or preliminary injunction) challenging the Transaction as violative of any Law or (v) take any action requested by a Governmental Authority as a condition to terminate an applicable waiting period or otherwise permit the Transaction to close without challenge.
(d)Nothing in this Agreement shall be construed as requiring the Company to agree to any terms or restrictions as a condition to, or in connection with, obtaining any approvals, consents, registrations, Permits, authorizations or confirmation from any Governmental Authority or other Person unless such terms or restrictions are conditioned upon the Closing.
7.3    Confidentiality. Purchaser acknowledges that the information provided to Purchaser and its representatives in connection with this Agreement (including Section 7.1 hereof) and the Transaction is subject to the terms of the Confidentiality Agreement, dated October 8, 2015, by and between Purchaser and idX Corporation (the “Confidentiality Agreement”), the terms of which are incorporated herein by reference.

7.4    Publicity. None of the Company, Equity Sponsor or the Representative on the one hand, or Purchaser and its Affiliates, on the other hand, shall issue any press release or public announcement concerning this Agreement, the other Transaction Agreements or the Transaction or make any other public disclosure containing or pertaining to the terms of this Agreement without obtaining the Representative’s or Purchaser’s, as applicable, prior written approval, which approval will not be unreasonably withheld or delayed, unless, in the judgment of the Party seeking to disclose, disclosure is otherwise required by applicable Law or by the applicable rules of any stock exchange on which such disclosing Party lists securities; provided, however, that, to the extent any disclosure is required by applicable Law or stock exchange rules, the Party intending to make such disclosure shall use its commercially reasonable efforts consistent with applicable Law or stock exchange rule to consult with the Representative or Purchaser, as applicable, with respect to the text thereof; provided, further, that (i) the Equity Holders and their respective Affiliates shall be entitled to disclose such information to their respective employees, equity owners, partners, prospective partners, investors, prospective investors, professional advisors and lenders who have a need to know the information and who agree to keep such information confidential or are otherwise bound to confidentiality and (ii) Purchaser’s financing sources and other professional advisors may publish “tombstones” or other customary announcements which do not contain pricing details that are not otherwise publicly available.
7.5    Satisfaction of Indebtedness. On or prior to the Closing Date, as directed by the Representative, the Company and its Subsidiaries shall pay and discharge any Closing Date Indebtedness to be Repaid not included in the calculation of the Closing Date Purchase Price, or such Indebtedness shall be paid by Purchaser on the Closing Date out of the payments due hereunder. In furtherance thereof, the Company shall obtain, prior to the Closing Date, one or more customary pay-off letters executed by the administrative agents or the lenders under any Closing Date Indebtedness to be Repaid, in each case, setting forth all amounts necessary to be paid in order to fully discharge each such Indebtedness and any Liens related thereto and in a form reasonably acceptable to Purchaser (the “Pay-Off Letters”).
7.6    Director and Officer Liability; Indemnification.
(a)For a period of six (6) years after the Closing, Purchaser shall, and shall cause the Surviving Corporation and its Subsidiaries to, to the fullest extent permitted by applicable Law and the “tail” insurance policies described in Section 7.6(c), (i) indemnify and hold harmless any present or former officer, manager and/or director of the Company or any of its Subsidiaries (each, a “D&O Indemnified Person”) against all D&O Expenses and all Losses, claims, damages, judgments and amounts paid in settlement in respect of any threatened, pending or completed claim, action or proceeding, whether criminal, civil, administrative or investigative, based on or arising out of or relating to the fact that such Person is or was a director or officer of the Company or any of its Subsidiaries or arising out of acts or omissions occurring on or prior to the Closing in such Person’s capacity as a director or officer of the Company or any of its Subsidiaries (a “D&O Indemnifiable Claim”) and (ii) reimburse such D&O Indemnified Persons all D&O Expenses incurred in connection with any D&O Indemnifiable Claim promptly after receipt of statements therefor, subject to the Surviving Corporation’s receipt of an undertaking by such D&O Indemnified Party to repay such legal and other fees and expenses if it is ultimately determined in a final and non-appealable judgment of a court of competent jurisdiction that such D&O Indemnified Person is not entitled to be indemnified under applicable Law. Any D&O Indemnifiable Claim shall continue until such D&O Indemnifiable Claim is disposed of or all judgments, orders, decrees or other rulings in connection with such D&O Indemnifiable Claim are fully and finally satisfied. For the purposes of this Agreement, “D&O Expenses” shall mean reasonable attorneys’ fees and all other out-of-pocket costs, charges and expenses paid or incurred in connection with investigating, defending, being a witness in or participating in (including on appeal), or preparing to defend, to be a witness in or participate in any D&O Indemnifiable Claim.
(b)Purchaser agrees that (i) the Organizational Documents of the Surviving Corporation and its Subsidiaries after the Closing shall contain provisions with respect to indemnification and exculpation from liability that are at least as favorable to the beneficiaries of such provisions as those provisions that are set forth in the Organizational Documents of the Company and its Subsidiaries, respectively, on the Execution Date, which provisions shall not be amended, repealed or otherwise modified following the Closing in any manner that would adversely affect the rights thereunder of such beneficiaries, unless such modification is required by applicable Law and (ii) all rights to indemnification as provided in any indemnification agreements with any current or former directors, officers and employees of the Company or any of its Subsidiaries as in effect as of the Execution Date and set forth on Section 4.13(a) of the Company Disclosure Schedule with respect to matters occurring at or prior to the Closing shall survive the Closing.
(c)At or prior to Closing, the Company shall, at the Company’s expense (which expense shall be characterized as a “Company Transaction Expense” for purposes of this Agreement) obtain, maintain and fully pay for irrevocable “tail” insurance policies naming the D&O Indemnified Persons as direct beneficiaries with a claims period of at least six (6) years from the Closing Date from an insurance carrier with the same or better financial-strength rating as the Company’s current insurance carrier with respect to directors’ liability insurance in an amount and scope at least as favorable to the Company’s directors and officers as the Company’s existing policies with respect to matters existing or occurring at or prior to the Closing Date. Purchaser shall not, and shall cause the Surviving Corporation to not, cancel or change such insurance policies in any respect so long as such policies are fully paid for by the Company prior to the Closing or included in the calculation of “Company Transaction Expenses”.
(d)In the event that Purchaser, the Surviving Corporation, any of the Surviving Corporation’s Subsidiaries or any of their respective successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and other assets to any Person, then, and in each such case, Purchaser shall cause proper provision to be made so that the applicable successors and assigns or transferees expressly assume the obligations set forth in this Section 7.6.
7.7    Undertakings of Purchaser. Purchaser shall perform, or cause to be performed, when due, all obligations of Merger Sub under this Agreement.
7.8    Contact with Customers, Suppliers and Other Business Relations.

(a)From the Execution Date until 5:00 p.m. on the date occurring ten days after the Execution Date (such period, the “Customer DD Period”), the Company shall use commercially reasonable efforts to assist Purchaser in conducting customer surveys (the “Customer Surveys”) with respect to the Contacted Customers that shall take place during the Customer DD Period (which Customer Surveys shall at all times be under the supervision of, and with the participation of, members of senior management of the Company and its Subsidiaries approved by Representative) pursuant to the questions and topics previously reviewed and approved by Representative. Purchaser shall use commercially reasonable efforts to cooperate with the Company to facilitate the scheduling and arranging of the Customer Surveys; provided, however, that the Customer Surveys shall only be conducted during the Customer DD Period and except as expressly contemplated by this Section 7.8, Purchaser shall have no further rights with respect to this Section 7.8 for any purpose under this Agreement.
(b)Purchaser hereby agrees that, except as expressly contemplated by Section 7.8(a), it is not authorized to and shall not (and shall not permit any of its representatives, employees or Affiliates to) contact any employee, tenant, landlord, customer, supplier, content provider, advertiser, distributor or other business relation of the Company or any of its Subsidiaries regarding the Transaction prior to the Closing without the prior written consent of the Representative (which may be granted or denied in its sole discretion). If the Representative consents to any such contact, the Representative, members of senior management of the Company and its Subsidiaries and their respective designees shall be given the reasonable opportunity to participate in any discussions and meetings, and copied on all correspondence, with any such Persons prior to Closing.
7.9    R&W Insurance Policy. Purchaser shall procure on or prior to the Closing Date, a buyer-side representation and warranty insurance policy from an insurer, which shall include the following terms: (a) Purchaser shall be the named insured, (b) coverage of at least Sixteen Million Dollars ($16,000,000) and (c) a duration at least (x) through the Expiration Date for claims related to any inaccuracy in or breach of any of the representations or warranties of the Company contained in this Agreement (other than the Fundamental Representations) and (y) for six (6) years after the Closing for all other claims covered by such R&W Insurance Policy, or a similar insurance policy with terms reasonably satisfactory to Purchaser (the “R&W Insurance Policy”) to insure against Losses incurred by a Purchaser Indemnified Party as a result of any inaccuracy or failure of any representation or warranty made by the Company in this Agreement to be true and correct as of the Closing Date (or as to the date made, where such representation or warranty relates to an earlier specified date), subject in all events to exclusions which are customary in nature, including without limitation, exclusions for the matters set forth on Schedule D hereto. The premium due under the R&W Insurance Policy and other related costs shall be borne as follows: (i) up to Five Hundred Thousand Dollars ($500,000) (the “Company R&W Premium Amount”) by the Company (which shall be included as a “Company Transaction Expense”) and (ii) the remainder by Purchaser. The R&W Insurance Policy shall include provisions whereby the insurer expressly waives any subrogation rights against any Equity Holder with respect to any claim made by the insured thereunder (except for fraud or criminal acts). Notwithstanding any provision to the contrary in this Agreement, Purchaser agrees not to amend the R&W Insurance Policy without the prior written consent of the Representative, which consent shall not be unreasonably withheld, conditioned or delayed.

7.10    Amendment to Certificate of Incorporation. The Company shall use its reasonable best efforts to amend the Certificate of Incorporation pursuant to the Amendment to Certificate of Incorporation prior to the Closing.
ARTICLE VIII

CONDITIONS TO CLOSING
8.1    Conditions Precedent to Obligation of the Parties. The respective obligation of each Party hereto to consummate the Transaction is subject to the satisfaction or waiver, in writing, on or prior to the Closing Date of the following conditions:
(a)no Legal Proceeding shall have been commenced against Purchaser, Merger Sub or the Company that challenges or seeks to prevent, enjoin or otherwise delay the Closing; and
(b)there shall not be in effect any Order by a Governmental Authority of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the Transaction.
8.2    Conditions Precedent to Obligation of Purchaser and Merger Sub. The obligation of Purchaser and Merger Sub to consummate the Transaction is further subject to the satisfaction or Purchaser’s waiver, in writing, on or prior to the Closing Date of the following conditions:
(a)(i) other than the representations and warranties of the Company set forth in Sections 4.1, 4.2, 4.4(a), 4.4(b) and 4.20, the representations and warranties of the Company set forth in this Agreement shall be true and correct (disregarding all qualifications or limitations as to “materiality”, “Company Material Adverse Effect” and words of similar import set forth therein) as of the Closing Date with the same force and effect as though made on and as of such date (other than those representations and warranties that address matters only as of a specified date, which shall have been true and correct only as of such specified date), except in each case where the failure of such representations and warranties to be so true and correct would not have, individually or in the aggregate, a Company Material Adverse Effect, (ii) the representations and warranties of the Company set forth in Sections 4.1, 4.2, 4.4(a), 4.4(b) and 4.20 shall be true and correct in all respects as of the Closing Date with the same force and effect as though made on and as of such date (other than those representations and warranties that address matters only as of a specified date, which shall have been true and correct only as of such specified date in all respects), and (iii) Purchaser shall have received a certificate signed by an authorized executive officer of the Company, dated as of the Closing Date, to the foregoing effect;
(b)the Company shall have performed and complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by the Company on or prior to the Closing Date, and Purchaser shall have received a certificate signed by an authorized executive officer of the Company, dated as of the Closing Date, to the foregoing effect;

(c)from the Execution Date, there shall not have occurred any Company Material Adverse Effect;
(d)the Company and/or the Representative, as applicable, shall have delivered each of the closing deliverables set forth in Section 3.2;
(e)(i) no Equity Holders shall have exercised, or remain entitled to exercise, statutory appraisal rights pursuant to Section 262 of the DGCL with respect to such shares of Company Stock, and (ii) Purchaser shall have received a certificate signed by an authorized executive officer of the Company, dated as of the Closing Date, to the foregoing effect;
(f)the R&W Insurance Policy shall have been obtained in accordance with Section 7.9;
(g)the Company shall have capitalized to equity any intercompany loan of Universal Showcase ULC d/b/a idX Toronto prior to the Closing Date; and
(h)the Certificate of Incorporation of the Company shall have been amended pursuant to the Amendment to Certificate of Incorporation or the required notices shall have been delivered at the times required by the Certificate of Incorporation of the Company and the applicable waiting periods thereunder shall have ended.
8.3    Conditions Precedent to Obligation of the Company. The obligation of the Company to consummate the Transaction is further subject to the satisfaction or the Representative’s waiver, in writing, on or prior to the Closing Date of the following conditions:
(a)the representations and warranties of Purchaser and Merger Sub set forth in this Agreement shall be true and correct (disregarding all qualifications or limitations as to “materiality”, “Purchaser Material Adverse Effect” and words of similar import set forth therein) as of the Closing Date with the same force and effect as though made on and as of such date (other than those representations and warranties that address matters only as of a specified date, which shall have been true and correct only as of such specified date), except in each case where the failure of such representations and warranties to be so true and correct would not have, individually or in the aggregate, a Purchaser Material Adverse Effect, and Representative shall have received a certificate signed by an authorized executive officer of Purchaser, dated as of the Closing Date, to the foregoing effect;
(b)each of Purchaser and Merger Sub shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by Purchaser or Merger Sub, as applicable, on or prior to the Closing Date, and the Representative shall have received a certificate signed by an authorized executive officer of Purchaser, dated as of the Closing Date, to the foregoing effect; and
(c)Purchaser shall have paid the Closing Payments due in accordance with Section 3.3.

ARTICLE IX

INDEMNIFICATION
9.1    Survival. Subject to the limitations and other provisions of this Agreement, the representations and warranties of the Parties contained in this Agreement shall survive the Closing and shall remain in full force and effect until the earlier of (x) thirty (30) days after delivery to the Surviving Corporation of the Surviving Corporation’s audit for the fiscal year ending December 31, 2017 and (y) June 30, 2018 (the “Expiration Date”); provided, however, that the representations and warranties in (1) Sections 4.1, 4.2, 4.4(a), 4.4(b) and 4.20 (the “Fundamental Representations”) and (2) Section 5.1 and Section 5.6 shall survive the Closing for a period of six (6) years. The covenants and agreements in this Agreement that by their nature are required to be performed by or prior to the Closing shall survive the Closing, and thus claims may be brought in respect of a breach thereof, until the twelve (12) month anniversary of the Closing Date. The covenants and agreements in this Agreement that by their nature are required to be performed following the Closing Date shall survive the Closing, and thus a claim may be brought in respect of a breach thereof, until six (6) months following the last date on which each such post-Closing covenant was required to be performed (or, if no such date is provided, then the Expiration Date). Notwithstanding the foregoing, if a written claim or written notice is given in good faith under this Article IX with respect to any representation, warranty, covenant or agreement prior to the expiration of the applicable survival period, the claim with respect to such representation, warranty, covenant or agreement shall continue indefinitely until such claim is finally resolved pursuant to this Article IX. Notwithstanding anything in this Agreement to the contrary, in the event of any breach of a representation or warranty by a Party that constitutes fraud, such representation or warranty shall survive the Closing indefinitely and continue in full force and effect.
9.2    Indemnification.
(a)From and after the Closing Date, and subject to the provisions of this Article IX, each Equity Holder hereby, on a several, and not joint and several, basis based on its allocable share of the Merger Consideration paid as of such date and solely in accordance with Section 9.5 (and the limitations set forth therein), agrees to indemnify and defend each of Purchaser and its Affiliates (including the Surviving Corporation and its Subsidiaries) and their respective directors, officers, employees, Affiliates, agents, attorneys, representatives, successors and assigns (collectively, the “Purchaser Indemnified Parties”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Purchaser Indemnified Parties based upon, arising out of, with respect to or by reason of:
(i)any inaccuracy in or breach of any of the representations or warranties of the Company contained in this Agreement (other than the representations and warranties set forth in Section 4.10 (Taxes));
(ii)(A) any breach or non-fulfillment on or prior to the Closing of any covenant or agreement to be performed by the Company pursuant to this Agreement on or prior to the Closing or (B) any breach or non-fulfillment of any covenant or agreement to be performed by the Representative or the Equity Holders pursuant to this Agreement; or
(iii)any claim made by any Equity Holder, other than the Equity Sponsors, Schultz or Representative to enforce their rights under this Agreement, relating to the calculation of the Merger Consideration, including with respect to the Per Share Preferred Consideration, the Per Share Common Consideration and the calculations and determinations pursuant to Section 2.5.
(b)From and after the Closing Date, and subject to the provisions of this Article IX, Purchaser shall indemnify and defend the Equity Holders and each of their respective directors, officers, employees, Affiliates, agents, attorneys, representatives, successors and assigns, as applicable (collectively, the “Equity Holders Indemnified Parties” and together with the Purchaser Indemnified Parties, the “Indemnified Parties”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Equity Holders Indemnified Parties based upon, arising out of, with respect to or by reason of:
(i)any inaccuracy in or breach of any of the representations or warranties of Purchaser or Merger Sub contained in this Agreement; or
(ii)any breach or non-fulfillment of any covenant or agreement to be performed by Purchaser or Merger Sub pursuant to this Agreement.
(c)Certain Limitations.
(i)Notwithstanding the provisions of this Article IX (but subject to Section 9.2(c)(iii)), after the Closing, the Purchaser Indemnified Parties (A) shall not be entitled to recover pursuant to Section 9.2(a) until the Losses incurred relating thereto exceed, in the aggregate, Eight Hundred Twelve Thousand Five Hundred Dollars ($812,500) (the “Basket”) (provided that the Basket shall not apply to Losses based upon, arising out of, with respect to or by reason of any inaccuracy in or breach of Sections 4.3(a) or 4.11(a)), and then the Purchaser Indemnified Parties shall only be entitled to recover thereunder to the extent that aggregate indemnified Losses exceed the amount of the Basket, and (B) shall not be entitled to recover pursuant to Section 9.2(a) from the Equity Holders any amounts in excess of the amount then remaining in the Indemnity Escrow Fund.
(ii)Notwithstanding the provisions of this Article IX (but subject to Section 9.2(c)(iii)), after the Closing, the Equity Holders Indemnified Parties (A) shall not be entitled to recover pursuant to Section 9.2(b) until the Losses incurred relating thereto exceed, in the aggregate, the Basket, and then the Equity Holders Indemnified Parties shall only be entitled to recover thereunder to the extent that aggregate indemnified Losses exceed such amount, and (B) shall not be entitled to recover pursuant to Section 9.2(b) any amounts in excess of Sixteen Million Dollars ($16,000,000).

(iii)Notwithstanding the foregoing, the limitations set forth in Sections 9.2(c)(i) and (ii) shall not apply to Losses based upon, arising out of, with respect to or by reason of (A) any inaccuracy in or breach of any Fundamental Representation, (B) any intentional breach or intentional non-fulfillment of any covenant or agreement to be performed by the Company, the Representative, the Equity Holders, Merger Sub or Purchaser pursuant to this Agreement that gives rise to liability under Section 9.2(a)(ii) or Section 9.2(b)(ii), as applicable, (C) Section 9.2(a)(iii) or (D) any claim based on fraud, provided that (1) the maximum aggregate indemnification obligations of the Equity Holders in respect of Losses based upon, arising out of, with respect to or by reason of the matters set forth in the foregoing clauses (A) through (D) shall not exceed the Merger Consideration (and in all cases subject to the limitations set forth in Section 9.5(b)) and (2) the maximum aggregate indemnification obligation of Purchaser pursuant to Section 9.2(b) shall not exceed the Purchase Price.
(d)No Indemnification. Notwithstanding Section 9.2(a) or anything to the contrary contained herein, no Purchaser Indemnified Party shall be entitled to indemnification for any Losses incurred or sustained by, or imposed upon, the Purchaser Indemnified Parties to the extent such Losses are based upon, arising out of, with respect to, or by reason of any of the matters set forth on Schedule D hereto.
9.3    Indemnification Procedures.
(a)In the event that (i) an Indemnified Party becomes aware of the existence of any Indemnification Claim or (ii) any Legal Proceedings shall be instituted, or any claim shall be asserted, by any Person not party to this Agreement in respect of an Indemnification Claim (a “Third-Party Claim”), the Indemnified Party shall promptly cause written notice thereof (a “Claim Notice”) to be delivered to the party from whom indemnification is sought (the “Indemnifying Party”) which, in a claim against the Indemnity Escrow Fund, shall be delivered to the Representative and Schultz; provided, however, that so long as such notice is given within the applicable time period described in Section 9.1, no delay on the part of the Indemnified Party in giving any such notice shall relieve the Indemnifying Party of any indemnification obligation hereunder unless (and then solely to the extent that) the Indemnifying Party forfeits rights or defenses by reason of such delay. Each Claim Notice shall be in writing and (A) shall specify the basis for indemnification claimed by the Indemnified Party, (B) if such Claim Notice is being given with respect to a Third-Party Claim, shall describe in reasonable detail such Third-Party Claim and shall be accompanied by copies of all relevant pleadings, demands and other papers served on the Indemnified Party and (C) shall specify the amount of (or if not finally determined, a good faith estimate of, if reasonably practicable) the Losses being incurred by, or imposed upon, the Indemnified Party on account of the basis for the claim for indemnification.
(b)With respect to any Third-Party Claim where indemnification is sought against the Equity Holders and recovery for which is limited solely against the Indemnity Escrow Fund pursuant to this terms of this Article IX, then Schultz shall be considered the Indemnifying Party for purposes of such Third-Party Claim; provided, however, that if Losses in relation to such Third-Party Claim could reasonably be expected to exceed the Indemnity Escrow Fund or if recovery in respect thereof is not limited to the Indemnity Escrow Fund, then the Representative shall be the Indemnifying Party for purposes of such Third-Party Claim. The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party within thirty (30) days (the “Dispute Period”), to assume the defense of any Third-Party Claim at the Indemnifying Party’s expense and by the Indemnifying Party’s own counsel, and the Indemnified Party shall cooperate in good faith in such defense; provided, however, that the Indemnifying Party shall not have the right to defend or direct the defense of any such Third Party Claim (i) that is asserted directly by or on behalf of a Person that is a Material Customer or Material Supplier, (ii) that seeks an injunction or other non-monetary relief against the Indemnified Parties, (iii) unless the Indemnifying Party shall have confirmed to the Indemnified Party, in writing and within the Dispute Period, such Indemnifying Party’s obligation to indemnify the Indemnified Party against any Losses that may result from the Third Party Claim (subject to the limitations on indemnification contained in this Article IX), or (iv) if the insurer under the R&W Insurance Policy shall have assumed the defense of such Third Party Claim in accordance with the terms of the R&W Insurance Policy. In the event that the Indemnifying Party properly assumes the defense of any Third Party Claim, subject to Section 9.3(c), it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third Party Claim in the name and on behalf of the Indemnified Party. The Indemnified Party shall have the right to participate in the defense of any Third Party Claim with counsel selected by it subject to the Indemnifying Party’s right to control the defense thereof. The fees, expenses and other disbursements of such counsel shall be at the expense of the Indemnified Party, provided, that if in the reasonable opinion of counsel to the Indemnified Party, (A) there are legal defenses available to an Indemnified Party that are different from or additional to those available to the Indemnifying Party or (B) there exists a conflict of interest between the Indemnifying Party and the Indemnified Party that cannot be waived, the Indemnifying Party shall be liable for the reasonable fees and expenses of counsel to the Indemnified Party (provided the Indemnifying Party shall not be required to pay for more than one such counsel for all Indemnified Parties in connection with any Indemnification Claim). If the Indemnifying Party does not elect within the Dispute Period to assume control of the defense of any Third Party Claim, the Indemnified Party may defend against, negotiate, settle or otherwise handle such Third Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third Party Claim, subject to Section 9.3(c) and the other limitations set forth herein. The Representative, Schultz and Purchaser shall cooperate with each other in all reasonable respects in connection with the defense of any Third Party Claim, including making available records relating to such Third Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third Party Claim.
(c)Notwithstanding anything in this Section 9.3 to the contrary, in the event that the Indemnifying Party has elected to assume control of the defense of any Third Party Claim, the Indemnifying Party shall not, without the written consent of the Indemnified Party (and Schultz in the event that Schultz is not the Indemnifying Party), which consent may not be unreasonably withheld, conditioned or delayed by the Indemnified Party (or Schultz, as applicable), settle and/or compromise any Third Party Claim (each a “Settlement”); provided, however, that the Indemnifying Party may effect a Settlement without such consent if, with respect to such Settlement (1) the claimant and such Indemnifying Party provide to such Indemnified Party and its Affiliates and representatives an unqualified release from all liability in respect of the Third Party Claim, (2) such Settlement is limited to monetary damages to be paid by the Indemnifying Party or, with the written consent of the Indemnified Party and Schultz (either of which consent may not be unreasonably withheld, conditioned or delayed), from the Indemnity Escrow Fund, and (3) such Settlement does not contain any admission of guilt or liability. If the Indemnified Party has properly assumed the defense pursuant to Section 9.3(b), it shall not agree to any settlement without the written consent of the Indemnifying Party and Schultz (which consent shall not be unreasonably withheld or delayed).
(d)In the event that an Indemnified Party has delivered a Claim Notice in respect of an Indemnification Claim that does not involve a Third-Party Claim, the Indemnifying Party, Schultz and the Indemnified Party shall attempt in good faith to resolve any disputes with respect to such Claim Notice within thirty (30) days of the delivery by the Indemnified Party thereof, and if not resolved in such thirty (30) day period, such Indemnification Claim may, subject to the terms and conditions of this Agreement, be resolved through judicial actions, suits or proceedings brought any such party or by such other means as such parties mutually agree.
9.4    Limitations on Indemnification.
(a)Any Indemnification Claim or claim under Section 9.2 or Section 10.2 required to be made on or prior to the expiration of the applicable survival period set forth in Section 9.1 or Section 10.8, as applicable, and not made, shall be irrevocably and unconditionally released and waived by the Party seeking indemnification with respect thereto. It is the express intent of the Parties that, if the applicable period for an item as contemplated by this Section 9.4 is shorter than the statute of limitations that would otherwise have been applicable to such item, then, by contract, the applicable statute of limitations with respect to such item shall be reduced to the shortened survival period contemplated hereby. The Parties further acknowledge that the time periods set forth in Section 9.1 or Section 10.8, as applicable, for the assertion of claims under this Agreement are the result of arms’ length negotiation among the Parties and that they intend for the time periods to be enforced as agreed by the Parties.
(b)The amount of any Losses or Taxes for which indemnification is provided under this Article IX or Section 10.2 shall be net of any amounts actually recovered by the Indemnified Party under insurance policies or any indemnity, contribution or other similar Contract with respect to such Losses or Taxes, as applicable, and in all cases net of any actual, out-of-pocket collection costs and expenses and any related increases in insurance premiums or other retrospectively rated premiums. The Indemnified Party shall use commercially reasonable efforts to obtain recovery of any Losses or Taxes, as applicable, under all insurance policies or indemnity, contribution or other similar Contracts if the Indemnified Party reasonably believes that it can collect against such policy or obligation for such Losses or Taxes; provided that in no event shall an Indemnified Party be required to initiate any Legal Proceeding against any insurance carrier; provided, further, that promptly after the realization of any insurance proceeds, indemnity, contribution or other similar payment, the Indemnified Party shall reimburse the Indemnifying Party for such reduction in Losses for which the Indemnified Party was indemnified prior to the realization or reduction of such Losses.

(c)If the same claim for indemnification may be brought as a result of a breach of more than one representation or warranty contained in this Agreement, the Indemnified Party may choose the representation or warranty under which to pursue the indemnification claim, and the fact that such indemnification claim may be limited or barred if brought pursuant to a breach of one particular representation or warranty contained in this Agreement shall not impact or limit an Indemnified Party’s ability to bring the same claim for breach of another representation or warranty to which such limitation does not apply. In addition, the limitations set forth in this Section 9.4 do not limit the obligation of any Party to indemnify any other Party from and against any claim arising from any breach of a covenant, even if such breach also constitutes a breach of a representation or warranty. Notwithstanding the foregoing, no Indemnified Party shall be entitled to recover any Losses related to any matter arising under one provision of this Agreement to the extent that such Indemnified Party has already recovered such Losses with respect to such matter pursuant to other provisions of this Agreement.
(d)Notwithstanding anything to the contrary in this Agreement, no party shall, in any event, be liable pursuant to this Article IX or Section 10.2 to any other Person for any punitive damages except to the extent actually paid with respect to a Third Party Claim. In the event of any breach giving rise to an indemnification obligation under this Article IX or Section 10.2, the Indemnified Party shall take and cause its Affiliates to take, all commercially reasonable measures to mitigate the consequences of the related breach or Tax to the extent required by applicable Law.
(e)Notwithstanding anything to the contrary in this Agreement, any amounts payable pursuant to the indemnification obligations under this Article IX or Section 10.2 shall be paid without duplication and in no event shall any Party hereto be indemnified under different provisions of this Agreement for Losses that have already been paid. Without limiting the generality of the foregoing, Purchaser shall not be entitled to indemnification for Losses pursuant to this Article IX or Section 10.2 to the extent such Losses are taken into account in the determination of the Closing Date Purchase Price or for matters expressly raised by the Parties and adjudicated on by the Accounting Referee in connection with the determination of the Closing Date Purchase Price.
(f)The Parties agree to treat any indemnity payment made pursuant to this Article IX or Section 10.2 as an adjustment to the Purchase Price for federal, state, local and foreign income Tax purposes, unless applicable Tax Law causes such payment not to be so treated.
(g)With respect to Taxes, in the event of a conflict between the provisions of Article IX, on the one hand, and the provisions of Article X, on the other hand, the provisions of Article X shall control.
(h)For purposes of determining the amount of any Losses that are the subject matter of a claim for indemnification, each representation and warranty in this Agreement shall be read without regard and without giving effect to the term “material”, “Company Material Adverse Effect”, “Purchaser Material Adverse Effect” or any similar phrase which has the effect of making such representation and warranty less restrictive (as if any such word or phrase were deleted from such representation and warranty), other than (i) the use of the word “Material” in the terms Material Contract, Material Customers and Material Suppliers, (ii) the failure to list items on the Schedules because of materiality qualifications to the disclosure or (iii) the representation set forth in Section 4.7(b), which shall retain the Material Adverse Effect qualification therein.
9.5    Source of Recovery.
(a)If there is determined to be any amount owing to a Purchaser Indemnified Party as a result of indemnification under this Article IX or Section 10.2, the amount then remaining in the Indemnity Escrow Fund shall be used by a Purchaser Indemnified Party as the first recourse with respect to any and all amounts owed to a Purchaser Indemnified Party pursuant to this Article IX or Section 10.2. However, if the amount then remaining in the Indemnity Escrow Fund is insufficient to satisfy in full any amount owing to a Purchaser Indemnified Party as a result of indemnification under this Article IX or Section 10.2, then the Purchaser Indemnified Parties shall seek recourse against the R&W Insurance Policy (unless coverage is expressly not available for such claim). If the amount then remaining in the Indemnity Escrow Fund is insufficient to satisfy in full any Indemnification Claim asserted in good faith under this Article IX solely in respect of the matters set forth in clauses (A) through (D) of Section 9.2(c)(iii), and, in any case, the amount of any such Indemnification Claim asserted in good faith would reasonably be expected to exceed the then remaining R&W Insurance Policy Coverage Amount, then the Purchaser Indemnified Party shall be entitled to recourse directly against the Equity Holders (in accordance with each Equity Holder’s allocable share of the Merger Consideration paid as of such date and after giving credit to Schultz for the amount paid or to be paid from the Indemnity Escrow Fund) on a several (and not joint and several) basis based on their allocable share of the Merger Consideration paid as of such date (and in all cases subject to the limitations set forth in this Section 9.5), for the amount in excess of the then-remaining Indemnity Escrow Fund and the then remaining R&W Insurance Policy Coverage Amount (except for claims that are expressly not covered by the R&W Insurance Policy in the first instance), subject to the other limitations and qualifications of this Article IX and provided that to the extent any such Indemnification Claim is asserted pursuant to Section 9.2(c)(iii)(B) in respect of any intentional breach or intentional non-fulfillment of any covenant or agreement made by any one or more Equity Holders, then such Equity Holders whose intentional breach or intentional non-fulfillment gave rise to such Indemnification Claim shall be exclusively liable for any such amounts.
(b)Notwithstanding anything to the contrary set forth in this Agreement, no Equity Holder will have liability under this Agreement in excess of the amount of Merger Consideration received by such Equity Holder.
9.6    Payments; Indemnity Escrow Fund. Once a Loss is agreed to by the Indemnifying Party or finally adjudicated to be payable pursuant to this Article IX, the Indemnifying Party shall satisfy its obligations within ten (10) Business Days of such agreement or final, non-appealable adjudication, as applicable, by wire transfer of immediately available funds. In addition, as promptly as practicable but in any event within three (3) Business Days of such agreement or final, non-appealable adjudication, Purchaser and the Representative shall, to the extent any such obligation is to be paid out of the Indemnity Escrow Fund and moneys remain therein, jointly instruct the Escrow Agent to pay to the applicable Purchaser Indemnified Party from the Indemnity Escrow Fund the full amount of such Losses by wire transfer of immediately available funds pursuant to wire instructions provided in writing by Purchaser.

9.7    Effect of Investigation. The representations, warranties, covenants and agreements of the Indemnifying Party, and the Indemnified Party’s right to indemnification with respect thereto, shall not be affected or deemed waived by reason of any investigation made by or on behalf of the Indemnified Party (including by any of its representatives) or by reason of the fact that the Indemnified Party or any of its representatives knew or should have known that any such representation, warranty, covenant or agreement is, was or might be inaccurate or by reason of the Indemnified Party’s waiver of any condition set forth in Section 8.2 or Section 8.3, as the case may be; provided, however, that to the extent that the Representative can demonstrate that, as of the Execution Date, Purchaser had actual knowledge (as determined consistent with the terms and conditions of the R&W Insurance Policy) of a breach by the Company of any representation or warranty of the Company contained in this Agreement, then such breach cannot serve as the basis for, or give rise to, any Indemnification Claim under Section 9.2(a) or Section 10.2.
9.8    Exclusive Remedy; Nature of Representations and Warranties. Following the Closing Date, the sole and exclusive remedy (other than claims arising from fraud) (a) for any inaccuracy or breach of any representation, warranty, covenant or agreement contained in this Agreement, or (b) otherwise relating to the subject matter of this Agreement shall be subject to indemnification in accordance with this Article IX and Section 10.2, and no Person will have any other entitlement, remedy or recourse, whether in contract, tort or otherwise. In furtherance of the foregoing, each Party hereby waives, to the fullest extent permitted by Law, any and all rights, claims and causes of action for any breach of any such representation, warranty, covenant or agreement or otherwise relating to the subject matter of this Agreement it may have against the other Party hereto and its Affiliates arising under or based upon any Law, except pursuant to the indemnification provisions set forth in this Article IX and Section 10.2 (and, for the avoidance of doubt, the foregoing waiver shall not limit any Purchaser Indemnified Party’s rights under the R&W Insurance Policy or any other insurance). Notwithstanding the foregoing, this Section 9.8 shall not interfere with or impede the operation of the provisions of Section 2.5(d)(ii) providing for the resolution of certain disputes relating to the Purchase Price between the parties and/or by an Accounting Referee. Nothing in this Section 9.8 shall limit any Party’s rights under Section 12.9.
9.9    Waiver of Subrogation, Contribution, Reimbursement and Other Rights. Each Equity Holder, including each Equity Sponsor, agrees that if, following the Closing, any payment is or is required to be made by it pursuant to the terms of this Agreement in respect of any claim for indemnification, it shall have no rights against the Surviving Corporation or any of its Subsidiaries, whether by reason of subrogation, contribution, reimbursement or otherwise, in respect of any such payments or liabilities, and shall not take any action against the Surviving Corporation or any of its Subsidiaries with respect thereto. Any such rights which any Equity Holder, including any Equity Sponsor, may, by operation of Law or otherwise, have against the Company or any of its Subsidiaries shall, effective at the time of Closing, be deemed to be hereby expressly and knowingly waived.

ARTICLE X

TAX MATTERS
10.1    Tax Returns.
(a)The Company shall, at its expense, prepare and timely file, or cause to be prepared and timely filed, all Tax Returns required to be filed by the Company or any of its Subsidiaries that are due on or before the Closing Date (taking into account any extensions), and shall timely pay all Taxes that are due and payable on or before the Closing Date (taking into account any extensions). Any such Tax Return shall be prepared in a manner consistent with past practice (unless otherwise required by Law).
(b)Purchaser shall, at its expense, prepare and timely file, or cause to be prepared and timely filed, all Tax Returns due and required to be filed by the Company or any of its Subsidiaries after the Closing Date with respect to a Pre-Closing Period and for any Straddle Period. Any such Tax Return shall be prepared in a manner consistent with past practice (unless otherwise required by Law) and such Tax Returns shall be submitted by Purchaser to the Representative (together with schedules, statements and, to the extent requested by the Representative, supporting documentation) at least thirty (30) days prior to the due date (including extensions) of such Tax Returns for the Representative’s review and approval. Notwithstanding the immediately preceding sentence, (i) the Company Transaction Expenses shall, to the greatest extent permitted by applicable Tax Law, and regardless of whether such items remain unpaid as of Closing, be allocated to, and deducted, or deemed deducted, for Tax purposes in the Pre-Closing Period, and (ii) any net operating loss or other loss for Tax purposes incurred or arising in a Pre-Closing Period shall be applied in all cases against any Pre-Closing Period income Taxes or Tax liability. If the Representative objects to any item on any such Tax Return, it shall, within ten (10) days after delivery of such Tax Return, notify Purchaser in writing that it so objects, specifying with particularity any such item and stating the specific factual or legal basis for any such objection. If a notice of objection is delivered, Purchaser and the Representative shall negotiate in good faith and use their commercially reasonable efforts to resolve such items. If Purchaser and the Representative are unable to reach such agreement within ten (10) days after receipt by Purchaser of such notice, the disputed item(s) shall be resolved by the Accounting Referee and any determination by the Accounting Referee shall be final and binding on the Parties for all Tax and Tax reporting purposes. The Accounting Referee shall resolve any disputed items within twenty (20) days of having the item referred to it pursuant to such procedures as it may require. If the Accounting Referee is unable to resolve any disputed items before the due date for such Tax Return, the Tax Return shall be filed as prepared by Purchaser and then amended to reflect the Accounting Referee’s resolution. The fees, costs and expenses of the Accounting Referee shall be borne equally by Purchaser and the Representative. The preparation and filing of any Tax Return of the Company or any of its Subsidiaries that does not relate to a Pre-Closing Period or Straddle Period shall be exclusively within the control of Purchaser. Purchaser shall be entitled to deduct from the Indemnity Escrow Fund (i) Taxes due with respect to any such Tax Return that relate to Pre-Closing Periods, and (ii) Taxes due with respect to any such Tax Return that relate to Straddle Periods that are allocable in accordance with Section 10.1(c) to the portion of such Straddle Period ending on the Closing Date, but only to the extent such Taxes due were not paid, including in Working Capital, Indebtedness or any other component of the Purchase Price, or otherwise satisfied by the Company at or prior to the Closing.
(c)In the case of Taxes that are payable with respect to a taxable period that begins before and ends after the Closing Date (each such period, a “Straddle Period”), the amount of Taxes allocable to the portion of the Straddle Period ending on the Closing Date shall be deemed to be (i) in the case of Taxes imposed on a periodic basis, the amount of such Taxes for the entire period multiplied by a fraction, the numerator of which is the number of calendar days in the Straddle Period ending on and including the Closing Date and the denominator of which is the number of calendar days in the entire relevant Straddle Period and (ii) in the case of Taxes not described in clause (i), including for the avoidance of doubt, income Taxes, the amount of any such Taxes shall be determined as if such taxable period ended as of the close of business on the Closing Date.
(d)Purchaser agrees to give written notice to the Representative of the receipt of any written notice by the Company, Purchaser or any of its Affiliates which involves the assertion of any claim, or the commencement of any Legal Proceeding, in respect of which an indemnity may be sought by Purchaser pursuant to this Article X (a “Tax Claim”); provided, however, that failure to comply with the foregoing shall not affect Purchaser’s right to indemnification hereunder except to the extent the Equity Holders are materially prejudiced as a result of such failure. Purchaser shall control the contest or resolution of any Tax Claim; provided, however, Purchaser shall keep the Representative reasonably informed in all material respects and on a reasonably current basis with respect to such Tax Claim, shall permit the Representative to participate in any such Tax Claim, including, for the avoidance of doubt, attending any meetings or conferences with Taxing Authorities, and Purchaser shall not settle or compromise any such Tax Claim without the prior written consent of the Representative, which consent shall not by unreasonably withheld, conditioned or delayed.
10.2    Indemnification.
(a)Except to the extent of (i) Taxes paid or satisfied at or prior to the Closing, (ii) Taxes reflected as a current liability in the Working Capital of the Company as of Closing, and (iii) Taxes attributable to any transactions not contemplated by this Agreement occurring outside the Ordinary Couse of Business on the Closing Date but after the Closing, the Equity Holders hereby agree to indemnify the Company, Purchaser, and each Purchaser Indemnified Party and hold them harmless from and against (A) any Loss attributable to any breach of or inaccuracy of any representation or warranty made in Section 4.10, (B) any Loss attributable to any breach or violation of, or failure to fully perform, any covenant, agreement, undertaking or obligation in Article X, (C) all Taxes of the Company and its Subsidiaries or relating to the business of the Company and its Subsidiaries for all Pre-Closing Periods, (D) all Taxes of any member of an affiliated, consolidated, combined or unitary group of which the Company or any of its Subsidiaries (or any predecessor thereof) is or was a member on or prior to the Closing Date by reason of a liability under Section 1.1502-6 of the Treasury Regulations or any comparable provisions of foreign, state or local Law, and (E) any and all Taxes of any Person imposed on the Company or any of its Subsidiaries arising under the principles of transferee or successor liability or by contract, relating to an event or transaction occurring before the Closing Date. Any such indemnity payment required to be made pursuant to this Section 10.2 shall be satisfied solely in accordance with, and from the sources (and in the order) identified in, Section 9.5. Purchaser shall not have any right to indemnification under this Agreement (including Article IX and Article X) from and against any Losses or Taxes of any Person that are due to the unavailability in any Post-Closing Period of any net operating losses, credits or other Tax attributes from a Pre-Closing Period.
(b)Purchaser shall be responsible, and indemnify the Equity Holders, for any and all Taxes of the Surviving Corporation and its Subsidiaries arising out of or attributable to any Post-Closing Period and Taxes described in clauses (i), (ii) and (iii) of Section 10.2(a).
10.3    Amended Returns. Unless otherwise required by Law or based upon the opinion of Purchaser’s independent registered public accounting firm (a copy of which Purchaser shall give to the Representative), Purchaser shall not, and shall cause its Affiliates, including the Company and its Subsidiaries, not to amend, refile or otherwise modify any Tax Return relating in whole or in part to any Pre-Closing Period, including the pre-Closing portion of a Straddle Period, without the prior written consent of the Representative, which consent shall not be unreasonably withheld, conditioned, or delayed; provided that to the extent that any such amended or otherwise modified Tax Return is filed without the prior written consent of Representative based upon the opinion of Purchaser’s independent registered public accounting firm and such amended or otherwise modified Tax Return results in an increase in Taxes attributable to a Pre-Closing Period, then Purchaser shall not be entitled to seek indemnification for such increased Tax amounts pursuant to Article IX, Section 10.2 or otherwise.
10.4    Cooperation. For a period of five (5) years commencing on the Closing Date, Purchaser and the Representative shall (and shall cause their respective Affiliates to) (a) assist the other Party in preparing any Tax Returns which such other Party is responsible for preparing and filing in accordance with Section 10.1, (b) cooperate fully in preparing for and conducting any audits of, or disputes with Taxing Authorities regarding, any Tax Returns of the Company or any of its Subsidiaries, and (c) make available to the other Party and to any Taxing Authority as reasonably requested all information, records, and documents relating to Taxes of the Company or any of its Subsidiaries. In furtherance of the foregoing, Purchaser and the Representative shall retain (and shall cause their Affiliates to retain) copies of all Tax Returns and related work papers for all taxable periods that include the Closing Date and all prior taxable periods until expiration of the statute of limitations to which such Tax Returns relate.
10.5    No Code Section 338 Election. Purchaser shall not make, or permit to be made, any election under Section 338 of the Code or any similar provision of state, local, or non-U.S. Tax Law with respect to the Company or its Subsidiaries.
10.6    No Duplication. Notwithstanding anything to the contrary in this Agreement, any amounts payable pursuant to the obligations under this Article X shall be paid without duplication and in no event shall any Party be paid under different provisions of this Agreement for the same Losses that have already been paid or otherwise taken into account under this Agreement.

10.7    Tax Treatment of Payments. The Parties shall treat any indemnity payments made pursuant to this Article X as adjustments to the Purchase Price for Tax purposes unless applicable Tax Law causes such payment not to be so treated.
10.8    Survival. The indemnity and payment obligations set forth in this Article X shall survive the Closing until the Expiration Date. The right to indemnification with respect to claims of which notice was given prior to the expiration of the applicable survival period shall survive such expiration until such claim is finally resolved and any obligations with respect thereto are fully satisfied.
ARTICLE XI

TERMINATION
11.1    Termination. This Agreement may be terminated prior to the Closing as follows:
(a)by mutual written consent of the Representative and Purchaser;
(b)at the election of the Representative or Purchaser on or after September 30, 2016 (the “Outside Date”), if the Closing shall not have occurred by the close of business on such date, provided that the right to terminate this Agreement under this Section 11.1(b) shall not be available to a Party if such Party is in material breach of any of its covenants or agreements under this Agreement or to any Party whose breach of this Agreement has been the primary cause of the failure of the Closing to have occurred by the Outside Date;
(c)by the Representative or Purchaser if there shall be any Law that makes consummation of the Transaction illegal or otherwise prohibited or there shall be in effect a final, nonappealable Order of a Governmental Authority of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the Transaction; provided, however, that the right to terminate this Agreement under this Section 11.1(c) shall not be available to a Party if such Order was primarily due to the failure of such Party to perform any of its covenants or agreements under this Agreement;
(d)by Purchaser if the Company shall have breached any representation, warranty, covenant or agreement contained in this Agreement that would give rise to the failure of any of the conditions set forth in Article VIII, which breach either (i) is not cured within twenty (20) days following the Representative’s receipt of written notice of such breach, (ii) by its nature, cannot be cured prior to the Outside Date or (iii) by its nature, is incapable of being cured; provided, however, that the right to terminate this Agreement under this Section 11.1(d) shall not be available to Purchaser if Purchaser is in material breach of any of its representations, warranties, covenants or agreements under this Agreement;
(e)by the Representative, if Purchaser or Merger Sub shall have breached any representation, warranty, covenant or agreement contained in this Agreement that would give rise to the failure of any of the conditions set forth in Article VIII, which breach either (i) is not cured within twenty (20) days following Purchaser’s receipt of written notice of such breach, (ii) by its nature, cannot be cured prior to the Outside Date or (iii) by its nature, is incapable of being cured; provided, however, that the right to terminate this Agreement under this Section 11.1(e) shall not be available to the Representative if the Company is in material breach of any of their respective representations, warranties, covenants or agreements under this Agreement;
(f)by the Representative, if Purchaser or Merger Sub fails to consummate the Closing within three (3) Business Days of the date on which the Closing is otherwise required to be consummated pursuant to Section 3.1; or
(g)by the Purchaser if the Written Consent, duly executed by the Equity Sponsors, has not been delivered by the Company to Purchaser within one (1) hour following the execution of this Agreement by the parties hereto.
11.2    Termination Procedure. In the event of the termination and abandonment of this Agreement by the Representative and/or Purchaser pursuant to Section 11.1, written notice thereof shall forthwith be given to the other Parties, and this Agreement shall terminate, and the consummation of the Transaction shall be abandoned, without further action by any Party hereto.
11.3    Effect of Termination. If this Agreement is validly terminated pursuant to Section 11.1, all further obligations of the Parties under this Agreement shall terminate and such termination shall be without liability to the Parties, except that (a) the obligations of the Parties under the Confidentiality Agreement, Section 7.3, this Section 11.3 and Article XII shall survive such termination and not be affected thereby and (b) no such termination shall relieve any Party hereto from liability for any breach of this Agreement.
ARTICLE XII

MISCELLANEOUS
12.1    Expenses.
(a)Except as otherwise provided in this Agreement or the other Transaction Agreements, each Party shall bear its own costs and expenses incurred in connection with the negotiation and execution of this Agreement and the other Transaction Agreements and each other agreement, document and instrument contemplated hereby or thereby and the consummation of the Transaction.
(b)Any sales, use, gross receipts, stamp, documentary, registration, value added, gains, recording, real estate transfer, stock transfer or similar Tax payable in connection with the Transaction (collectively, “Transfer Taxes”) shall be borne equally by Purchaser and the Company (and the Company’s portion shall be attributed to the Pre-Closing Period for purposes of indemnification under Article X). Except as otherwise required by Law, Purchaser shall duly and timely prepare and file any Tax Return relating to such Taxes. Purchaser shall give the Representative a copy of each such Tax Return for its review and comments at least fifteen (15) days prior to filing and shall give the Representative a copy of such Tax Return as filed, together with proof of payment of the Taxes shown thereon to be payable.

12.2    Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware applicable to contracts made and performed in such state without giving effect to the choice of law principles of such state that would require or permit the application of the laws of another jurisdiction.
12.3    Submission to Jurisdiction; Waivers. The Parties agree that any dispute, controversy or claim arising out of or relating to the Transaction or to this Agreement, or the validity, interpretation, breach or termination thereof, including claims seeking redress or asserting rights under any Law, shall be resolved exclusively in the courts of the State of Delaware or any court of the United States located in the State of Delaware (the “Delaware Courts”) and appellate courts having jurisdiction of appeals from such Delaware Courts. In that context, and without limiting the generality of the foregoing, each Party irrevocably and unconditionally:
(a)submits for itself and its property in any action relating to the Transaction or to this Agreement, or for recognition and enforcement of any judgment in respect thereof, to the exclusive jurisdiction of the Delaware Courts, and appellate courts having jurisdiction of appeals from any of the foregoing courts, and agrees that all claims in respect of any such action shall be heard and determined in such Delaware Courts or, to the extent permitted by law, in such appellate courts;
(b)consents that any such action may and shall be brought exclusively in such courts and waives any objection that it may now or hereafter have to the venue or jurisdiction of any such action in any such court or that such action was brought in an inconvenient forum, and agrees not to plead or claim the same;
(c)waives all right to trial by jury in any action (whether based on contract, tort or otherwise) arising out of or relating to the Transaction or to this Agreement, or its performance under or the enforcement of this Agreement;
(d)agrees that service of process in any such action may be effected by mailing a copy of such process by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such Party at its address as provided in Section 12.7; and
(e)agrees that nothing in this Agreement shall affect the right to effect service of process in any other manner permitted by the laws of the State of Delaware.
12.4    Further Assurances. After the Closing, each Party shall from time to time, at the request of and without further cost or expense to the other, execute and deliver such other instruments of conveyance and assumption and take such other actions as may reasonably be requested in order to more effectively consummate the Transaction.
12.5    Entire Agreement. This Agreement (including the Schedules and Exhibits hereto) and the other Transaction Agreements represent the entire understanding and agreement between the Parties with respect to the Transaction and supersedes all prior agreements among the Parties respecting the Transaction. The Parties have voluntarily agreed to define their rights, liabilities and obligations respecting the Transaction exclusively in contract pursuant to the express terms and provisions of this Agreement; and the Parties expressly disclaim that they are owed any duties or are entitled to any remedies not expressly set forth in this Agreement.
12.6    Amendments and Waivers. This Agreement can be amended, supplemented or changed, and any provision hereof can be waived, only by written instrument making specific reference to this Agreement signed by Purchaser, the Representative and each Equity Sponsor. The waiver by any Party of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. No failure on the part of any Party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such Party preclude any other or further exercise thereof or the exercise of any other right, power or remedy. In the event any provision of any other Transaction Agreement shall in any way conflict with the provisions of this Agreement (except where a provision therein expressly provides that it is intended to take precedence over this Agreement) this Agreement shall control.
12.7    Notices. All notices and other communications under this Agreement shall be in writing and shall be deemed given (a) when delivered personally by hand (with written confirmation of receipt), (b) when sent by facsimile or e-mail of a PDF document (with written confirmation of transmission), or (c) one (1) Business Day following the day sent by overnight courier (with written confirmation of receipt), in each case at the following addresses and facsimile numbers (or to such other address or facsimile number as a Party may have specified by notice given to the other Party pursuant to this provision).
If to the Representative:
ABP II SR, L.L.C.
c/o ACON Investments, LLC
1133 Connecticut Avenue
Washington, DC 20036
Attention: Kenneth Brotman and Legal
Phone: (202) 454-1100
Facsimile: (202) 454-1101
E-mail: kbrotman@aconinvestments.com

With copies (which shall not constitute notice) to:
Hogan Lovells US LLP
Park Place II, Ninth Floor
7930 Jones Branch Drive
McLean, VA 22102
Attention: Robert Welp
Phone: (703) 610-6119
Facsimile: (703) 610-6200
E-mail: robert.welp@hoganlovells.com

If, prior to the Closing, to the Company, to:
idX Holdings, Inc.
c/o ACON Investments, LLC
1133 Connecticut Avenue
Washington, DC 20036
Attention: Kenneth Brotman and Legal
Phone: (202) 454-1100
Facsimile: (202) 454-1101
E-mail: kbrotman@aconinvestments.com

With copies (which shall not constitute notice) to:
idX Corporation
One Rider Trail Plaza Drive, Suite 400
Earth City, MO 63045
Attention: Matthew Posey, General Counsel
Phone: (314) 801-6330
Facsimile: (314) 739-4129
E-mail: Matt.Posey@idxcorporation.com

and

Hogan Lovells US LLP
Park Place II, Ninth Floor
7930 Jones Branch Drive
McLean, VA 22102
Attention: Robert Welp
Phone: (703) 610-6119
Facsimile: (703) 610-6200
E-mail: robert.welp@hoganlovells.com
If to Purchaser or, following Closing, the Company, to:
c/o Universal Forest Products, Inc.
2801 East Beltline, N.E.
Grand Rapids, Michigan 49525
Attention: David A. Tutas
Phone: (616) 364-6161
Facsimile: (616) 361-8302
E-mail: dtutas@ufpi.com

With a copy (which shall not constitute notice) to:
Varnum LLP
333 Bridge Street, N.W.
Grand Rapids, Michigan 49504
Attention: Michael G. Wooldridge
Phone: (616) 336-6309
Facsimile: (616) 336-7000
E-mail: mgwooldridge@varnumlaw.com

If to Schultz, to:

Terrence L. Schultz
c/o idX Corporation
One Rider Trail Plaza Drive
Earth City, MO 63045
Phone: (314) 739-4120
Facsimile: (314) 739-4129
E-mail: terry.schultz@idxcorporation.com

With a copy (which shall not constitute notice) to:

Greensfelder, Hemker & Gale, P.C.
10 South Broadway, Suite 2000
St. Louis, MO 63102-1774
Attention: Richard Greenberg
Phone: (314) 516-2687
Facsimile: (314) 345-4792
E-mail: reg@greensfelder.com
12.8    Severability. If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any Law or public policy, all other terms or provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transaction is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the Transaction is consummated as originally contemplated to the greatest extent possible.
12.9    Specific Performance. Each Party acknowledges and hereby agrees that any breach of this Agreement would give rise to irreparable harm for which monetary damages would not be an adequate remedy. Accordingly, the Parties acknowledge and hereby agree that in the event of any breach or threatened breach by the Company, the Representative or the Equity Sponsors, on the one hand, or Purchaser or Merger Sub, on the other hand, of any of their respective covenants or obligations set forth in this Agreement, the Company, the Representative or the Equity Sponsors,

on the one hand, and Purchaser or Merger Sub, on the other hand, shall be entitled to an injunction or injunctions to prevent or restrain breaches or threatened breaches of this Agreement, and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of the other under this Agreement. The Company, the Representative or the Equity Sponsors, on the one hand, and Purchaser or Merger Sub, on the other hand, hereby agree not to raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches or threatened breaches of this Agreement, by the Company, the Representative or the Equity Sponsors, on the one hand, or Purchaser or Merger Sub, on the other hand, and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of the Parties under this Agreement.
12.10    No Third-Party Beneficiaries. Nothing in this Agreement, express or implied, is intended or shall be construed to give any legal or equitable right, remedy or claim to any Person other than (a) the Parties and their respective successors and permitted assigns, (b) the Purchaser Indemnified Parties and the Equity Holders Indemnified Parties and (c) each D&O Indemnified Person, who shall have the right to enforce the obligations of Purchaser and the Surviving Corporation solely with respect to Section 7.7. No Related Party of the Company or any Equity Holder (and no Related Party of any Related Party), other than the Company, the Equity Holders and the Representative, shall have any liability (whether in Law or in equity or in contract or in tort) for any obligations or liabilities of the Company or the Equity Holders arising under, in connection with or related to this Agreement or for any claim based on, in respect of, or by reason of, the Transaction, including any alleged nondisclosure or misrepresentations made by any such Persons.
12.11    Assignment. No Party may assign or transfer this Agreement or any right, interest or obligation hereunder, directly or indirectly (by operation of Law or otherwise), without the prior written approval of the other Parties; provided, however, that Purchaser may (a) assign (in whole or in part) any or all of its rights and obligations hereunder to (i) any Affiliate or (ii) the insurer under the R&W Insurance Policy (provided that no such assignment shall abrogate the subrogation waiver in the R&W Insurance Policy described in the penultimate sentence of Section 7.9) and/or (b) collaterally assign (in whole or in part) any or all of its rights hereunder as security to one or more of Purchaser’s or its Affiliates’ existing or future lenders, in either case without obtaining the prior written approval of the other Parties, and any such assignment shall be valid and effective; provided, however, that no such assignment shall relieve Purchaser of its obligations hereunder. Any assignment in violation of this Section 12.11 shall be void. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns.
12.12    Cooperation with Legal Proceedings. From and after the Closing, if requested by the Representative, Purchaser shall cooperate with the Representative in the investigation, defense or prosecution of any Legal Proceedings pending or threatened against the Representative, any Equity Holder or any of their Affiliates with respect to the business of the Company and its Subsidiaries, whether or not either Party has notified the other of an indemnification claim with respect to such matter. Without limiting the generality of the foregoing, but provided that such requests shall not unreasonably interfere with the business or operations of Purchaser, Purchaser shall make available its employees to give depositions or testimony and shall furnish all documentary or other evidence that the Representative may reasonably request. The Representative shall reimburse Purchaser for all reasonable out-of-pocket expenses incurred in connection with the performance of its obligations under this Section 12.12.
12.13    Authorization of Representative.
(a)By virtue of the Merger and the adoption of this Agreement, each of the Equity Holders irrevocably nominates, constitutes and appoints ABP II SR, L.L.C. as its agent and true and lawful attorney-in-fact with full power of substitution, to act in the name, place and stead of the Equity Holders for purposes of executing any documents and taking any actions that the Representative may, in its sole discretion, determine to be necessary, desirable or appropriate in connection with any claim for indemnification, compensation or reimbursement under Article IX, Section 10.2 or under the Escrow Agreement. ABP II SR, L.L.C. hereby accepts its appointment as the Representative.
(b)The Representative is authorized and empowered to act as a representative, for the benefit of the Equity Holders, as the exclusive agent and attorney-in-fact to act on behalf of the Equity Holders, in connection with and to facilitate the consummation of the transactions contemplated hereby, including pursuant to the Escrow Agreement, which shall include the power and authority: (i) to execute and deliver the Escrow Agreement (with such modifications or changes therein as to which the Representative, in its sole discretion, shall have consented) and to agree to such amendments or modifications thereto as the Representative, in its sole discretion, determines to be desirable; (ii) to execute and deliver such waivers and consents in connection with this Agreement and the Escrow Agreement and the consummation of the transactions contemplated hereby and thereby as the Representative, in its sole discretion, may deem necessary or desirable; (iii) to collect and receive all moneys and other proceeds and property payable to the Representative from the Indemnity Escrow Fund as described herein, and, subject to any applicable withholding laws, and net of any out-of-pocket expenses incurred by the Representative, the Representative shall disburse and pay (or cause to be disbursed and paid) the same to Schultz; (iv) as the Representative, to enforce and protect the rights and interests of the Equity Holders and to enforce and protect the rights and interests of the Representative arising out of or under or in any manner relating to this Agreement, the Escrow Agreement or any of the Transaction Agreements (including in connection with any and all claims for indemnification brought under Article IX or Article X, claims related to Taxes, or claims related to the Closing Date Purchase Price), and to take any and all actions which the Representative believes are necessary or appropriate under the Escrow Agreement and/or this Agreement for and on behalf of the Equity Holders, including asserting or pursuing any claim, action, proceeding or investigation (a “Claim”) against Purchaser and/or the Company or any of its Subsidiaries (after the Closing), defending any Third-Party Claims or Claims by the Purchaser Indemnified Parties, consenting to, compromising or settling any such Claims, conducting negotiations with Purchaser, the Company or any of its Subsidiaries (after the Closing) and their respective representatives regarding such Claims, and, in connection therewith, to (A) assert or institute any Claim; (B) investigate, defend, contest or litigate any Claim initiated by Purchaser, the Company or any of its Subsidiaries (after the Closing) or any other Person, or by any federal, state or local Governmental Authority against the Representative and/or any of the Equity Holders and/or the Indemnity Escrow Fund, and receive process on behalf of any or all Equity Holders in any such Claim and compromise or settle on such terms as the Representative shall determine to be appropriate, and give receipts, releases and discharges with respect to, any such Claim; (C) file any proofs of debt, claims and petitions as the Representative may deem advisable or necessary; (D) settle or compromise any claims asserted under the Escrow Agreement; and (E) file and prosecute appeals from any decision, judgment or award rendered in any such action, proceeding or investigation, it being understood that the Representative shall not have any obligation to take any such actions, and shall not have any liability for any failure to take any such actions; (v) to refrain from enforcing any right of the Equity Holders or any of them and/or the Representative arising out of or under or in any manner relating to this Agreement, the Escrow Agreement or any other agreement, instrument or document in connection with the foregoing; provided, however, that no such failure to act on the part of the Representative, except as otherwise provided in this Agreement or in the Escrow Agreement, shall be deemed a waiver of any such right or interest by the Representative or by the Equity Holders unless such waiver is in writing signed by the waiving party or by the Representative; and (vi) to make, execute, acknowledge and deliver all such other agreements, guarantees, orders, receipts, endorsements, notices, requests, instructions, certificates, letters and other writings, and, in general, to do any and all things and to take any and all action that the Representative, in its sole and absolute discretion, may consider necessary or proper or convenient in connection with or to carry out the transactions contemplated by this Agreement, the Escrow Agreement, and all other agreements, documents or instruments referred to herein or therein or executed in connection herewith and therewith.
(c)The Representative shall not be entitled to any fee, commission or other compensation for the performance of its services hereunder, but shall be entitled to the payment of all its out-of-pocket expenses incurred as the Representative. In connection with the foregoing, at the Closing, an aggregate amount of Seven Hundred Fifty Thousand Dollars ($750,000) (the “Representative Expense Fund”) shall be transferred by or on behalf of the Company to the Representative, to be used by the Representative to pay expenses incurred by the Representative in its capacity as the Representative; provided, however, that if the Transaction is not consummated, the Company shall reimburse the Representative for all costs and expenses reasonably incurred by the Representative in connection with the Transaction. Once the Representative determines, in its sole discretion, that the Representative will not incur any additional expenses in its capacity as the Representative, then the Representative will distribute (or cause to be distributed) the remaining unused Representative Expense Fund, if any, to the Equity Holders. In the event that the aggregate Purchase Price is not adequate to pay the aggregate Preferred Redemption Amount, then any payments out of the unused Representative Expense Fund shall be made to the Preferred Stockholders pro rata in proportion to the full amounts to which they would otherwise be respectively entitled if the aggregate Purchase Price was equal to the Preferred Redemption Amount, until such time as the entire Preferred Redemption Amount has been paid. After the payment of the entire Preferred Redemption Amount, any payments out of the unused Representative Expense Fund shall be paid to the Equity Holders pro rata based on the number of Fully Diluted Shares. If, however, the Representative incurs expenses, in its capacity as the Representative, in an amount exceeding the Representative Expense Fund, then any funds released to the Representative, in its capacity as the Representative, from the Indemnity Escrow Fund pursuant to Section 2.6, shall be used to reimburse the Representative for the difference between the total expenses incurred by the Representative and the Representative Expense Fund. In connection with this Agreement, the Escrow Agreement and any instrument, agreement or document relating hereto or thereto, and in exercising or failing to exercise all or any of the powers conferred upon the Representative hereunder (i) the Representative shall incur no responsibility whatsoever to any of the Equity Holders by reason of any error in judgment or other act or omission performed or omitted hereunder or in connection with the Escrow Agreement or any such other agreement, instrument or document, excepting only responsibility for any act or failure to act which represents willful misconduct, (ii) the Representative shall not be liable to Equity Holders for any apportionment or distribution of payments made by the Representative in good faith, and if any such apportionment or distribution is subsequently determined to have been made in error, the sole recourse of any Equity Holder to whom payment was due, but not made or not made in full, shall be to recover from the other Equity Holders any payment in excess of the amount to which such Equity Holder is determined to have been entitled, and (iii) the Representative shall be entitled to rely on the advice of counsel, public accountants or other independent experts experienced in the matter at issue, and any error in judgment or other act or omission of the Representative pursuant to such advice shall in no event subject the Representative to liability to any of the Equity Holders. Each Equity Holder shall indemnify the Representative against all Losses (including any and all expenses reasonably incurred in investigating, preparing or defending against any litigation, commenced or threatened or any claims whatsoever), arising out of or in connection with any claim, investigation, challenge, action or proceeding or in connection with any appeal thereof, relating to the acts or omissions of the Representative hereunder, or under the Escrow Agreement or otherwise. In the event that the aggregate Purchase Price is not adequate to pay the aggregate Preferred Redemption Amount, then any payments of indemnification obligations under this Section 12.13(c) shall be made by the Preferred Stockholders pro rata based on their allocable share of the Merger Consideration paid as of such date. After the payment of the entire Preferred Redemption Amount, any payments of indemnification obligations under this Section 12.13(c) shall be made by the Equity Holders pro rata based on the number of Fully Diluted Shares; provided, however, that in no event shall an Equity Holder be required to make a payment under this Section 12.13(c) in an amount greater than the amount of consideration received by such Equity Holder under Section 2.2. The foregoing indemnification shall not apply in the event of any action or proceeding which finally adjudicates the liability of the Representative hereunder for its willful misconduct. In the event of any indemnification hereunder, upon written notice from the Representative to the Equity Holders as to the existence of a deficiency toward the payment of any such indemnification amount, each Equity Holder shall promptly deliver to the Representative full payment of his, her or its ratable share of the amount of such deficiency calculated as set forth in this Section 12.13(c).
(d)All of the indemnities, immunities and powers granted to the Representative under this Section 12.13 shall survive the Closing Date and/or any termination of this Agreement and/or the Escrow Agreement. Purchaser and the Company shall have the right to rely upon all actions taken or omitted to be taken by the Representative pursuant to this Agreement and the Escrow Agreement, all of which actions or omissions shall be legally binding upon the Equity Holders. The grant of authority provided for herein (i) is coupled with an interest and shall be irrevocable and survives the death, incompetency, bankruptcy or liquidation of any of the Equity Holders and (ii) shall survive the Closing. Any amounts received by the Representative on account of any one or more Equity Holders, whether pursuant to Section 2.4, Section 2.5, the Escrow Agreement or otherwise, shall be distributed to such Equity Holders, net of any reserve the Representative may deem necessary in its reasonable discretion. In the event that the aggregate Purchase Price is not adequate to pay the aggregate Preferred Redemption Amount, then any payments of any amounts received by the Representative on account of all Equity Holders shall be made to the Preferred Stockholders pro rata in proportion to the full amounts to which they would otherwise be respectively entitled if the aggregate Purchase Price was equal to the Preferred Redemption Amount, until such time as the entire Preferred Redemption Amount has been paid.  After the payment of the entire Preferred Redemption Amount, any payments of any amounts received by the Representative on account of all Equity Holders shall be paid to the Equity Holders pro rata based on the number of Fully Diluted Shares.
(e)The parties hereto acknowledge and agree that the Representative in its capacity as such shall have no liability to, and shall not be liable for any Losses of, any Party hereto or to any Purchaser Indemnified Party in connection with any obligations of the Representative under this Agreement or the Escrow Agreement or otherwise in respect of this Agreement or the transactions contemplated hereby.
(f)The Representative shall have the right to resign, and the Equity Holders shall choose the successor representative by affirmative vote of the Equity Holders that hold as of the Closing Date a majority of the voting power of the Company based on their Pro Rata Percentage. Following such resignation, any reference to the Representative herein shall be deemed to include such successor representative. Similarly, the Representative shall have the right to assign all or part of its rights and obligations hereunder to any one or more Persons, subject to the affirmative vote of the Equity Holders that hold as of the Closing Date a majority of the voting power of the Company based on their Pro Rata Percentage.
12.14    Attorney Conflict Waiver. Each of the Parties to this Agreement hereby agrees, on its own behalf and on behalf of its directors, members, shareholders, partners, officers, employees and Affiliates, that (a) Hogan Lovells may serve as counsel to each and any Equity Holder and its Affiliates (individually and collectively, the “Equity Holder Group”), on the one hand, and the Company and its Subsidiaries, on the other hand, in connection with the negotiation, preparation, execution and delivery of this Agreement and the consummation of the Transaction hereby, and that, following consummation of the Transaction hereby, Hogan Lovells (or any successor) may serve as counsel to the Equity Holder Group or any director, member, shareholder, partner, officer, employee or Affiliate of the Equity Holder Group, in connection with any litigation, claim or obligation arising out of or relating to this Agreement or the Transaction notwithstanding such representation and (b) Purchaser shall not, and shall cause each of the Surviving Corporation and its Subsidiaries not to, seek or have Hogan Lovells (or any successor) disqualified from any such representation. Each of the Parties hereto hereby consents thereto and waives any conflict of interest arising therefrom, and each of such Parties shall cause any of its Affiliates to consent to waive any conflict of interest arising from such representation. Each of the Parties acknowledges that such consent and waiver is voluntary, that it has been carefully considered, and that the Parties have consulted with counsel or have been advised they should do so in connection herewith. The covenants, consent and waiver contained in this Section 12.14 are intended to be for the benefit of, and shall be enforceable by, the Equity Holder Group’s counsel and its legal representatives and shall not be deemed exclusive of any other rights to which the Equity Holder Group’s counsel is entitled whether pursuant to Law, Contract or otherwise. “Hogan Lovells” refers to the international legal practice that comprises Hogan Lovells International LLP, Hogan Lovells US LLP and their affiliated businesses.
12.15    Counterparts. This Agreement may be executed in one or more counterparts, including by facsimile or other electronic transmission (including e-mail), each of which shall be deemed to be an original copy of this Agreement and all of which, when taken together, shall be deemed to constitute one and the same agreement. Such delivery of counterparts shall be conclusive evidence of the intent to be bound hereby and to the extent applicable, the foregoing constitutes the election of the parties hereto to invoke any Law authorizing electronic signatures.
ARTICLE XIII

DEFINITIONS AND INTERPRETATIONS
13.1    Certain Definitions.
(a)For purposes of this Agreement, the following terms shall have the meanings specified in this Section 13.1:
“Accounting Rules” means, collectively, the rules, principles and sample calculation of Working Capital set forth on Exhibit B; provided, however, that notwithstanding any provisions or concepts of GAAP, no subsequent events taking place after the Closing Date shall be taken into account.
“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, such Person, and the term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.
“Business Day” means any day of the year on which national banking institutions in New York are open to the public for conducting business and are not required or authorized to close.
“CERCLA” means the Comprehensive Environmental Response Compensation and Liability Act of 1980, as amended.
“CERCLIS” means the Comprehensive Environmental Response Compensation and Liability Information System.
“Change in Control Bonus Payments” means the bonus payments payable by the Company or its Subsidiaries, contingent upon the Closing and the consummation of the Transaction,

to certain employees of the Company and/or its Subsidiaries, in an aggregate sum of Two Million Six Hundred Twenty-Five Thousand Dollars ($2,625,000).
“Closing Cash” means the sum of the fair market value (expressed in United States dollars) of (i) all cash and (ii) all cash equivalents (including certificates of deposits and marketable securities) of the Company and its Subsidiaries determined in accordance with GAAP as of the close of business on the Closing Date. Cash and cash equivalents shall (x) be reduced by issued but uncleared checks and drafts of the Company and its Subsidiaries, and (y) be increased by checks and drafts deposited for the account of the Company and its Subsidiaries but not yet cleared, in each case as of the close of business on the Closing Date; provided, however, that Closing Cash shall not include any amounts taken into account in the calculation of Working Capital.
“Closing Date Indebtedness” means all Indebtedness of the Company or any of its Subsidiaries as of the Closing Date.
“Closing Date Indebtedness to be Repaid” means all Closing Date Indebtedness of any type identified in items (i) and (ii) of the definition of the term Indebtedness.
“Code” means the Internal Revenue Code of 1986, as amended.
“Common Stock” means the Voting Common Stock and Non-Voting Common Stock.
“Common Stockholder” means a holder of Common Stock outstanding immediately prior to the Effective Time.
“Company Intellectual Property” means all Intellectual Property that is owned by the Company or any of its Subsidiaries.
“Company IP Agreements” means all licenses, sublicenses, consent to use agreements, settlements, coexistence agreements, covenants not to sue, permissions and other Contracts (including any right to receive or obligation to pay royalties or any other consideration), whether written or oral, to which the Company or any of its Subsidiaries is a party and under which the Company or any of its Subsidiaries grants or acquires any right or license with respect to Intellectual Property.
“Company IP Registrations” means any registration, application or other filing with respect to Company Intellectual Property by, to or with any Governmental Authority or authorized private registrar in any jurisdiction, including registered trademarks, domain names and copyrights, issued and reissued patents and pending applications for any of the foregoing.
“Company Material Adverse Effect” means any event, occurrence, fact, condition or change that is, or could reasonably be expected to become, individually or in the aggregate, materially adverse to (a) the business, results of operations, condition (financial or otherwise) or assets of the Company and its Subsidiaries, taken as a whole, or (b) the ability of the Company to consummate the Transaction on a timely basis or perform its material obligations under this Agreement; provided, however, that “Company Material Adverse Effect” shall not include any event, occurrence, fact, condition or change arising out of or attributable to: (i) general economic or political conditions; (ii) conditions generally affecting the industries in which the Company and its Subsidiaries operate; (iii) any changes in financial or securities markets in general; (iv) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; (v) any action required or permitted by this Agreement, except pursuant to Section 4.3 and Section 7.2; (vi) any changes in applicable Laws or accounting rules, including GAAP; (vii) the public announcement, pendency or completion of the Transaction or (vii) the enactment, promulgation, application or threatened or actual judicial or administrative investigation or Legal Proceeding under, or enforcement of, any antitrust, merger control, competition or fair trade Law with respect to the consummation of the Transaction which adversely affects the Company’s ability to execute, deliver, or perform its obligations under this Agreement or to consummate the Transaction; provided, further, however, that any event, occurrence, fact, condition or change referred to in clauses (i) through (iv) immediately above shall be taken into account in determining whether a Company Material Adverse Effect has occurred or could reasonably be expected to occur to the extent that such event, occurrence, fact, condition or change has a disproportionate effect on the Company and its Subsidiaries compared to other participants in the industries in which the Company and its Subsidiaries conduct the business of the Company and its Subsidiaries.
“Company Stock” means the Common Stock and the Preferred Stock.
“Company Transaction Expenses” means, without duplication and only to the extent not paid prior to Closing, (i) the collective amount of all out-of-pocket costs and expenses incurred by the Company or any of its Subsidiaries in connection with the sale of the Company or any of its Subsidiaries payable by the Company or any of its Subsidiaries to outside legal counsel, accountants, advisors, brokers and other third parties (including Hogan Lovells and any Person set forth, or required to be set forth, on Section 4.20 of the Company Disclosure Schedule), (ii) any severance, retention, change in control or similar payments of the Company or any of its Subsidiaries that become payable upon or solely as a result of the consummation of the Transaction (and the employer portion of any employment, payroll, or similar Taxes attributable to such amounts payable), including the Change in Control Bonus Payments, (iii) the cost of the premium together with all application, underwriting or similar fees or expenses in connection with the “tail” insurance policies described in Section 7.6(c), (iv) the Company R&W Premium Amount, (v) one-half (½) of the fees payable as of the Closing to the Exchange Agent and/or to the Escrow Agent, and (vi) the amount of the Representative Expense Fund; provided, however, that Company Transaction Expenses shall not include (i) any amounts taken into account in the calculation of the Closing Date Indebtedness and (ii) any severance, retention or similar payments, the payment of which is triggered by any post-Closing termination of employment or service by Purchaser or any Affiliates thereof (including the Company) of any Person’s employment or other service relationship (and the employer portion of any employment, payroll, or similar Taxes attributable to such amounts payable).
“Contaminant” means any pollutant, hazardous substance, radioactive substance, toxic substance, hazardous waste, medical waste, radioactive waste, petroleum or petroleum-derived substance or waste, asbestos, polychlorinated biphenyls, or any hazardous or toxic constituent thereof and includes, without limitation, any substance defined in or regulated under any Environmental Law because of its hazardous or toxic properties.

“COBRA” means the U.S. Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.
“Contacted Customers” means the customers identified on Schedule C.
“Contract” means any contract, lease, purchase order, release, work order, deed, mortgage, license, instrument, note, commitment, promise, undertaking, indenture, joint venture and any other legally binding agreement, commitment or arrangement, whether written or oral.
“Data Room” means the electronic documentation site, established by Intralinks on behalf of the Company.
“Designated Representative” means a representative of Purchaser listed on Section 13.1(a) of the Purchaser Disclosure Schedule or a substitute therefor designated by Purchaser and reasonably acceptable to the Representative.
“EBSA” means the means the United States Employee Benefits Security Administration and, to the extent relevant, the United States Department of Labor.
“Environmental Laws” means, as enacted and in effect on or prior to the Closing Date, any applicable Laws concerning pollution or protection of the air, water, ground or the environment, or the release, treatment, storage, transportation, remediation, exposure to, or disposal of Contaminants.
“Environmental Lien” means any Lien in favor of any Governmental Authority for any (a) liability under any Environmental Laws, or (b) damages arising from, or costs incurred by, such governmental authority in response to a Release or threatened Release of a Contaminant into the environment.
“Equitable Principles” means (i) bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors’ rights and remedies generally, and (ii) general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).
“Equity Holders” means the Common Stockholders and Preferred Stockholders.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“Escrow Agent” means TMI Trust Company.
“Exchange Act” means the Securities Exchange Act of 1934, as amended.
“Facilities” means shall mean all buildings and improvements on the Real Property.
“Fully Diluted Preferred Shares” means an amount equal to the total number of shares of Preferred Stock outstanding immediately prior to the Effective Time.

“Fully Diluted Shares” means an amount equal to the sum of (i) the total number of shares of Common Stock outstanding immediately prior to the Effective Time; plus (ii) the total number of shares of Preferred Stock outstanding immediately prior to the Effective Time.
“GAAP” means generally accepted accounting principles in the United States of America in effect from time to time and consistently applied.
“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator (public or private), court or tribunal of competent jurisdiction.
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.
“Indebtedness” of any Person means, without duplication, (i) indebtedness for borrowed money, (ii) long or short-term obligations evidenced by notes, debentures, bonds or other similar instruments, (iii) obligations for the deferred purchase price of property or services, conditional sale obligations and obligations under any title retention agreement, (iv) obligations under any interest rate, currency swap or other hedging agreement or arrangement, (v) capital lease obligations, (vi) the accrued but unpaid income Taxes payable (for the avoidance of doubt, net of any loss for Tax purposes in accordance with Section 10.1(b)(ii) and net of any income Taxes receivable), (vii) deferred compensation obligations and accrued bonus obligations for the pro rata portion of the 2016 calendar year represented by the Pre-Closing Period, as determined in accordance with the Benefit Plans in effect as of the Execution Date, (viii) reimbursement obligations under any letter of credit, banker’s acceptance or similar credit transactions, (ix) obligations of the type referred to in clauses (i) through (x) of other Persons for the payment of which such Person or its Subsidiaries is responsible or liable, directly or indirectly, as obligor, guarantor or surety, and (xi) any unpaid interest, prepayment penalties, premiums, costs and fees that would arise or become due as a result of the prepayment of any of the obligations referred to in the foregoing clauses (i) through (ix); provided, however, that except for obligations of the type referred to in clauses (vi) and (vii), Indebtedness of the Company and its Subsidiaries shall not include any amounts taken into account in the calculation of Working Capital as of the Closing Date.
“Indemnification Claim” means any claim in respect of which payment may be sought under Article IX or Article X.
“Indemnity Escrow Amount” means One Million Six Hundred Twenty-Five Thousand Dollars ($1,625,000).
“Intellectual Property” means all intellectual property rights, pursuant to the Laws of any jurisdiction throughout the world, whether registered or unregistered, including any and all (i) trademarks, service marks, trade names, brand names, logos, trade dress, design rights and other similar designations of source, sponsorship, association or origin, together with the goodwill connected with the use of and symbolized by, and all registrations, applications and renewals for, any of the foregoing, (ii) internet domain names, whether or not trademarks, web addresses, web pages, websites and related content, and URLs, (iii) works of authorship, whether or not copyrightable, including copyrights, moral rights, and all registrations, applications for registration and renewals of such copyrights, (iv) inventions, trade secrets, business and technical information and know-how, databases, and other confidential and proprietary information and all rights therein, (v) patents (including all reissues, divisionals, provisionals, continuations and continuations-in-part, re-examinations, renewals, substitutions and extensions thereof), patent applications, and other patent rights, and (vi) software and firmware, including data files, source code, object code, application programming interfaces, architecture, files, records, schematics, computerized databases and related documentation.
“IRS” means the United States Internal Revenue Service.
“Knowledge” means, with respect to the Company, the actual knowledge (after reasonable due inquiry) of any Person set forth on Section 13.1(a) of the Company Disclosure Schedule.
“Law” means any law, statute, ordinance, regulation, resolution, code, constitution, treaty, common law, Order, other requirement or rule of law of any Governmental Authority.
“Legal Proceeding” means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature (civil, criminal, administrative, regulatory or otherwise), public or private, whether at law or in equity, by or before a Governmental Authority or arbiter.
“Lien” means any charge, claim, condition, deed of trust, easement, encroachment, encumbrance, lien (statutory or other), pledge, mortgage, or security interest of any kind.
“Losses” means all losses, damages, liabilities, deficiencies, penalties, fines, costs or expenses of whatever kind, including reasonable attorneys’ fees and other professionals’ fees and expenses, and the cost of enforcing any right to indemnification hereunder; provided, however, that “Losses” shall not include punitive damages or losses, except to the extent actually paid with respect to a Third Party Claim.
“Merger Consideration” means the amounts into which shares of Company Stock shall have been converted pursuant to Section 2.3(a).
“Non-Voting Common Stock” means the Company’s Non-Voting Common Stock, par value $0.001 per share.
“NPL” means the National Priorities List.
“Order” means any order, injunction, judgment, decree, stipulation, determination, ruling, writ, assessment, arbitration or other award entered by or with any Governmental Authority.

“Ordinary Course of Business” means the ordinary and usual course of business of the Company and its Subsidiaries consistent with past practices; provided, however, that violations of Laws, Orders or Permits and breaches or violations of Contracts shall be deemed outside the Ordinary Course of Business.
“Organizational Documents” means, with respect to a particular Person (other than a natural person), the certificate/articles of formation/incorporation/organization, bylaws, partnership agreement, limited liability company agreement, stockholders agreement, trust agreement or other similar organizational document or agreement, as applicable, of such Person (as any of the same may be amended, restated, supplemented or otherwise modified).
“PBGC” means the Pension Benefit Guaranty Corporation.
“Per Share Common Consideration” means an amount equal to (i)(A) the Estimated Purchase Price, minus (B) the Preferred Redemption Amount, divided by (ii) the number of Fully Diluted Shares; provided that, if (i) is less than or equal to Zero Dollars and Zero Cents ($0.00), then the Per Share Common Consideration shall be Zero Dollars and Zero Cents ($0.00).
“Per Share Preferred Consideration” means, with respect to each share of Preferred Stock, an amount equal to the lesser of (x) (i) the Estimated Purchase Price multiplied by (ii) the Preferred Percentage of such share of Preferred Stock and (y) (i) Nine Hundred Ninety-Nine Dollars ($999) plus (ii) all accrued and unpaid dividends to which such share of Preferred Stock is entitled.
“Permits” means any approvals, authorizations, certificates, consents, franchises, licenses, permits, registrations, variances or similar rights obtained, or required to be obtained, from a Governmental Authority.
“Permitted Liens” means (i) Liens for easements and rights of way and zoning ordinances affecting the Real Property which are not, individually or in the aggregate, material to the business of the Company and its Subsidiaries; (ii) Liens for Taxes or other governmental charges not yet due or payable or being contested in good faith; (iii) mechanics’, carriers’, workers’, repairers’ and similar Liens that are not yet due and payable or are being contested in good faith; (iv) title of a lessor under a capital or operating lease; and (v) with respect to any Leased Real Property, any Liens to the extent such matters affect the fee estate of the owner of such Leased Real Property.
“Person” means any individual, corporation, partnership, firm, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Authority or other entity.
“Post-Closing Period” means any taxable period beginning after the Closing Date and any portion of a Straddle Period beginning on the day after the Closing Date.
“Pre-Closing Period” means any taxable period ending on or before the Closing Date and the portion of a Straddle Period beginning before the Closing Date and ending on the Closing Date.

“Preferred Percentage” means, with respect to each share of Preferred Stock, the percentage obtained by dividing (x) (i) Nine Hundred Ninety-Nine Dollars ($999) plus (ii) all accrued and unpaid dividends to which such share of Preferred Stock is entitled, by (y) the Preferred Redemption Amount.
“Preferred Redemption Amount” means (x) the product of (i) Nine Hundred Ninety-Nine Dollars ($999) multiplied by (ii) the number of Fully Diluted Preferred Shares plus (y) the aggregate amount of the accrued and unpaid dividends to which all shares of Preferred Stock are entitled.
“Preferred Stock” means the Company’s Series A-1 Preferred Stock, $0.001 par value.
“Preferred Stockholder” means a holder of Preferred Stock outstanding immediately prior to the Effective Time.
“Pro Rata Percentage” means, for each Equity Holder, a percentage calculated (x) at all times prior to the time at which the aggregate Preferred Redemption Amount has been paid, by dividing (A) the total number of shares of Preferred Stock held by such Equity Holder immediately prior to the Effective Time by (B) the Fully Diluted Preferred Shares and (y) at all times from and after the time at which the aggregate Preferred Redemption Amount has been paid, by dividing (A)(i) the total number of shares of Common Stock held by such Equity Holder immediately prior to the Effective Time plus (ii) the total number of shares of Preferred Stock held by such Equity Holder immediately prior to the Effective Time by (B) the Fully Diluted Shares.
“Purchaser Material Adverse Effect” means any event, occurrence, fact, condition or change that is, or could reasonably be expected to become, individually or in the aggregate, materially adverse to the ability of the Purchaser and/or Merger Sub to consummate the Transaction on a timely basis or perform its or their obligations under this Agreement; provided, however, that “Purchaser Material Adverse Effect” shall not include any event, occurrence, fact, condition or change arising out of or attributable to the enactment, promulgation, application or threatened or actual judicial or administrative investigation or Legal Proceeding under, or enforcement of, any antitrust, merger control, competition or fair trade Law with respect to the consummation of the Transaction which adversely affects Purchaser’s ability to execute, deliver, or perform its obligations under this Agreement or to consummate the Transaction.
“R&W Insurance Policy Coverage Amount” means the maximum coverage amount (expressed in dollars) under the R&W Insurance Policy, as may be decreased, from time to time, by the amount of any claims actually paid by the insurer under the R&W Insurance Policy.
“Real Property” means, collectively, the Owned Real Property and the Leased Real Property.
“Release” means the release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migrating into the indoor or outdoor environment of any Contaminant through, in, into or from the air, soil, surface water, groundwater or any property.

“Remedial Action” means actions required under Environmental Law to (i) clean up, remove, treat or in any other way address Contaminants in the indoor or outdoor environment, (ii) prevent the Release or threat of Release or minimize the further Release or threat of Release of Contaminants, or (iii) investigate and determine if a remedial response is needed, design such a response and perform post-response investigation, monitoring, operation, maintenance and care.
“Schedules” means the Company Disclosure Schedule and/or the Purchaser Disclosure Schedule, as the case may be.
“Stockholder” means a holder of Company Stock outstanding immediately prior to the Effective Time.
“Subsidiary” means any Person of which a majority of the outstanding share capital, voting securities or other equity interests is owned, directly or indirectly, by another Person.
“Tax” or “Taxes” means any federal, state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, equity, social security, disability, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, value added, customs, duties, alternative, add-on minimum or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.
“Tax Return” means any return, declaration, report, claim for refund, information return or statement or any schedule or attachment thereto, and including any amendment thereof, relating to Taxes.
“Taxing Authority” means the IRS or any governmental agency, board, bureau, body, department or authority having or purporting to exercise jurisdiction with respect to any Tax.
“Transaction” means the transactions contemplated by this Agreement and the other Transaction Agreements, including the Merger.
“Transaction Agreements” means this Agreement, the Confidentiality Agreement, the Escrow Agreement, the Letters of Transmittal and each other agreement, document, instrument or certificate contemplated by this Agreement to which the Company, Purchaser, the Representative or an Equity Holder (including Equity Sponsor) is a party or to be executed by the Company, Purchaser, the Representative or an Equity Holder (including Equity Sponsor) in connection with the consummation of the Transaction.
“Voting Common Stock” means the Company’s Voting Common Stock, par value $0.001 per share.
“WARN Act” means the Workers Adjustment and Retraining Notification Act of 1988, as amended, or any similar Law.

“Working Capital” means, with respect to the Company and its Subsidiaries, on a consolidated basis,  (i) those current assets of the Company and its Subsidiaries, as of the close of business on the Closing Date, that are included in the line item categories of current assets specifically identified on Exhibit B, reduced by (ii) those current liabilities of the Company and its Subsidiaries, as of the close of business on the Closing Date, that are included in the line item categories of current liabilities specifically identified on Exhibit B, in each case, without duplication, and as determined in a manner strictly consistent with the Accounting Rules. Notwithstanding anything to the contrary contained herein, in no event shall “Working Capital” include any amounts with respect to (A) except for obligations of the type referred to in clause (vi) of Indebtedness, any income Taxes or deferred Tax assets and liabilities, (B) any fees, expenses or liabilities related to any financing by Purchaser and its Affiliates of the Transaction, (C) any intercompany accounts and transactions between the Company, on the one hand, and any of its Subsidiaries on the other hand, or between any Subsidiaries of the Company, (D) any Company Transaction Expense, Closing Date Indebtedness (except for obligations of the type referred to in clauses (vi) and (vii) of Indebtedness) or Closing Cash, (E) any liabilities of the Company or its Subsidiaries, on the one hand, and the Equity Holders or any of their respective Affiliates, on the other hand, which are being discharged, terminated or cancelled pursuant to Section 2.3, (F) accrued straight line leasing liabilities or (G) any deposit held by a lessor under a Real Property Lease.
“Working Capital Target” means One Hundred Five Million Five Hundred Thousand Dollars ($105,500,000).
(b)Terms Defined Elsewhere in this Agreement.

ABP II    Preamble
Accounting Referee    Section 2.5(d)(ii)
Acquisition Proposal    Section 6.6(a)
Agreement    Preamble
Amendment to Certificate of Incorporation    Section 4.3(a)
Balance Sheet    Section 4.5(a)
Balance Sheet Date    Section 4.5(a)
Basket    Section 9.2(c)(i)
Benefit Plans    Section 4.16(a)
Board Recommendation    Section 6.2(c)
Certificate of Merger    Section 1.1
Certificates    Section 2.4(b)
Claim    Section 12.13(b)
Claim Notice    Section 9.3(a)
Closing    Section 3.1
Closing Date    Section 3.1
Closing Date Purchase Price    Section 2.5(c)
Closing Payment    Section 2.2
Closing Statement    Section 2.5(a)

Company    Preamble
Company Disclosure Schedule    Article IV
Company Financial Statements    Section 4.5(a)
Company R&W Premium Amount    Section 7.9
Company Transaction Expense    Section 7.9
Confidentiality Agreement    Section 7.3
Consenting Stockholders    Section 6.2(a)
Customer DD Period    Section 7.8(a)
Customer Surveys    Section 7.8(a)
D&O Expenses    Section 7.6(a)
D&O Indemnifiable Claim    Section 7.6(a)
D&O Indemnified Person    Section 7.6(a)
Delaware Courts    Section 12.3
DGCL    Recitals
Dispute Notice    Section 2.5(d)(i)
Dispute Period    Section 9.3(b)
Dissenting Shares    Section 6.2(d)
Effective Time    Section 1.1
Environmental Inspections    Section 7.1(d)(i)
Environmental Permits    Section 4.12(a)(ii)
Equity Holder Group    Section 12.14
Equity Holders Indemnified Parties    Section 9.2(b)
Equity Sponsor    Preamble
Equity Sponsors    Preamble
Escrow Agreement    Section 3.2(f)
Estimated Closing Cash    Section 2.5(a)
Estimated Closing Date Working Capital    Section 2.5(a)
Estimated Purchase Price    Section 2.5(a)
Exchange Agent    Section 2.4(a)
Exchange Agreement    Section 2.4(a)
Execution Date    Recitals
Expiration Date    Section 9.1
Final Closing Date Purchase Price    Section 2.5(e)
Fundamental Representations    Section 9.1
Governmental Approval    Section 4.3(b)
Hogan Lovells    Section 12.14
Indemnified Parties    Section 9.2(b)
Indemnifying Party    Section 9.3(a)
Indemnity Escrow Fund    Section 2.6(e)
Information Statement    Section 6.2(a)
Insurance Policies    Section 4.19
Leased Real Property    Section 4.11(c)
Letter of Transmittal    Section 2.4(b)
Lost Stock Affidavit    Section 2.4(b)
Material Contracts    Section 4.13(a)

Material Customers    Section 4.14(a)
Material Suppliers    Section 4.14(b)
Merger    Recitals
Merger Sub    Preamble
Multiemployer Plan    Section 4.16(c)
Offshore    Preamble
Original Agreement    Recitals
Outside Date    Section 11.1(b)
Owned Real Property    Section 4.11(a)
Parties    Preamble
Party    Preamble
Pay-Off Letters    Section 7.5
PCBs    Section 4.12(a)(xi)
Pre-Closing Statement    Section 2.5(a)
Purchase Price    Section 2.1
Purchaser    Preamble
Purchaser Disclosure Schedule    Article V
Purchaser Indemnified Parties    Section 9.2(a)
R&W Insurance Policy    Section 7.9
Real Property Lease    Section 4.11(c)
Related Party    Section 4.18
Representative    Preamble
Representative Expense Fund    Section 12.13(c)
Schultz    Preamble
Settlement    Section 9.3(a)
Stockholder Approval    Section 4.2(b)
Straddle Period    Section 10.1(c)
Surveys    Section 7.1(d)(ii)
Surviving Corporation    Section 1.2
Tax Claim    Section 10.1(d)
Third-Party Claim    Section 9.3(a)
Transfer Taxes    Section 12.1(b)
Written Consent    Section 6.2(a)

13.2    Certain Interpretive Matters. Unless otherwise expressly provided, for purposes of this Agreement, the following rules of interpretation shall apply:
(a)Time of the Essence; Calculation of Time Periods. Time is of the essence for each and every provision of this Agreement. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded. If the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day.

(b)Dollars. Any reference in this Agreement to “$” or dollars shall mean U.S. dollars.
(c)Exhibits/Schedules/Construction. The Exhibits and Schedules to this Agreement are an integral part of this Agreement and are hereby incorporated herein and made a part hereof as if set forth herein. Any capitalized terms used in any Schedule or Exhibit but not otherwise defined therein shall be defined as set forth in this Agreement.
(d)Gender and Number. Any reference in this Agreement to gender shall include all genders, and words imparting the singular number only shall include the plural and vice versa.
(e)Headings. The division of this Agreement into Articles, Sections and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect or be utilized in construing or interpreting this Agreement. All references in this Agreement to any “Article”, “Section” or other subdivision are to the corresponding Article, Section or other subdivision of this Agreement unless otherwise specified.
(f)Herein. The words such as “herein”, “hereinafter”, “hereof”, “hereunder” and “hereto” refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires.
(g)Including. The word “including” or any variation thereof means “including, without limitation” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it.
(h)Made Available. An item shall be considered “made available” to a Party hereto, to the extent such phrase appears in this Agreement, only if such item posted by the Company or its representatives in the Data Room as of 9:00 a.m., Eastern Time, at least two (2) Business Days prior to the Execution Date.
(i)Joint Negotiation and Drafting. The Parties have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first written above.

PURCHASER: UNIVERSAL FOREST PRODUCTS, INC. By: /s/ Michael R. Cole Name: Michael R. Cole Title: Treasurer
MERGER SUB: UFP APPLE MERGER SUB, INC. By: /s/ Michael R. Cole Name: Michael R. Cole Title: Treasurer

[Signature Page Amended and Restated Agreement and Plan of Merger]

THE COMPANY: IDX HOLDINGS, INC. By: /s/ Terrence L. Schultz Name: Terrence L. Schultz Title: President

EQUITY SPONSORS:
solely for purposes of Sections 2.5(d)(ii), 2.5(e)(ii), 6.6, 7.4, 10.2 and 12.9 and Article IX
ACON-BASTION PARTNERS II, L.P.
By: Acon-Bastion GenPar, L.L.C.
Its: General Partner
By:  /s/ Ken Brotman
   Name: Ken Brotman
   Title: Founding Member
ACON-BASTION PARTNERS II (OFFSHORE), L.P.
By: Acon-Bastion GenPar, L.L.C.
Its: General Partner
By:  /s/ Ken Brotman
   Name: Ken Brotman
   Title: Founding Member

REPRESENTATIVE: ABP II SR, L.L.C. By: /s/ Ken Brotman Name: Ken Brotman Title: Managing Director

[Signature Page Amended and Restated Agreement and Plan of Merger]

SCHULTZ:
solely for purposes of Sections 2.5(d)(ii), 2.5(e)(ii), 2.6, 6.6, 7.4, 10.2 and 12.9 and Article IX

/s/ Terrence L. Schultz
Terrence L. Schultz

[Signature Page Amended and Restated Agreement and Plan of Merger]

List of all Exhibits and Schedules to
Amended and Restated Agreement and Plan of Merger

Exhibit A     Form of Letter of Transmittal
Exhibit B    Sample Pre-Closing Statement and Working Capital with Agreed Principles
Exhibit C    Form of Escrow Agreement
Exhibit D    Amendment to Certificate of Incorporation

Schedule A    Company Disclosure Schedule
Schedule B    Purchaser Disclosure Schedule
Schedule C    Contacted Customers
Schedule D    No Indemnification Matters